SCHEDULE 14A
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                                                      [X]
Filed by a Party other than the Registrant                                   [ ]
Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ]    Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2)

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Section 240-14a-11(c) or Section
       240-14a-12

                           Marlton Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

       1) Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

       2) Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

       4) Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

       5) Total fee paid:

          ----------------------------------------------------------------------


[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:_______________________________________________

       2) Form, Schedule or Registration Statement No.:_________________________

       3) Filing Party:_________________________________________________________

       4) Date Filed:___________________________________________________________

                           MARLTON TECHNOLOGIES, INC.
                                2828 CHARTER ROAD
                        PHILADELPHIA, PENNSYLVANIA 19154

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 19, 2005
                                     9:00 AM

Dear Shareholder:

         We strongly encourage your attendance and participation at a Special Meeting of Shareholders of Marlton Technologies, Inc., which will be held in the Pennsylvania Suite of the Double Tree Club Hotel at 9461 Roosevelt Boulevard, Philadelphia, Pennsylvania, 19114 on Monday, December 19, 2005, commencing at 9:00 AM to consider and vote upon the following matters:

         1. a proposal to amend the Articles of Incorporation to effect a 1 for 5,000 reverse stock split of the Company's class of Common Stock; and

         2. the transaction of such other business as may properly come before the Special Meeting or any adjournments thereof.

         As a result of the reverse stock split if approved, (i) each shareholder holding fewer than 5,000 shares of the Company's Common Stock will receive $1.25 per share in cash from the Company and will cease to be a Marlton shareholder; (ii) each shareholder holding greater than 5,000 shares of the Common Stock will receive one share for every 5,000 shares they own and will receive $1.25 in cash for each share that would otherwise be converted into a fractional share as a result of the proposed reverse stock split; and (iii) the number of shareholders of record of the Company will decrease to fewer than 300 holders so that the Company can deregister its Common Stock as a class under the Securities Exchange Act of 1934, and terminate the Company's public reporting obligation with the Securities and Exchange Commission.

         We have enclosed a proxy statement which more fully explains the proposed reverse split. Only holders of record as of the close of business on October 31, 2005, will be entitled to receive notice of and to vote at the Special Meeting and any adjournments thereof.

         THE BOARD OF DIRECTORS EMPHASIZES THE IMPORTANCE OF YOUR VOTE ON THE PROPOSAL DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THE BOARD HAS REVIEWED THE TERMS OF THE PROPOSED REVERSE STOCK SPLIT AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE PROPOSED REVERSE STOCK SPLIT.

         WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE FORM OF PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                           By Order of the Board of Directors,

                                           Alan I. Goldberg
                                           Corporate Secretary

                           MARLTON TECHNOLOGIES, INC.
                                2828 CHARTER ROAD
                        PHILADELPHIA, PENNSYLVANIA 19154

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 19, 2005
                                     9:00 AM

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Marlton Technologies, Inc. (the "Company" or "Marlton"), to be used at a Special Meeting of Shareholders to be held in the Pennsylvania Suite of the Double Tree Club Hotel at 9461 Roosevelt Boulevard, Philadelphia, Pennsylvania, 19114 on December 19, 2005, commencing at 9:00 AM, and at any adjournments thereof (the "Special Meeting"). If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified by the shareholder. This proxy statement and form of proxy were first mailed or delivered to shareholders on or about November 17, 2005.

         You are being asked to consider and vote on the following matters:

         1. a proposal to amend the Company's Articles of Incorporation to effect a 1 for 5,000 reverse stock split (the "Reverse Split") of the Company's class of Common Stock (the "Common Stock"); and

         2. the transaction of such other business as may properly come before the Special Meeting or any adjournments thereof.

         As a result of the Reverse Split if approved, (i) each shareholder holding fewer than 5,000 shares of Common Stock will receive $1.25 per share in cash from the Company and will cease to be a Marlton shareholder; (ii) each shareholder holding greater than 5,000 shares of Common Stock will receive one share for every 5,000 shares they own and will receive $1.25 in cash for each share that would otherwise be converted into a fractional share as a result of the Reverse Split; and (iii) the number of shareholders of record of the Company will decrease to fewer than 300 holders so that the Company can deregister its Common Stock as a class under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and terminate the Company's public reporting obligation with the Securities and Exchange Commission (the "SEC").

THE REVERSE SPLIT DESCRIBED IN THIS PROXY STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE SPLIT NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               SUMMARY TERM SHEET

         The following summary term sheet, including the section entitled "QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE REVERSE SPLIT," emphasizes certain material details of the proposed Reverse Split. In addition to reviewing this summary term sheet, we strongly encourage you to read the more detailed description of the proposed transaction provided in this proxy statement. The date on which the Reverse Split takes effect is referred to herein as the "Effective Date."

REVERSE  SPLIT                The Board has unanimously approved the Reverse
                              Split in order to reduce the Company's number of shareholders of record to fewer than 300 holders.
                              If approved at the Special Meeting, shareholders who own fewer than 5,000 shares of Common Stock on the Effective Date will no longer be shareholders of the Company ("Discontinued Shareholders").
                              Shareholders holding more than 5,000 shares on the Effective Date will remain shareholders of the Company after the Reverse Split ("Continuing
                              Shareholders"), but will receive payment for any fractional shares that would otherwise result from the Reverse Split. The shares we purchase will be cancelled and the outstanding shares eliminated by the Reverse Split will become authorized but unissued shares. See "PROPOSAL NO.1 - TO EFFECT A
                              REVERSE STOCK SPLIT."

PAYMENT Discontinued Shareholders will receive $1.25 in cash per share as a result of the Reverse Split; Continuing Shareholders will receive the same cash consideration for any shares that would otherwise become fractional shares as a result of the Reverse Split. See "Effects on Shareholders with Fewer Than 5,000 Shares of Common Stock" and "Effects on Shareholders with 5,000 or More Shares of Common Stock."

SHAREHOLDER APPROVAL          Approval of the Reverse Split will require the
                              affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Special Meeting where a quorum is present. According to the bylaws of the Company, a quorum exists when at least a majority of the votes entitled to be cast on an issue are present at the meeting either in person or by proxy. Senior officers of the Company are record owners of approximately 43% of the outstanding shares of Common Stock and have indicated that they will vote to approve the Reverse Split. The transaction does not require the approval of a majority of the unaffiliated shareholders. See
                              "PROPOSAL NO.1 - TO EFFECT A REVERSE STOCK SPLIT."

PURPOSE OF TRANSACTION        The Reverse Split represents the first step in the
                              Company's plan to terminate its public reporting obligations under the

                              Exchange Act by reducing the number of its shareholders of record to fewer than 300 holders, and deregistering its class of Common Stock from under the Exchange Act. See "Purposes and Advantages of the Reverse Split."

REASONS FOR TRANSACTION       The Board believes that the burdens of escalating
                              costs and heightened disclosure obligations associated with being a public reporting company, particularly the pending internal control, audit assessment and review requirements of Section 404 of the Sarbanes-Oxley Act of 2002 ("SOA"), and the limited trading market and analyst coverage for the Common Stock outweigh the perceived benefits of being a public reporting company. See "Purposes and Advantages of the Reverse Split."

SPECIAL COMMITTEE             The Board appointed a Special Committee composed
                              of three independent directors to consider and review the terms of the Reverse Split and to recommend the approval or rejection of the Reverse
                              Split to the Board. The Special Committee retained the investment banking firm of Mufson Howe Hunter
                              & Partners LLC ("MHH") as its financial advisor to evaluate and report on the fairness of the Reverse
                              Split to unaffiliated shareholders. See "PROPOSAL
                              NO.1 - TO EFFECT A REVERSE STOCK SPLIT -
                              Background of the Proposal."

FAIRNESS OF TRANSACTION       MHH has rendered its opinion that the
                              consideration is fair to unaffiliated
                              shareholders. Based in part on that opinion, the Board believes that the consideration is fair to the Company's shareholders, including its unaffiliated shareholders, and recommends that shareholders vote to approve the Reverse Split.
                              See "Fairness of the Reverse Stock Split."

POTENTIAL CONFLICTS           Our executive officers, directors and other
OF INTEREST                   affiliates may have interests in the transaction
                              that are different from those of our shareholders generally. Most notably, the percentage beneficial ownership interests of all Continuing
                              Shareholders, including our directors and executive officers, will increase slightly as a result of the Reverse Split. See "Special
                              Interests of Affiliated Persons in the
                              Transaction" and "Securities Ownership of Certain
                              Beneficial Owners and Management."

DISSENTERS' OR                Shareholders who receive shares and/or cash in the
APPRAISAL RIGHTS              Reverse Split do not have dissenters' or appraisal
                              rights under Pennsylvania law. The Board did not consider the presence or lack of appraisal rights to be a material factor in its consideration and approval of the Reverse Split. See "Appraisal and Dissenters' Rights."

TRADING MARKET                After the Company deregisters its Common Stock
                              from under the Exchange Act, the Company will no longer be eligible to list its shares on the American Stock Exchange (the "Amex"). As a result of the delisting, the Common Stock will no longer be quoted or traded on Amex but may be traded on the over-the-counter market and be quoted in the Pink Sheets, although no assurances in this regard can be made.

FINAL BOARD                   The Board adopted all of the resolutions necessary
APPROVAL                      to effectuate the Reverse Split at its meeting on
                              November 4, 2005. If the proposal is approved by the shareholders, the Board would still retain the authority to determine whether to effect the Reverse Split. While it is unlikely that it would do so, the Board could elect to delay or even abandon the Reverse Split without further action by shareholders. The Board has not identified any specific contingencies which might lead to the delay or abandonment of the Reverse Split, and any such decision would most likely occur only as the result of an extraordinary event outside of the ordinary course of business. If approved by the shareholders, the Board's intention is to complete the Reverse Split so that the Company has less than 300 holders of record on January 1, 2006. See
                              "PROPOSAL NO.1 - TO EFFECT A REVERSE STOCK SPLIT."


CERTIFICATES                  Shareholders should not send stock certificates to
                              the Company at this time. If the Reverse Split is approved and effected, shareholders will be notified about forwarding certificates and receiving payment and replacement certificates.

               QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND
                                THE REVERSE SPLIT

Q:  WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

         A: The Special Meeting will be held in the Pennsylvania Suite of the Double Tree Club Hotel at 9461 Roosevelt Boulevard, Philadelphia, Pennsylvania, 19114 on December 19, 2005 at 9:00 AM.

Q:  WHAT PROPOSALS WILL BE VOTED ON AT THE SPECIAL MEETING?

         A: Shareholders will be asked to vote on a proposal to approve the Reverse Split, and to transact such other business as may properly come before the meeting.

Q:  WHY IS THE REVERSE SPLIT BEING PROPOSED?

         A: If completed, the Reverse Split would reduce the number of shareholders of record to fewer than 300 holders and would allow the Company to deregister its class of Common Stock under the Exchange Act and terminate its public company reporting obligations. As a result, the Company would no longer be obligated to comply with the SEC's public company reporting requirements or the existing and the new SOA provisions.

Q:  WHAT ARE THE ADVANTAGES OF DEREGISTERING?

         A: The following list enumerates the benefits of deregistration from the Exchange Act.

         o Elimination of the Company's estimated annual public company expenses of $303,000 for the preparation and filing of disclosure documents under the Exchange Act with the SEC, including incremental audit and accounting costs.

         o Elimination of the cost of compliance with SOA and related regulations, including in particular SOA Section 404, which requires public reporting companies to establish costly systems of internal controls over financial reporting and to provide annual assessments of the efficacy of such controls. The Company estimates that these costs would be $50,000 annually, as well as an initial SOA 404 compliance expense of $150,000 to be incurred in the Company's 2006 fiscal year.

         o Increased protection of sensitive customer and commercial or financial information from disclosure to current and future competitors.

         o The opportunity for our shareholders who hold fewer than 5,000 shares immediately before the Reverse Split to receive cash for their shares without having to pay brokerage commissions and other transaction costs.

         o Time and resource savings that management may allocate to the achievement of the Company's strategic business objectives rather than meeting public company reporting obligations.

Q:  WHAT ARE THE DISADVANTAGES OF DEREGISTERING?

         A: The following list enumerates the disadvantages of deregistration from the Exchange Act.

         o Discontinued Shareholders will not have an opportunity to liquidate their shares after the Reverse Split at a time and for a price of their own choosing; instead, they will receive a pre-determined amount of cash for their shares and will no longer be our shareholders with the opportunity to participate in or benefit from any future potential appreciation in our value.

         o Continuing Shareholders will not be able to readily access information regarding the Company and its operations from publicly available materials filed with the SEC or Amex following the Reverse Split.

         o Our shares may experience a further reduction in liquidity as a result of their delisting from trading on Amex.

         o Equity-based compensation, such as stock options, may be perceived to have less value due to our status as a non-reporting company. This may adversely effect our ability to recruit key employees.

         o Our Common Stock may become less attractive as consideration for acquisitions of other operating companies or assets.

         o The Company will be less able to access the public markets for additional financing in the future.

Q: IS IT POSSIBLE THAT THE NUMBER OF HOLDERS OF RECORD WILL INCREASE, THEREBY MAKING US A REPORTING COMPANY AGAIN?

         A: We would have to re-register under the Exchange Act if the number of holders of record of our Common Stock exceeds 300 holders of record on January 1 of any subsequent year. After the Reverse Split is effected, we may attempt to repurchase any shares of Common Stock proposed to be transferred by a Continuing Shareholder if such proposed transfer might cause the number of holders of record of our Common Stock to equal or exceed 300.

Q: IF I OWN FEWER THAN 5,000 SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A SHAREHOLDER AFTER THE TRANSACTION?

         A: If you currently own fewer than 5,000 shares of our Common Stock, you can continue to be a shareholder after the Effective Date by purchasing, in the open market or in private purchases, enough additional shares to cause you to own a minimum of 5,000 shares in a single account immediately prior to the Effective Date. There is no assurance, however, that any shares will be available for purchase prior to the Effective Date.

Q: IS THERE ANYTHING I CAN DO TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION IF I CURRENTLY OWN MORE THAN 5,000 SHARES?

         A: If you currently own 5,000 or more shares, you can receive cash for shares you own as of the Effective Date if you reduce your ownership to fewer than 5,000 shares by selling such shares in the open market or otherwise transferring them. There is no assurance, however, that any purchasers of shares will be available prior to the Effective Date.

Q: WHAT HAPPENS IF I OWN A TOTAL OF 5,000 OR MORE SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 5,000 SHARES OF RECORD IN MY NAME AND FEWER THAN 5,000 SHARES WITH MY BROKER IN "STREET NAME"?

         A: Holding shares in "street name" means that your brokerage firm holds your securities in its name or the name of another shareholder nominee rather than in your name, but your firm keeps records showing you as the real or beneficial owner. These shareholder nominees will advise our paying agent of the number and size of such nominees' beneficial owner accounts and the paying agent will forward to such nominees the number of whole shares and/or the corresponding cash amount in lieu of fractional shares for the benefit of each individual account. Shareholder nominees will not aggregate the holdings of the individual beneficial accounts they hold. Similarly, shareholder nominees will not aggregate the shares held by you in a beneficial account with any shares you may hold of record.

         An example of this would be that you have 1,000 shares registered in your own name with our transfer agent and you have 4,000 shares registered with your broker in street name. Accordingly, you are the beneficial owner of a total of 5,000 shares, but you do not own 5,000 shares of record or beneficially in the same name. If this is the case, as a result of the transaction, you would receive cash for the 1,000 shares you hold of record, and you will also receive cash for the 4,000 shares held in street name. You can avoid this result by consolidating your holdings of 5,000 or more shares into a single account prior to the Effective Date.

Q:  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

         A: Shareholders who do not receive any cash as a result of the Reverse Split should not recognize any gain or loss. For Continuing Shareholders, their tax basis in the shares of our Common Stock should change proportionally after the Reverse Split, but the holding period will remain the same. Shareholders who will be paid in cash for some or all of their shares of our Common Stock as a result of this transaction will generally recognize capital gain or loss for federal income tax purposes if the shares were held for more than one year. Such gain or loss will be measured by the difference between the cash received by such shareholder and the aggregate adjusted tax basis of the shares of Common Stock that were cancelled in the transaction. Continuing Shareholders who received cash for fractional shares as a result of the Reverse Split may have dividend income. While we do not provide tax advice to any shareholder, a summary of the generally applicable material tax consequences of the Reverse Split can be found in the section "Federal Income Tax Consequences."

Q:  AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

         A: Under the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), statutory dissenters' or appraisal rights are not available in a reverse stock split transaction.

Q:  WHAT IS THE VOTING RECOMMENDATION OF OUR BOARD OF DIRECTORS?

         A: Based on the recommendation of the Special Committee and the report of MHH, the Board has determined that the Reverse Split is advisable and in the best interests of the Company and its shareholders. The Board has therefore unanimously approved the Reverse Split and recommends that you vote "FOR" approval of this matter at the Special Meeting.

Q: WHAT IS THE COST TO THE COMPANY TO EFFECT THE REVERSE STOCK SPLIT?

         A: We estimate that the total cash outlay of the Reverse Split will be approximately $1,813,500, including the amount to be paid in lieu of fractional shares. This figure includes $251,000 in transaction expenses which we expect to incur, including the legal, accounting and financial advisor fees, and distribution costs, and $1,562,500 in cash to be paid for the shares. This total outlay could increase or decrease if the number of fractional shares that would otherwise be outstanding upon the Reverse Split changes as a result of purchases or sales of shares of our Common Stock prior to the Effective Date.

Q:  WHAT SHARES CAN I VOTE?

         A: You may vote all shares of our Common Stock that you own as of the close of business on the record date, which is October 31, 2005. These shares include (1) shares held directly in your name as the holder of record, and (2) shares held for you in street name as the beneficial owner through a nominee (such as a broker or bank). Nominees may have different procedures and, if you own shares in a street name, you should contact your nominee prior to voting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

         A: No. If the Reverse Split is approved and consummated, we will send instructions on where to send your stock certificates and how you will receive any cash payments you may be entitled to receive.

Q:  CAN I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?

         A: Whether you hold your shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. For record owners, you may vote by signing your proxy card and mailing it in the enclosed, pre-addressed envelope or, for shares held in street name, by signing the voting instruction card sent to you by your broker or nominee and returning it as instructed. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted in favor of the Reverse Split.

Q:  CAN I CHANGE MY VOTE?

         A: You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, proxies may be revoked at any time prior to being voted (i) by delivery of written notice to the Company's Corporate Secretary, (ii) by submission of a later dated proxy (which automatically revokes the earlier dated proxy card), or (iii) by revoking the proxy and voting in person at the Special Meeting. Attendance at the Special Meeting will not cause your previously signed proxy card to be revoked unless you specifically so request. For shares held beneficially by you in street name, you may change your vote only by submitting new voting instructions to your broker or nominee. Shares held in street name may not be voted by you at the Special Meeting other than through voting instructions submitted to your broker or nominee before the meeting.

Q:  WHAT ARE THE VOTING REQUIREMENTS TO APPROVE THE REVERSE SPLIT?

         A: Under the PBCL, the presence at the Special Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding Marlton shares as of the record date is necessary to establish a quorum to consider the Reverse Split proposal. Approval of the Reverse Split will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Special Meeting.

Q:  HOW ARE VOTES COUNTED?

         A: You may vote "FOR," "AGAINST" or "ABSTAIN" on the Reverse Split. If you sign and date your proxy card with no further instructions, your shares will be voted "FOR" the approval of the transaction, all in accordance with the recommendations of our Board of Directors.

Q:  WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

         A: We will announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K filed with the SEC or by amending the Schedule 13E-3 filed in connection with the Reverse Split.

Q:  HOW WILL WE OPERATE AFTER THE TRANSACTION?

         A: If the Reverse Split is approved and consummated, and assuming that we have fewer than 300 holders of record after the transaction, we would deregister under the Exchange Act and no longer be subject to the SEC's reporting and related requirements under the federal securities laws that are applicable to public reporting companies. The Common Stock would be delisted from trading on Amex and would be expected to trade in the over-the-counter market. We expect to otherwise conduct our business in accordance with our current operation.

                PROPOSAL NO. 1 -- TO EFFECT A REVERSE STOCK SPLIT

         The Board of Directors is seeking the approval of the transaction discussed below. If approved by the shareholders, a 1 for 5,000 reverse stock split of our Common Stock will be effected. Shareholders who own less than 5,000 shares of Common Stock will receive $1.25 in cash per share and will cease to be shareholders of the Company. Shareholders who own more than 5,000 shares will continue as shareholders holding one (1) share for every 5,000 shares held prior to the Effective Date and receiving $1.25 in cash per share in lieu of any fractional shares. The shares we purchase will be retired and the outstanding shares eliminated by the Reverse Split will become authorized but unissued shares. As of November 15, 2005, there were 12,939,696 shares of Common Stock outstanding and held by approximately 742 holders of record. Of these holders, approximately 713 hold of record fewer than 5,000 shares of Common Stock.

         At the Special Meeting, the Board will ask the shareholders to vote upon proposed Articles of Amendment to amend the Company's Articles of Incorporation and effect the Reverse Split. The form of the proposed Articles of Amendment is attached as Exhibit A to this proxy statement.

SPECIAL FACTORS

PURPOSES AND ADVANTAGES OF THE REVERSE SPLIT

         PURPOSE. The principal purpose of the Reverse Split is to decrease the number of holders of record of our Common Stock below 300 holders. This will:

     o allow termination of the registration of our Common Stock under the Exchange Act resulting in the suspension of our duties to file annual and quarterly reports, proxy statements and other filings with the SEC and to comply with SOA;

     o provide management more time to focus on the long term strategic objectives of the Company rather than on the frequent periodic filing requirements imposed on public reporting companies;

     o avoid required or inadvertent disclosure of the Company's sensitive commercial, financial and operating information to competitors and potential competitors; and

     o allow shareholders with under 5,000 shares to receive cash for their shares of our Common Stock at a fair price. We will pay all transaction costs incurred, allowing our shareholders to avoid brokerage commissions.

                  COST SAVINGS. Due in part to a series of highly-publicized corporate scandals and the resulting legislative action, the costs of maintaining public company status have increased dramatically in recent years. In particular, SOA has imposed a host of new compliance burdens upon public companies. These rapidly evolving obligations have translated into significant costs for reporting companies, including increased audit fees, securities counsel fees, outside director fees and greater potential liability faced by officers and directors. On top of the financial costs, compliance with these guidelines requires substantial amounts of time and attention from the members of our management team. As a relatively small publicly traded company, we feel that these mounting costs will detract from the financial success of our Company.

         Our Board believes that, by deregistering our shares of Common Stock and suspending our periodic reporting obligations, we will realize annual cost savings of approximately $503,000 in 2006, and $353,000 annually thereafter. These estimated annual cost savings reflect, among other things: (i) a reduction in audit, legal and other fees required for publicly held companies, (ii) the elimination of various internal costs associated with filing periodic reports with the SEC, (iii) the reduction or elimination of the cost of directors' and officers' liability insurance, (iv) the reduction or elimination of various administrative and other expenses, including printing, stock transfer and proxy solicitation expenses, and (v) the reallocation of management and personnel time. The additional $150,000 to be incurred in 2006 reflects the projected cost of the Company's initial compliance with SOA 404. The Company's annual cost estimates for other specific public company expenses are as follows:

    Estimated SOA 404 Compliance                                         50,000
    Amex Listing Fee                                                     20,000
    Incremental Audit Fees                                               60,000
    Incremental Directors' and Officers' Liability Insurance             25,000
    Transfer Agent Fees                                                  10,000
    Printing and Distribution Costs                                      15,000
    10-Q Accounting Costs                                                13,000
    Incremental Legal Expense                                            50,000
    Incremental Board and Committee Fees                                 10,000
    Incremental Internal Accounting and Legal Costs                     100,000
                                                                     -----------
    ESTIMATED TOTAL ANNUAL PUBLIC COMPANY EXPENSE                      $353,000
                                                                     ===========


         OPERATIONAL FLEXIBILITY. Our Board believes that consummating the Reverse Split and ending our status as a public reporting company will enable management to concentrate its efforts on our long-term growth, free from the constraints and distractions of public reporting status. Our Board believes that the Company will benefit more if its business decisions can be made with a view toward long-term growth and with less emphasis on the effect of decisions upon the short-term earnings and the consequent short-term effect of such earnings on the market value of our Common Stock.

         COMPETITIVE PROTECTION. As a public reporting company, we are required to disclose information to the public, including to actual and potential competitors, that may be helpful to these competitors in challenging our business operations. Some of this information includes the identity of material customers, including the percentage of our business that originates from those customers, known trends and contingencies that may impact our operating results and the identity of key employees. These competitors and potential competitors can use that information against us in an effort to take market share, employees and customers away from us. Terminating our public company reporting obligation will help to protect that sensitive information from required or inadvertent disclosure.

DISADVANTAGES OF THE PROPOSAL

         REDUCTION OF PUBLIC SALE OPPORTUNITIES FOR OUR SHAREHOLDERS. Following the transaction, we anticipate that the already limited market for shares of our Common Stock may be reduced or eliminated altogether. Our shareholders may no longer have the option of selling their shares of our Common Stock in a public market. While shares may be traded in the over-the-counter market and quoted in the Pink Sheets for some period of time, any such market for our Common Stock may be highly illiquid after the suspension of our periodic reporting obligations.

         LOSS OF CERTAIN PUBLICLY AVAILABLE INFORMATION. Upon terminating the registration of our Common Stock under the Exchange Act, our duty to file periodic reports with the SEC would be suspended. The information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated our registration. Upon the suspension of our duty to file reports with the SEC, investors seeking information about us may have to contact us directly to receive such information. We cannot assure you that we will be in a position to provide the requested information to an investor. While our Board acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to some of our shareholders, our Board believes that the overall benefit to the Company to no longer being a public reporting company substantially outweighs the disadvantages to those shareholders.

         POSSIBLE SIGNIFICANT DECLINE IN THE VALUE OF OUR SHARES. Because of the limited liquidity for the shares of our Common Stock following the consummation of the Reverse Split and the diminished opportunity for our shareholders to monitor actions of our management due to the lack of public information, continuing shareholders may experience a decrease in the value of their shares of our Common Stock, which decrease may be significant.

         INABILITY TO PARTICIPATE IN ANY FUTURE INCREASES IN VALUE OF OUR COMMON STOCK. Discontinued Shareholders will have no further ownership interest in the Company and thus will not have the opportunity to participate in any potential appreciation in the value of our shares. Our Board of Directors determined that this factor does not make the transaction unfair to shareholders, because those shareholders who wish to remain shareholders after the Reverse Split can do so by acquiring additional shares so that they own at least 5,000 shares of our Common Stock before the Effective Date.

ALTERNATIVES TO THE REVERSE SPLIT

         Upon concluding that the termination of its public reporting requirement represented an important strategic objective for the Company, the Board solicited the advice of legal counsel on the most advantageous means of accomplishing this objective. With the help of its legal counsel, the Board discussed a possible issuer tender offer for the Common Stock, but identified the Reverse Split as the preferred vehicle for its purpose. The Board eliminated a possible issuer tender offer because it did not offer adequate assurance of reducing the number of record holders of the Common Stock below the necessary threshold of 300. Without such assurance, the Board feared the possibility of a costly transaction that failed to achieve its intended result. The Board favored the precision of the Reverse Split, allowing them to predict the number of post-transaction shareholders based upon the specified split ratio. The Board and the Special Committee did not consider any other alternatives to the Reverse Split proposal. The lack of appraisal rights was not a material factor in the consideration and approval of the Reverse Split.

EFFECTS ON SHAREHOLDERS WITH FEWER THAN 5,000 SHARES OF COMMON STOCK

         If the Reverse Split is approved and implemented, Discontinued Shareholders will:

     o not receive a fractional share of Common Stock as a result of the Reverse Split;

     o receive a cash payment in exchange for surrender of the shares of our Common Stock they held on the Effective Date in accordance with the procedures described in this proxy statement;

     o not be required to pay any service charges or brokerage commissions in connection with the Reverse Split;

     o not receive any interest on the cash payments made as a result of the Reverse Split; and

     o have no further ownership interest in our Company and no further voting rights.

         Cash payments to Discontinued Shareholders as a result of the Reverse Split will be subject to income taxation if the cash payment exceeds a shareholder's tax basis. For a discussion of the federal income tax consequences of the Reverse Split, please see the section of this proxy statement entitled "Federal Income Tax Consequences."

         If you do not currently hold at least 5,000 shares of Common Stock in a single account and you want to continue to hold shares of our Common Stock after the Reverse Split, you may do so by taking either of the following actions:

     o purchase a sufficient number of additional shares of our Common Stock in the open market or privately and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with a nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 5,000 shares of our Common Stock in your account on the Effective Date; or

     o if you hold an aggregate of 5,000 or more shares in one or more accounts, consolidate your accounts so that you hold at least 5,000 shares of our Common Stock in one account immediately before the Effective Date.

         Either course of action will require you to act far enough in advance to ensure completion by the close of business on the day prior to the Effective Date.

EFFECTS ON SHAREHOLDERS WITH 5,000 OR MORE SHARES OF COMMON STOCK

         If the Reverse Split is consummated, Continuing Shareholders will:

     o continue to be our shareholders and will be the only persons entitled to vote as shareholders immediately after the consummation of the Reverse Split;

     o receive cash for any of their shares that would otherwise become fractional shares as a result of the Reverse Split; and

     o likely experience a reduction in liquidity (which may be significant) with respect to their shares of our Common Stock.

FAIRNESS OF THE REVERSE SPLIT

         A Special Committee of the independent members of our Board of Directors has reviewed the purpose, structure, effects, advantages and disadvantages of the Reverse Split proposal and determined that the transaction is in the best interests of Marlton and is substantively and procedurally fair to unaffiliated holders of our Common Stock. The Special Committee did not assign a specific weight to each of the factors it considered in a formulaic fashion, but rather viewed each factor in light of the overall facts, circumstances and cost benefit analysis that led to initial proposal of the Reverse Split.

         In their deliberations concerning the fairness of the proposed Reverse Split, the Special Committee, with the assistance of MHH, considered the then current trading price of the Common Stock (ranging from a high of $1.25 to a low of $.68 in the quarter ended June 30, 2005 and from a high of $1.56 to a low of $.70 during the third quarter through early September), the historical trading prices for the Common Stock (from a low of $.12 in October 2002 to a recent high of $1.56 in September 2005), the sporadic trading volume in the stock (average daily trading volume of only 7,000 shares with numerous days showing no trading at all and occasional spikes of over 50,000 shares traded on a single day), as well as the general lack of liquidity of the stock. The Special Committee also took note of the fact that no shareholders attended the Company's most recent annual meeting and less than ten unaffiliated shareholders attended the prior meeting. The current and historical trading prices of the Common Stock relate to the fairness of the transaction to unaffiliated shareholders because they provide some insight into how the market has valued the Company's shares historically. Since unaffiliated shareholders who are Discontinued Shareholders will no longer be able to directly participate in the financial success of the Company, the cash consideration paid to these shareholders as a result of the Reverse Split represents the final opportunity at a return on their investment. Although not a perfect measure, the trends over time in the market price of the Common Stock reflect changing perceptions about the Company's intrinsic value. The cash consideration of $1.25 is fair because it offers a premium over the prevailing trading price levels of the Common Stock over the past three years, excluding the anomalistic price spike in the Common Stock during the third quarter of this year, which proved temporary. The cash consideration of $1.25 represented a premium over the market price at the time of the Board's decision

         The Special Committee did not consider, nor was there any effort made to calculate, net book value per share, liquidation values per share or going concern value per share because those measures were not believed by the committee to be meaningful or relevant for evaluating the fairness of the Reverse Split. Net book value was not considered relevant because it is an accounting measure better equipped to reflect historical costs rather than to evaluate current value. Liquidation value was not considered relevant since, under the circumstances, a liquidation of the Company's assets and distribution to its shareholders of the proceeds from the sale of those assets was not a viable alternative to the Reverse Split itself. "Going concern value" refers to the value of an operating business that would be greater than the sum of its assets were they sold separately because it includes intangibles such as goodwill, operating efficiencies, management and employee quality. The Special Committee did not believe it appropriate to consider any incremental value for the Company as a going concern since the Board had determined that the Company should remain as an independent company. Moreover, the Special Committee did not have the benefit of any firm offers made for the Company during the past two years to consider as part of its deliberations.

         A discussion of other factors considered by the Special Committee and the Board in making the fairness determination follows.

         PROCEDURAL FAIRNESS. The Special Committee did not obtain an unaffiliated stockholder representative to act on behalf of the unaffiliated shareholders and the approval of a majority of the unaffiliated holders of Common Stock is not required to authorize the transaction.

However, the Special Committee and the Board believe that the Reverse Split is procedurally fair because:

     o the Special Committee, which the Board established to review the Reverse Split proposal, consisted entirely of independent directors and has unanimously approved the transaction;

     o the transaction is being effected in accordance with the applicable requirements of Pennsylvania law;

     o the Special Committee retained the services of MHH to serve as financial advisor for the transaction and render an opinion as to the fairness of the cash consideration to be received by the unaffiliated shareholders receiving consideration in lieu of fractional shares;

     o the transaction is being submitted to a vote of Marlton shareholders and is subject to approval of a majority of the outstanding shares of Common Stock present and entitled to vote at the Special Meeting;

     o affiliated and unaffiliated shareholders are treated equally under the Reverse Split proposal;

     o shareholders can increase, divide or otherwise adjust their existing holdings, prior to the Effective Date, so as either to retain some or all of their shares or to receive cash with respect to some or all of their shares; and

     o Discontinued Shareholders would likely have the option to repurchase shares of Marlton in the over-the-counter market.

         The determination of the Special Committee was then reviewed by our Board of Directors which, based on the same factors considered by the Special Committee (i.e., current market prices for the Common Stock, historical market prices for the stock, the net book value per share, as well as the general lack of liquidity for the Common Stock) and the additional considerations described below, determined that the proposed Reverse Split was in the best interests of the Company and was fair to the Company's unaffiliated shareholders, including both those who are being cashed out as a result of the Reverse Split and those who will continue to be shareholders of the Company after the Reverse Split, and unanimously resolved to submit the Reverse Split to our shareholders for approval. Although the Board relied significantly on the review and deliberations of the Special Committee, the Board also reviewed each of the factors considered by the Special Committee in making its determination.

         Of particular importance to the Board's determination of procedural fairness was the equal treatment of affiliated and unaffiliated shareholders. The Board noted that shareholders would receive the same cash consideration in the transaction, regardless of their affiliation with the Company. Although the Board considered the fact that shareholders would receive differing treatment based upon the size of their holdings, the Board did not feel that this aspect of the transaction impacted procedural fairness due to the ability of shareholders to adjust their holdings prior to the consummation of the transaction based upon their preferences. By announcing the transaction upon its adoption by the Board, the Board recognized that shareholders may alter their holdings with respect to the 5,000 share threshold and thereby determine whether or not they wish to remain Marlton shareholders or receive cash in exchange for their holdings.

         SUBSTANTIVE FAIRNESS. In order to facilitate its consideration of the substantive fairness of the Reverse Split to unaffiliated shareholders, the Special Committee retained MHH to serve as its financial advisor in connection with the transaction. MHH performed a thorough due diligence review of the Company and its financial results and projections, including conversations with members of the Company's senior management. MHH also undertook an analysis of the valuation multiples and financial terms of recent mergers and acquisitions of other business service companies in comparison to similar data for Marlton. Based upon this review, MHH determined that $1.24 to $1.57 per share represented a fair range of values for the Common Stock. The Special Committee adopted this determination and the corresponding analysis in setting the proposed transaction consideration at $1.25 per share. The Special Committee collectively agreed on the per share consideration of $1.25 because it was within the range of fairness presented by MHH. Following its review of the Special Committee's determination and aided by the recommendation of the Special Committee and the analysis of MHH, both of which it adopted, the Board concluded that $1.25 was fair to the affiliated and unaffiliated shareholders of the Company. For more information on the fairness opinion, see "Opinion of Mufson Howe Hunter & Partners LLC."

         In addition to receiving fair consideration for their shares, the Special Committee also considered the fact that Discontinued Shareholders and other shareholders receiving cash would get the benefit of selling their shares without paying brokerage fees or commissions. The Special Committee noted that this feature of the transaction weighed in favor of the overall substantive fairness of the Reverse Split because it allowed shareholders receiving cash to realize more value for their shares than a sale in the open market would afford them.

         The Special Committee also considered the substantive fairness of the transaction to unaffiliated shareholders who would be Continuing Shareholders following the Reverse Split. The Special Committee and the Board found that the Reverse Split was substantively fair to these Continuing Shareholders as well. The Board reached this conclusion based on the fact that Continuing Shareholders would retain the ability to participate in the future profitability of the Company. Since a principal purpose behind the Reverse Split proposal was to eliminate its public company reporting obligations and thereby improve operational efficiency, the Special Committee and the Board reasoned that Continuing Shareholders could benefit from the long term cost savings resulting from this transaction. The Special Committee and the Board also considered that holders of over 5,000 Marlton shares would have the option to reduce their holdings below the transaction threshold before the Effective Date if they wished to receive the transaction consideration rather than continue to hold the Company's shares.

         We have not made any special provision in connection with the Reverse Split to grant shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. Neither the Special Committee nor the Board of Directors determined that these steps were necessary to ensure the fairness of the Reverse Split. The Board of Directors believes that this proxy statement, together with our other filings with the SEC, provide adequate information for our shareholders to make an informed decision with respect to the transaction.

         In light of the fairness opinion delivered by MHH, the recommendation of the Special Committee of independent directors, and thorough consideration of the advantages and disadvantages of the Reverse Split, the Board has determined that the transaction is in all respects fair to both affiliated and unaffiliated holders of our Common Stock.

OPINION OF MUFSON HOWE HUNTER & PARTNERS LLC

         On September 22, 2005, MHH rendered its opinion to the Special Committee that the proposed price per share to be paid in connection with the reverse split of $1.25 is fair, from a financial point of view, to the shareholders, including the unaffiliated shareholders. The full text of MHH's opinion is attached as Exhibit B to this document. The fairness opinion and the supporting Special Committee Presentation delivered by MHH on September 13, 2005 are also available for inspection and copying at Marlton's principal executive offices located at 2828 Charter Road, Philadelphia, Pennsylvania 19154. Shareholders may also request that a copy of the fairness opinion or the Special Committee Presentation be mailed to them by sending a request to the Marlton Corporate Secretary at the address above. We encourage you to read MHH's opinion to understand the information reviewed, assumptions made, analyses prepared, and matters considered by MHH, as well as the limitation of its opinion.

         MHH's opinion does not constitute a recommendation to Marlton shareholders as to how such shareholders should vote with respect to the Reverse Split.

         The following is a summary of the Special Committee Presentation which includes the analyses that MHH prepared to support its opinion. In arriving at its opinion, MHH, among other things:

     (a) reviewed a draft of the preliminary proposal, as described in a draft of Marlton's proxy statement, dated September 16, 2005;

     (b) reviewed the Company's Quarterly Reports on Form 10-Q for the six and three months ended June 30, and March 31, 2005, respectively, and its Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002;

     (c) reviewed Marlton's detailed forecasts for the years ending December 31, 2005 and 2006 and summary forecasts for the years ending December 31, 2007, 2008 and 2009 and prepared discounted cash flow analyses from such forecasts;

     (d) discussed with members of the senior management of Marlton, the Company's business, operating results, financial condition and prospects;

     (e) compared stock prices, operating results, earnings estimates and financial condition of certain publicly-traded tradeshow design and marketing services companies which MHH deemed reasonably comparable to Marlton, to similar data for Marlton;

     (f) compared valuation multiples (to the extent available) and other financial terms of mergers and acquisitions of certain tradeshow design and marketing services companies which MHH deemed reasonably comparable to Marlton, to similar data for Marlton;

     (g) compared premiums or discounts to recent share prices for certain recent reverse stock splits;

     (h)  analyzed Marlton's stock price and volume trading history; and

     (i) reviewed certain other information and performed other analyses that MHH deemed appropriate.

         In arriving at its opinion, MHH assumed that all information publicly available to it or furnished to it by the Company was accurate and complete. MHH is not aware of any facts or circumstances that would make such information inaccurate or misleading, but MHH has not independently verified and does not assume any responsibility or liability for such information. With respect to the forecasts furnished to MHH by the Company, MHH assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Marlton's management as to the future results of operations and financial condition of the Company. MHH conducted only a limited physical inspection of Marlton's facilities and did not appraise any of the assets of the Company. MHH has assumed that the Reverse Split will be completed as described herein, and has also assumed that all governmental, regulatory or other consents required to consummate the Reverse Split will be obtained without any material restrictions imposed on the Company. MHH's opinion is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date MHH rendered its opinion.

         In connection with rendering its opinion, MHH performed certain financial, comparative and other analyses as summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, MHH did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, MHH believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, MHH made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond MHH's control. Neither Marlton, MHH nor any other person assumes responsibility if future results differ materially from those assumed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which such businesses actually may be sold.

         PREMIUMS PAID ANALYSIS. MHH reviewed acquisition transactions of publicly-traded companies in the business services market since December 31, 2003. For each of these transactions, MHH compared the acquisition price with the closing prices per share of the acquired company one-month and one-week prior to the announcement of the transaction. For the one-month premiums, this resulted in a median premium of 25.1% since 2003, with a range of 14.6% to 34.0% based upon the thirty-third (33%) and sixty-seventh (67%) percentiles. For the one-week premiums, this resulted in a median premium of 22.3% since 2003, with a range of 13.0% to 32.3% based upon the thirty-third (33%) and sixty-seventh (67%) percentiles. In its analysis, MHH calculated both the median premium as well as a range of premiums which represented the middle-third (represented by the range of premiums between the thirty-third and sixty seventh percentiles) of premiums for all transactions reviewed. MHH selected the middle-third (often referred to in statistics as a quantile) as relevant to its analysis because it encompassed a representative set of specific values from the cumulative distribution of all values which were closest to the median, while at the same time demonstrating the width of the distribution of the premiums.

         The use of percentile analysis, rather than a strict focus solely on a median value, is a common descriptive statistical technique utilized in financial analysis, as well as in other fields. For example, doctors typically use percentile analysis when examining infants for height and weight characteristics. Whereas simply limiting the doctor's analysis to the median, i.e. noting than an infant is above or below the median value in terms of weight for all infants would be of very little value in determining whether an infant was progressing normally or not, comparing the child's weight and determining whether such weight lay within the middle-third of all infant weights would result in a much more meaningful analysis.

         Statisticians use a number of different quantiles, some of which have special names. For example, dividing a set into 100 quantiles results in "percentiles", dividing a set into 10 quantiles results in "deciles". However, in its analysis, MHH limited its analysis to the middle-third quantile.

         MHH performed this calculation in order to address some of the inherent limitations in the median calculation, which by definition is limited to one data point. By analyzing a range of premiums, MHH was able to derive where a coagulation of premiums existed.

         MHH included over 100 comparable transactions in its premiums paid analysis review. The following table lists the transaction which MHH reviewed, and the indicated one-month and one-week premiums.

    Date                      Target Company             One-Month   One-Week
 Announced                                                Premium     Premium
------------- ------------------------------------------ ---------- ----------
  01/14/04    Bank One Corp.                               16.1%       13.8%
  01/23/04    FreeMarkets Inc.                             66.5%       27.3%
  02/02/04    Workflow Management Inc.                    -31.5%      -22.9%
  02/09/04    NetScreen Technologies Inc.                  25.0%       30.1%
  02/26/04    ILEX Oncology Inc.                           25.1%       32.5%
  03/01/04    Landacorp Inc.                               -4.0%        1.3%
  03/02/04    Integrity Media Inc.                          5.0%        4.1%
  03/10/04    CGI-AMS Inc.                                  4.0%       11.3%
  03/11/04    Alcide Corp.                                 14.2%       10.1%
  03/15/04    InVision Technologies Inc.                   47.6%       48.9%
  03/25/04    Digitalthink Inc.                            23.1%       25.0%
  03/26/04    Switchboard Inc.                             32.9%       22.6%
  03/29/04    Tularik Inc.                                 40.8%       52.5%
  04/06/04    Barra Inc.                                   21.2%       16.6%
  04/06/04    Maxxzone.com Inc. (OTCBB:MAXZ)              -60.0%      -73.7%
  04/08/04    TBA Global Events, Inc.                      30.8%       70.0%
  04/13/04    Group 1 Software Inc.                        52.8%       36.4%
  04/22/04    MedSource Technologies Inc.                  32.0%       19.1%
  04/26/04    Covansys Corp. (NasdaqNM:CVNS)                2.7%       -8.3%
  04/26/04    Castle Dental Centers Inc.                  -59.0%      -59.0%
  04/29/04    OneSource Information Services Inc.           7.5%       7.1%
  05/04/04    Charter One Financial Inc.                   26.9%       30.9%
  05/11/04    Alternative Resources Corp.                  55.6%       75.0%
  05/11/04    Salus Holding Inc.                          -40.7%      -40.0%
  05/17/04    New England Business Service Inc.            36.4%       43.1%
  05/18/04    Marsh Kroll                                  33.8%       33.0%
  05/24/04    NeighborCare Inc.                            45.8%       79.2%

  05/26/04    WTC Industries Inc.                          32.9%       26.6%
  05/28/04    Aclara Biosciences Inc.                       8.8%       19.2%
  05/28/04    CompuCom Systems Inc.                       -18.3%        2.0%
  06/01/04    BHA Group Holdings Inc.                      19.7%       12.1%
  06/11/04    VLPS Lighting Services International Inc.    98.1%       95.8%
  06/14/04    QLT USA, Inc.                                27.9%       26.4%
  06/15/04    Kontron Mobile Computing Inc.                31.0%       34.2%
  06/15/04    Rainmaker Systems Inc. (NasdaqSC:RMKR)      -29.1%      -19.5%
  06/16/04    Exult Inc.                                    7.3%        2.4%
  06/17/04    Email Real Estate.com Inc. (OTCBB:EMLR)      60.0%      100.0%
  06/28/04    Information Holdings Inc.                     5.9%        8.4%
  06/29/04    Mariner Health Care Inc.                     87.3%       66.2%
  07/01/04    Inveresk Research Group Inc.                 26.4%       17.7%
  07/12/04    BA Merchant Services LLC                     -8.1%       -8.3%
  07/15/04    Modem Media Inc.                             19.1%       36.3%
  07/15/04    NUI Corp.                                     0.7%       -1.3%
  07/22/04    AMC Entertainment Inc.                       38.3%       49.6%
  08/02/04    Cox Communications Inc.                      11.1%       10.0%
  08/02/04    Sportsline.com Inc.                           4.8%       14.3%
  08/09/04    Chronimed Inc.                              -11.4%       -9.5%
  08/09/04    ZAMBA Corporation                           -28.7%       -9.0%
  08/12/04    BCM Corp.                                    25.0%       11.1%
  08/26/04    FNB Bankshares                               73.2%       69.7%
  09/07/04    Epoch Biosciences Inc.                       25.9%       16.6%
  09/08/04    Landec Corp. (NasdaqNM:LNDC)                 37.1%       51.6%
  09/10/04    Security Capital Corp. (AMEX:SCC)            39.8%       38.3%
  09/11/04    Grey Global Group Inc.                       21.8%       17.3%
  09/13/04    Metro-Goldwyn-Mayer Inc.                      3.8%        8.8%
  09/14/04    World Wide Motion Pictures Corp.
                (OTCBB:WWMO)                               84.6%       71.4%
  09/17/04    Obie Media Corp.                             68.7%       60.6%
  09/21/04    Braun Consulting Inc.                       120.8%      101.7%
  10/07/04    Anthony & Sylvan Pools Corp.                 34.2%       29.4%
  10/20/04    Boca Resorts Inc.                            27.7%       30.9%
  11/06/04    Kindercare Learning Centers Inc.            135.8%      135.8%
  11/08/04    Infonet Services Corp.                       23.4%       13.2%
  11/15/04    MarketWatch Inc.                             42.2%       12.0%
  11/16/04    Sears Roebuck & Co.                          34.6%       17.7%
  11/22/04    Canterbury Consulting Group Inc.
                (OTCPK:CITI)                               14.3%       -2.4%
  11/24/04    Ionics Inc.                                  60.6%       43.8%
  12/17/04    Dixon Ticonderoga Co.                        73.3%       10.6%
  12/17/04    Superior Consultant Holdings Corp.           25.0%       36.2%
  12/20/04    Public Service Enterprise Group Inc.
              (NYSE:PEG)                                   17.4%       18.8%
  12/27/04    META Group Inc.                              85.9%       58.2%
  01/04/05    Education Lending Group Inc.                 35.1%       25.8%
  01/10/05    Fox Entertainment Group Inc.                152.9%      145.1%
  01/22/05    ENV International N.V.                        7.4%       22.3%
  01/24/05    Alphasmart Inc.                              25.0%       25.4%
  01/26/05    Magnum Hunter Resources Inc.                 29.6%       31.6%
  01/27/05    Gillette Co. (NYSE:G)                        21.3%       20.1%
  01/27/05    Danisco Genencor, Inc                         0.5%        2.0%
  01/27/05    Danisco Genencor, Inc                        -7.5%       -6.1%
  01/30/05    Pulitzer Inc.                                -0.9%       -2.5%
  01/31/05    AT&T Corp. (NYSE:T)                           3.4%        9.0%
  02/15/05    Tickets.com Inc.                             26.4%       57.1%
  02/22/05    Insurance Auto Auctions Inc.                 37.2%       34.4%
  02/28/05    NCRIC Group Inc.                             -8.0%       -8.7%
  03/07/05    Insight Communications Co. Inc.
                (NasdaqNM:ICCI)                            14.1%       24.8%
  03/09/05    Great Lakes Chemical Corp.                   13.9%       10.0%
  03/16/05    General Binding Corp. (NasdaqNM:GBND)       107.8%      107.8%
  03/20/05    Pinnacle Systems Inc.                        53.2%       57.2%

  03/25/05    Digital Impact Inc.                          87.2%       80.4%
  04/07/05    Neff Corp.                                  158.4%       67.6%
  04/14/05    Keith Companies Inc. (NasdaqNM:TKCI)         27.5%       27.1%
  05/02/05    Capital Properties Inc. (AMEX:CPI)           21.0%       22.3%
  05/06/05    Clear Channel Communications Inc.
                (NYSE:CCU)                                 -9.8%       -2.7%
  05/08/05    Cinergy Corp. (NYSE:CIN)                     14.6%       15.7%
  05/11/05    CUNO Inc.                                    47.6%       47.2%
  05/31/05    School Specialty Inc. (NasdaqNM:SCHS)        32.0%       26.2%
  06/03/05    Titan Corp.                                  24.7%        4.1%
  06/19/05    Cablevision Systems Corp. (NYSE:CVC)        -18.6%      -22.5%
  06/23/05    Improvenet Inc.                              71.4%       33.3%
  07/10/05    IMS Health Inc. (NYSE:RX)                    17.1%       13.0%
  07/12/05    Coast Dental Services Inc. (OTCPK:CDEN)     160.2%      160.2%
  07/14/05    Correctional Services Corp.
                (NasdaqNM:CSCQ)                           130.8%      112.0%
  07/18/05    Intermix Media Inc. (AMEX:MIX)               78.4%       42.8%
  07/26/05    BroadVision Inc. (NasdaqNM:BVSN)            -30.0%      -36.8%
  07/28/05    SS&C Technologies Inc. (NasdaqNM:SSNC)       36.2%       18.7%
  07/29/05    PRG-Schultz International Inc.
                (NasdaqNM:PRGX)                            14.7%       22.9%
  08/08/05    Labone Inc. (NasdaqNM:LABS)                  10.5%       16.7%
  08/09/05    Register.com Inc. (NasdaqNM:RCOM)            -2.0%        1.2%
  08/10/05    Fastclick Inc. (NasdaqNM:FSTC)               21.6%       17.3%
  08/17/05    CyberGuard Corp. (NasdaqNM:CGFW)             30.3%       14.3%
  08/23/05    Union Community Bancorp (NasdaqNM:UCBC)      69.0%       74.4%
  08/25/05    Liberty Corp. (NYSE:LC)                      25.6%       26.6%
  08/28/05    PanAmSat Holding Corporation (NYSE:PA)       28.3%       30.3%
  08/29/05    NDCHealth Corp. (NYSE:NDC)                  -39.1%      -39.7%

              Median                                       25.1%       22.3%
              33rd Percentile                              14.6%       13.0%
              67th Percentile                              34.0%       32.3%


         MHH also reviewed 17 recent transactions which were announced during the past 6 months which MHH deemed comparable to the Marlton transaction. In connection with such analysis, MHH reviewed publicly available information of selected transactions involving reverse stock splits with a stated purpose similar to the Company's transaction. For each of these transactions, MHH determined the "cash out" price of the transaction with the closing price per share of the company one-month and one-week prior to the announcement of the transaction. For the one-month premiums, this resulted in a median premium of 22.4% for the examined transactions, with a range of 18.7% to 32.2% based upon the thirty-third (33%) and sixty-seventh (67%) percentiles. For the one-week premiums, this resulted in a median premium of 24.4% for the examined transactions, with a range of 14.9% to 31.1% based upon the thirty-third (33%) and sixty-seventh (67%) percentiles.

         The selected transactions involving reverse stock splits with a stated purpose similar to the Company's transaction, with their one-month and one-week premiums are listed below:

                                          One-Month  One-Week
Company                                    Premium    Premium
----------------------------------------- ---------- -----------
News Communications, Inc                      80.3%          NA
JB Oxford Holdings Inc.                       60.0%       24.9%
Liberate Technologies                         11.1%      -31.0%
American Education                             6.4%       40.1%
McRae Industries                              22.0%       23.9%

FFD Financial Corp                            24.1%       26.7%
Wellsford Real Properties                     43.1%       22.8%
Community Investor Bancorp                    17.3%       13.2%
Refocus Group Inc.                            52.2%       52.2%
Pioneer Oil & Gas                              3.4%       10.3%
Color Imaging                                134.0%       41.0%
United Systems Technology                     33.3%       31.1%
Synbiotics Corp                               30.0%       36.8%
Lynch Interactive Corp.                       22.4%       33.9%
Kaiser group Holdings, Inc                    18.4%        3.1%
Mercury Air Group                             19.4%       14.9%
Northeast Indiana Bancorp                     12.9%       13.5%

Median                                        22.4%       24.4%
33rd Percentile                               18.7%       14.9%
67th Percentile                               32.2%       31.1%

         MHH applied these premiums to the Company's 5-day and 3-month volume weighted average price ("VWAP") of $1.394 and $1.064, respectively. This resulted in a range of indicated values of $1.20 to $1.87. The per share consideration of $1.25 offered to unaffiliated shareholders is within this range.

         COMPARABLE COMPANY ANALYSIS. In connection with its opinion, MHH compared certain financial information, including the market values and trading multiples of the Company, with similar information for publicly traded companies whose business MHH believed to be comparable to that of the Company. MHH noted that none of the companies used in this analysis were identical to the Company. Based on the market values of these companies, MHH determined various multiples of their latest 12 months' earnings before interest, taxes, depreciation and amortization ("LTM EBITDA"). The companies used in the comparison along with the LTM EBITDA for each are set forth below.

                                              Enterprise Value to LTM
Company                                                EBITDA
--------------------------------------------- -------------------------
Viad Corp                                               7.4x
GL Events                                              13.2x
Ambassadors International Inc.                         12.6x
Co-Active Marketing Group, Inc.                         7.4x

         Using these multiples, MHH determined that that the range of EBITDA multiples was 7.4x to 13.2x, with a median of 10.0x. While none of the comparable companies is identical to the Company, Viad Corp. was determined by MHH to be the closest to the Company, and MHH took this into account when it determined the relevant range for Marlton to be 7.4x to 12.6x. MHH used a narrower range than the minimum and maximum values derived from its analysis because it determined that a meaningful analysis should eliminate extreme values and rather focus on a narrower range which it believes it to be a more representative sample of market indicators. Applying these multiples to both the Company projected LTM EBITDA through September 30, 2005 and its projected LTM EBITDA through December 31, 2005 resulted in a range of implied enterprise value from approximately $31.4 million to approximately $57.2 million. Consequently, the range of implied value per share was $1.22 to $2.40. The per share consideration of $1.25 offered to unaffiliated shareholders is within this range.

COMPARABLE MERGERS & ACQUISITIONS ANALYSIS. Using publicly available information, MHH reviewed and compared the purchase prices and valuation multiples paid in twelve acquisitions of certain tradeshow design and marketing services companies which MHH deemed to be in a comparable business category to Marlton. While these acquisition transactions are different in nature than the reverse split transaction being proposed by the Company, MHH believes that the analysis was worthwhile because it provides useful valuation data which it utilized in arriving at its opinion. For companies which are thinly-traded, such as Marlton, comparable merger and acquisition analysis often provides a better indication of true market values because it indicates what a potential acquirer would be willing to pay for a control position in a company, rather than simply being a snapshot of the price at which a handful of shares are trading on a given day. In addition, merger and acquisition multiples are less susceptible to short-term swings in market sentiment than daily market valuations. Lastly, the comparable mergers and acquisition analysis was useful in the calculation of the exit multiples used in MHH's discounted cash flow analysis of the Company, as described below.

         MHH calculated the enterprise values for each target company as a multiple of its LTM EBITDA. The range of EBITDA multiples was 6.2x to 11.0x, with a median of 8.3x. MHH determined the relevant range for Marlton to be 7.5x to 10.4x. MHH used a narrower range than the minimum and maximum values derived from its analysis because it determined that a meaningful analysis should eliminate extreme values and rather focus on a narrower range which it believes it to be a more representative sample of market indicators. In its analysis, MHH noted that smaller transactions typically had lower valuation multiples and determined that this was meaningful to the Company given the relatively smaller size of the Company when compared to the companies in MHH's comparable mergers & acquisitions analysis. Therefore, it also calculated a median and range for companies with total transaction values under $100 million.

         When only acquisitions with total transaction values under $100 million were taken into consideration, the range of EBITDA multiples was 6.2x to 11.0x, with a median of 7.5x. MHH determined the relevant range for Marlton to be 6.2x to 11.0x. In its analysis, MHH noted that smaller transactions typically had lower valuation multiples and determined that this was meaningful to the Company given the relatively smaller size of the Company when compared to the companies in MHH's comparable mergers & acquisitions analysis. Therefore, it also calculated a median and range for companies with total transaction values under $100 million.

         The twelve comparable merger and acquisition transactions reviewed are listed below.

                                                                     Transaction
                                                                       Value to
Target                                    Transaction Value ($mm)       EBITDA
---------------------------------------- --------------------------- -----------
Sandrew Metronome Sverige                           $7.9                  NA
MediaNation Inc                                    $42.7                 6.2x
Showtime Enterprises Inc.                           $7.5                  NA
Expo-Volga EMG, LLC                                 $1.5                  NA
Harrison Cowley North                               $7.4                  NA
Americam                                            $1.5                  NA
Genlyte Thomas Group LLC                        $1,075.0                 8.3x
Vari-Lite, Inc.                                    $11.8                  NM
Sloane Group                                       $22.0                11.0x
Willey Brothers, Inc                               $30.0                 7.5x
Cunningham Graphics International, Inc.           $187.6                10.4x

Market Place Media, Inc.                           $30.0                  NA

Median (All transactions)                                                8.3x
Median (All transaction under $100 million transaction value)            7.5x

         Applying these multiples to both the Company projected LTM EBITDA through September 30, 2005 and its projected LTM EBITDA through December 31, 2005 resulted in a range of implied enterprise value from approximately $26.3 million to approximately $49.9 million. Consequently, the range of implied value per share was $0.98 to $2.07. The per share consideration of $1.25 offered to unaffiliated shareholders is within this range.

         Given the limited number of comparable transactions, MHH also evaluated a much larger group of acquisitions which included all business services companies acquired since January 1, 2003. MHH calculated the enterprise values for each target company as a multiple of its LTM EBITDA.

         In its analysis, MHH noted that smaller transactions typically had lower valuation multiples and determined that this was meaningful to the Company given the relatively smaller size of the Company when compared to the companies in MHH's sampling. Therefore, it also calculated a median and range for companies with total transaction values under $100 million and total values under $50 million.

         The transactions reviewed, with their total transaction value and transaction value as a multiple of EBITDA, are listed below.

                                                Transaction   Transaction
Target Company                                     Value     Value to EBITDA
---------------------------------------------  ------------  -----------------
Airborne, Inc.                                    $1,908.4        5.6x
Wallace Computer Services, Inc.                   $1,282.7        7.3x
Giga Information Group                               $51.5        6.1x
EDO Professional Services                            $41.8        6.5x
Hake Group                                           $52.2        3.4x
NCH Marketing Services, Inc.                         $75.8        6.0x
Insignia Financial Group                            $447.4        5.8x
Multex.com, Inc.                                    $224.6       35.3x
Tetra Tech FW, Inc.                                 $128.0       20.8x
TherImmune Research Corporation                      $58.0       30.8x
Ross University                                     $378.0       15.5x
Whitman Education Group                             $267.1       17.9x
Clayton Homes, Inc.                               $1,867.4        7.2x
Guideline Research Corporation                        $5.9       21.2x
National Service Industries, Inc.                   $113.8        4.6x
Predictive Systems, Inc.                             $19.2        0.0x
Hotels.com                                        $1,096.0        5.5x
Information Spectrum Inc.                            $90.7       16.8x
Safeguard Business Systems                           $87.8        8.7x
Atlantic Data Services Inc.                          $32.3        2.0x
United Park City Mines Company                       $72.6       13.0x
Dwyer Group Inc., The                                $51.5        8.8x
Southern Maryland Cable, Inc.                         $5.0        5.6x

Nexland, Inc.                                        $20.5       27.0x
Castle Dental Centers Inc.                           $49.7        6.0x
BCT International Inc.                                $5.0        6.4x
Veridian Corporation                              $1,510.0       18.0x
Layne Christensen Co. (NasdaqNM:LAYN)                $47.4        5.6x
Seven Worldwide, Inc.                               $258.5        6.2x
Judge Group, Inc., The                                $9.7        5.7x
American Education Centers, Inc                     $114.9       25.2x
Kroll Factual Data, Inc.                            $121.9        5.8x
Clayborn Contracting Group Inc.                       $1.8        3.4x
Kessler Rehabilitation Corporation                  $269.3        9.9x
RGII Technologies, Inc.                              $35.6       17.4x
Edison Schools Inc.                                 $173.2       12.6x
Yahoo! Search Marketing Solutions                 $1,451.1       10.5x
Alterra Healthcare Corp.                            $456.6       11.4x
PharmaResearch Corporation                           $46.6        6.5x
Data Junction Corporation                            $51.7       15.8x
Information Resources Inc.                          $101.0        3.0x
Lehigh Press Inc., The                              $110.0        7.8x
SOS Staffing Services Inc.                           $28.6        6.1x
SI/Baker                                              $5.6       10.7x
Lexecon Inc.                                        $130.0        7.3x
International Consultants, Inc.                       $7.3        4.1x
Octagon Risk Services, Inc.                          $30.0        6.3x
Commission Junction, Inc.                            $95.6       19.2x
SCB Computer Technology Inc.                         $74.0        7.0x
On-Site Sourcing Inc.                                $25.0        6.7x
Digex, Inc.                                         $226.5       11.0x
Unirez, Inc.                                         $38.4        8.4x
First South Utility Construction, Inc.               $73.8       11.3x
Great Lakes Dredge & Dock Corp.                     $518.4        8.7x
RMH Teleservices Inc.                               $110.2        9.9x
Florida Recycling Services, Inc.                    $177.5       13.3x
Hall Kinion & Associates Inc.                        $66.9       34.7x
PlanVista Corp.                                     $231.5       23.0x
Delta Communications Group                            $1.5        5.6x
Right Management Consultants Inc.                   $531.5        5.8x
Lockwood Green Engineers                            $113.5        3.9x
Vitas Healthcare Corporation                        $430.8       15.5x
Lark Technologies Inc.                               $25.4       10.8x
BioReliance Corp.                                   $517.5       21.4x
Protection One Inc. (OTCBB:PONN)                    $667.5       10.4x
Gundle/SLT Environmental Inc.                       $253.9        6.5x
Digital Support Corporation                           $6.5        5.5x
National Nephrology Associates, Inc.                $341.0        9.4x
Web Service Company, Eastern U.S. Operations         $39.0       11.7x
Workflow Management Inc.                            $228.7        7.0x
Critical Care Systems, Inc.                         $186.7       15.5x
Res-Care Inc. (NasdaqNM:RSCR)                       $337.2       10.5x
CGI-AMS Inc.                                        $828.1        9.3x
InteCap, Inc.                                       $140.9       13.9x
US Oncology Inc.                                  $1,579.8        8.0x
Comstock Images Inc.                                 $20.9       10.6x

Genisys Consulting Inc.                               $8.9        6.9x
Group 1 Software Inc.                               $350.0       12.2x
CoreFacts LLC                                        $15.5        5.2x
Covansys Corp. (NasdaqNM:CVNS)                      $289.7       14.8x
Castle Dental Centers Inc.                           $54.5        7.2x
IASIS Healthcare LLC                              $1,412.9        8.4x
New England Business Service Inc.                   $798.4        9.6x
Marsh Kroll                                       $1,687.3       13.7x
Lason Inc.                                           $33.8        3.8x
WTC Industries Inc.                                  $85.4       11.7x
BHA Group Holdings Inc.                             $286.0       11.4x
Performance Group, Inc.                               $5.0        5.2x
Realen Homes LP                                     $133.7       18.8x
Exult Inc.                                          $797.6       20.5x
Access HealthSource, Inc.                             $3.4        5.1x
Mariner Health Care Inc.                          $1,047.9       12.7x
Command Technologies Incorporated                    $51.2       11.2x
Inveresk Research Group Inc.                      $1,525.8       22.9x
Northeast Pain Management                             $1.8        3.0x
Twofold Photos, Inc.                                 $72.0       25.7x
Modem Media Inc.                                    $224.9       14.1x
Vanguard Health Systems Inc.                      $2,336.1       14.7x
BCM Corp.                                             $2.2       11.0x
Province Healthcare Co.                           $1,642.4       11.6x
Pharmakon, LLC                                       $27.7        4.1x
Digitalnet Holdings Inc.                            $610.5       15.9x
Grey Global Group Inc.                            $1,833.6        9.6x
Obie Media Corp.                                     $66.6       21.2x
Ranzal & Associates, Inc.                             $5.2        3.1x
First Health Group Corp.                          $2,144.7        7.2x
Select Medical Corp.                              $2,204.9        8.4x
Assisted Living Concepts Inc.                       $269.7       10.4x
Kindercare Learning Centers Inc.                  $1,004.6        6.5x
Executive Relocation Corporation                    $255.4       23.6x
Ionics Inc.                                       $1,303.4       25.8x
IESI Corp.                                          $930.0        9.9x
Fidelity National Information Services Inc.         $557.5        3.2x
Superior Consultant Holdings Corp.                  $113.3       12.4x
Dixon Ticonderoga Co.                                $67.5        7.6x
META Group Inc.                                     $169.9       23.9x
RR Donnelley & Sons Co. (NYSE:RRD)                $1,938.4       10.1x
Info Systems, Inc.                                   $12.8       11.1x
Insurance Auto Auctions Inc.                        $381.1       13.1x
Whitbread Technology Partners, Inc.                   $2.3        4.7x
General Binding Corp. (NasdaqNM:GBND)               $737.6       10.0x
Ask Jeeves, Inc.                                  $2,021.0       22.7x
Comglobal Systems, Inc.                              $47.4        7.9x
SunGard Data Systems Inc.                        $11,597.1       10.4x
Feanix Corporation                                   $44.1       17.6x
The Call Center, LLC                                  $5.4       14.6x
Analysts International Corp. (NasdaqNM:ANLY)         $88.0       10.6x
Keith Companies Inc. (NasdaqNM:TKCI)                $173.4        8.6x
Nortel PEC Solutions                                $494.7       14.6x

Renal Care Group Inc. (NYSE:RCI)                  $4,058.7       12.2x
Clear Channel Communications Inc. (NYSE:CCU)      $8,253.5       10.4x
CUNO Inc.                                         $1,371.0       21.0x
School Specialty Inc. (NasdaqNM:SCHS)             $1,422.7       12.8x
IMS Health Inc. (NYSE:RX)                         $8,176.9       14.9x
Correctional Services Corp. (NasdaqNM:CSCQ)         $183.1       12.8x
PRG-Schultz International Inc. (NasdaqNM:PRGX)      $323.0       13.0x
Labone Inc. (NasdaqNM:LABS)                         $952.3       14.1x
Occupational Health & Rehabilitation Inc.
  (OTCBB:OHRI)                                       $62.4       12.6x
Bell Industries Inc. (AMEX:BI)                       $19.8       10.4x
NDCHealth Corp. (NYSE:NDC)                          $976.9       10.9x

Median (All Companies)                                           10.4x
33rd Percentile (All Companies)                                   7.4x
67th Percentile (All Companies)                                  12.6x

Median (Under $100 million)                                       7.4x
33rd Percentile (Under $100 million)                              6.0x
67th Percentile (Under $100 million)                             10.9x

Median (Under $50 million)                                        6.3x
33rd Percentile (Under $50 million)                               5.5x
67th Percentile (Under $50 million)                               8.1x


         For all the transactions, this resulted in a median multiple of 10.4x since 2003, with a range of 7.4x to 12.6x based upon the thirty-third (33%) and sixty-seventh (67%) percentiles.

         For all the transactions under $100 million in transaction value, this resulted in a median multiple of 7.4x since 2003, with a range of 6.0x to 10.9x based upon the thirty-third (33%) and sixty-seventh (67%) percentiles.

         For all the transactions under $50 million in transaction value, this resulted in a median multiple of 6.3x since 2003, with a range of 5.5x to 8.1x based upon the thirty-third (33%) and sixty-seventh (67%) percentiles.

         Applying these multiples to both the Company projected LTM EBITDA through September 30, 2005 and its projected LTM EBITDA through December 31, 2005 resulted in a range of implied enterprise value from approximately $23.5 million to approximately $49.4 million. Consequently, the range of implied value per share was $0.84 to $2.04. The per share consideration of $1.25 offered to unaffiliated shareholders is within this range.

         DISCOUNTED CASH FLOW ANALYSIS. MHH prepared a discounted cash flow analysis to derive a range of values for Marlton utilizing projections through 2009 furnished to it by the management of Marlton. MHH calculated the present values of the projected free cash flows (net income plus depreciation and certain other non-cash expenses, less cash for working capital and capital expenditures) for the five months ended December 31, 2005 and the four fiscal years ending December 31, 2009 and the terminal value. The calculation of free cash flow is shown on the table below:

Dollars in thousands, except per share data


                                                            FISCAL YEAR ENDED DECEMBER  31,
                                     ----------     ---------------------------------------------------
                                     HISTORICAL                          PROJECTED
                                     ----------     ---------------------------------------------------
                                       2005(1)         2006            2007          2008         2009
                                     ----------     ---------------------------------------------------

Revenue (1)                          $35,127         $93,576         $98,536      $103,758     $109,257
EBITDA                                 1,584           5,409           5,799         6,220        6,675
Less: Depreciation &
Amortization                            (829)         (1,673)         (1,668)       (1,663)      (1,658)
                                     =======         ==================================================
EBIT                                     755           3,736           4,131         4,557        5,017
Less: Taxes                             (302)         (1,494)         (1,652)       (1,823)      (2,007)
                                     -------         --------------------------------------------------
Tax-effected EBIT                        453           2,241           2,478         2,734        3,010

Plus: Depreciation &
Amortization                             829           1,673           1,668         1,663        1,658
Less: Capital Expenditures              (601)         (1,015)         (1,427)       (1,438)      (1,497)
Less: Changes in Working
Capital (a)                            1,642            (397)           (453)         (477)        (503)
Less: Decrease in long term
liabilities                              (42)           (423)           (458)         (478)        (289)
                                     -------         --------------------------------------------------
Free Cash Flow to the Firm (FCFF)    $ 2,281         $ 2,080         $ 1,809      $  2,004     $  2,380

TAX RATE                                  40%             40%             40%           40%          40%


------------
1) 2005 financials include only August through December


         To calculate a terminal value for Marlton at the end of the forecast period, MHH applied a range of 6.0 to 8.0 times projected year ending December 31, 2009 EBITDA. The range of multiples was arrived at by examining the range of historical M&A multiples for companies with transaction values under $100 million since 2000. For this period, the median transaction value as a multiple of EBITDA was 7.1x.

         MHH used discount rates of 20.5 percent to 23.5 percent. The range of discount rates was arrived at by taking the sum of the recent risk-free 10-year interest rate of 4.2% to risk-premiums of 16.3% to 19.3%. The risk premiums were derived by taking the historical risk premium of common stocks of 7.6% (which premium was based on data provided by Ibbotson Associates) and multiplying it by a range of estimated betas of 0.85 and 1.25. To the resulting value, a micro-cap size premium of 9.8% was added, which size premium was based on data provided by Ibbotson Associates.

         Based on the foregoing, MHH calculated the range of implied equity values per share for Marlton of $1.00 to $1.43 based on Marlton management's projections. The range of equity values is the result of calculated equity value per diluted share at the range of terminal value multiples and at the range of discount rates, and calculated the lowest (usually at the highest discount rate and lowest multiple) and highest (usually at the lowest discount rate and the highest multiple).

The range of values is shown on the table below. Enterprise values are expressed in thousands.
                                          ENTERPRISE VALUE
                                  -------------------------------
                DISCOUNT RATE      6.0X        7.0X        8.0X
                -------------     -------------------------------

                     20.5%        $30,174     $33,708     $37,241
                     21.2%        $29,640     $33,098     $36,557
                     22.0%        $29,120     $32,505     $35,891
                     22.7%        $28,613     $31,928     $35,242
                     23.5%        $28,120     $31,366     $34,611



                                  EQUITY VALUE PER DILUTED SHARE
                                  -------------------------------
                DISCOUNT RATE         6.0X     7.0X        8.0X
                -------------     -------------------------------
                     20.5%          $1.09     $1.26        $1.43
                     21.2%          $1.07     $1.24        $1.40
                     22.0%          $1.04     $1.21        $1.37
                     22.7%          $1.02     $1.18        $1.34
                     23.5%          $1.00     $1.15        $1.31

         The per share consideration of $1.25 offered to unaffiliated shareholders is within the range of $1.00 to $1.43 produced by this analysis.

         CONCLUSION. Based upon the above analyses, MHH determined that $1.25 per share is fair, from a financial point of view, to the shareholders, including the unaffiliated shareholders.

         MHH, as part of its financial advisory business, is frequently engaged in rendering financial advice in connection with mergers and acquisitions and was selected by the Board based upon its qualifications, reputation and experience in similar transactions. MHH has acted as the financial advisor to the Special Committee in connection with the proposed transaction and Marlton has agreed to pay MHH a fee of $75,000. Pursuant to the agreement between Marlton and MHH, $25,000 of the fee was to be paid as a retainer, $25,000 was to be paid when MHH orally delivered its opinion and the balance was to be paid upon the delivery of its written opinion to the Special Committee. In addition, the Company has agreed to reimburse MHH for its reasonable out-of-pocket expenses not to exceed $10,000. and to indemnify MHH against certain liabilities relating to or arising from this engagement.

SPECIAL INTERESTS OF AFFILIATED PERSONS IN THE TRANSACTION

         In considering the recommendation of our Board with respect to the Reverse Split, our shareholders should be aware that our executive officers and directors have interests in the transaction which may differ from those of our shareholders generally. These interests may create potential conflicts of interest. After the Reverse Split, our executive officers and directors will face less legal exposure compared to public reporting company executive officers and directors. While there are still significant controls, regulations and liabilities for directors and executives officers of unregistered companies, the legal exposure for the members of our Board and our executive officers will be reduced after the Reverse Split.

         As a result of the transaction, Continuing Shareholders, including our directors and executive officers, will generally experience a slight increase in their beneficial ownership as a percentage of the class of Common Stock. The percentage beneficial ownership of each director and executive officer will increase by a factor of approximately 11%, and the beneficial holdings of the directors and officers as a group will increase from 63.3% of the class before the transaction to 68.3% following effectiveness. The collective record holdings of the directors and executive officers will increase from 42.8% of the class before the Reverse Split, to approximately 48.4% after the transaction. Please see "Security Ownership of Certain Beneficial Owners and Management."

         As with other Continuing Shareholders, our directors and executive officers will receive cash consideration of $1.25 for any shares that would otherwise become fractional shares as a result of the Reverse Split. The chart below shows the cash consideration which the Company estimates each director and executive officer will receive as a result of the Reverse Split.

         Scott J. Tarte                                     $4,770
         Jeffery K. Harrow                                   6,260
         Robert B. Ginsburg                                  5,829
         Alan I. Goldberg                                    5,689
         Stephen P. Rolf                                     1,250


         Outside directors Messrs. Agarwal, Oberwager and Vague own no shares directly and thus will not receive any cash consideration.

COSTS OF THE TRANSACTION AND SOURCE OF FUNDS

         Based on estimates of the record ownership of shares of our Common Stock, the number of shares outstanding and other information as of October 31, 2005, and assuming that approximately 1,250,000 shares are cancelled, we estimate that the total funds required to consummate the Reverse Split will be around $1,813,500, of which approximately $1,562,500 will be used to pay the consideration to shareholders entitled to receive cash for their shares of our Common Stock and $251,000 will be used to pay the costs of the reverse stock split, as follows:

         Legal, Accounting and Financial Advisor          $225,000
         Special Meeting, Printing and Distribution         15,000
         SEC Filing Fees and Press Releases                  1,000
         Transfer Agent Fees                                10,000
                                                        -----------
         TOTAL TRANSACTION FEES                           $251,000
                                                        ===========

         We intend to the finance the Reverse Split through funds obtained from our revolving credit facility with Bank of America (the "Loan Facility"). This Loan Facility provides maximum borrowing capacity of $15,000,000 at a total effective interest rate of 6%. The Loan Facility restricts the Company's ability to pay dividends, and includes certain financial covenants including fixed charge coverage ratio and maximum capital expenditure amount. The Loan Facility is incorporated herein by reference to the Exhibits 10.21, 10.39, 10.40 and
10.41 of the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

         The Company currently has about $7,000,000 in availability under the Loan Facility, and expects to have at least $3,000,000 in availability at year end. The Loan Facility prohibits any payment in respect of stock, redemption of stock and certain inter-company transfers of fund without the lender's consent. Although the proposed Reverse Split would violate these prohibitions if consummated, we have obtained the consent of the Bank of America (the "Consent Letter") to fund the transaction under the Loan Facility in accordance with the conditions contained in the Consent Letter. The Consent Letter provides that the Company must have at least $1,500,000 in availability under its borrowing formula following the consummation of the Reverse Split in order to fund the transaction under the Loan Facility. The Consent Letter is attached to the
Schedule 13E-3 as Exhibit (b)(1.2).

         Although the Company had initially secured a commitment from Messrs. Harrow and Tarte to provide back up financing in the event of insufficient availability under the Loan Facility, the Special Committee recently reviewed the funding availability under the Loan Facility and subsequently approved a decision by Messrs. Harrow and Tarte elected to withdraw their offer. While the Loan Facility presently has sufficient funds available to fully fund the Reverse Split, if circumstances change before the effective date of the Reverse Split and sufficient funds are not available, the Company will seek to amend its terms to provide the additional funding capacity. The Company does not otherwise have a specific plan in place to secure back up financing for the Reverse Split.

         The Company does not have any specific plans in place to repay the funds borrowed to consummate the Reverse Split. In general, the Company plans to repay the funds with available cash from operations in accordance with the terms of the Loan Facility and the Consent Letter.

BACKGROUND OF THE PROPOSAL

         In recent years, the disclosure obligations of public companies have been heightened by an increasingly complex process of complying with the Exchange Act's filing and reporting requirements. We incur substantial direct and indirect costs associated with the preparation and filing of the Exchange Act's reporting requirements imposed on public reporting companies. The financial costs and time demands associated with public reporting increased significantly with the implementation of SOA, including the significant costs and burdens of meeting the pending internal control evaluation and audit requirements of SOA Section 404. While the SEC has delayed the application of
Section 404 to non-accelerated filers like us until our 2007 fiscal year, the cost of implementing Section 404's internal control procedures is expected to be burdensome and costly for a small company like Marlton.

         We will have to incur substantial costs in 2006 and each year thereafter to implement these procedures unless and until we deregister under the Exchange Act. Historically, we have also incurred substantial indirect costs as a result of the management time expended to prepare and review our public filings. These indirect costs are expected to increase under the SOA and Section 404 in particular.

         Over the period since the implementation of these heightened disclosure requirements, the daily trading volume for our Common Stock has averaged approximately 10,000 shares, ranging from a large number of days with almost no trading at all to infrequent spikes of over 50,000 shares. The Board believes that the erratic trading volumes have resulted in a highly inefficient market for the Common Stock, with the trading price varying from a recent high of $1.56 to a low of $0.20 per share in 2002. This low trading volume and modest market capitalization have limited the Company's ability to use its Common Stock as a source of funding. The Company has not raised any capital through the sales of Common Stock in a public offering in over five years and has no plans to do so in the foreseeable future.

         The Board has also determined that, given the Company's size, the absence of sustained interest from public investors and securities research analysts, and other factors, the Company has not enjoyed appreciable enhancement in its image which may result from reporting company status.

         In light of these circumstances, our Board believes that it is in the best interest of the Company and its shareholders to undertake the Reverse Split, enabling us to deregister our Common Stock under the Exchange Act. Deregistering will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act and the SOA.

         In 2002, upon the recommendation of a special committee of independent directors, our Board entered into in an agreement to merge the Company into an entity controlled by, among others, Messrs. Jeffery K. Harrow, Chairman of the Company's Board of Directors, Scott J. Tarte, Vice Chairman of the Board, Robert
B. Ginsburg, President and Chief Executive Officer of the Company, and Alan I. Goldberg, General Counsel and Corporate Secretary of the Company. If consummated, the merger would have resulted in the Company ceasing to be a public reporting company. The group offered to terminate the merger transaction, however, after other parties approached the Board with varying inquiries or proposals to acquire the Company. The special committee, after considering and evaluating a number of factors relating to Marlton, including the offer to terminate the merger agreement and the other preliminary inquiries regarding possible acquisitions of Marlton, and after consulting with its independent financial advisor and counsel, recommended to the Board that it accept the proposal to terminate the merger agreement and that it not pursue discussions with the other parties. The Board accepted the recommendations of the special committee and executed an agreement terminating the proposed merger transaction.

         While the Company's directors and officers have had informal discussions since 2002 about whether the Company was achieving the benefits of being a public reporting company when weighed against the costs of complying with the public company reporting obligations under the Exchange Act, the Board did not formally consider taking any steps to deregister the Common Stock until 2005. During this period, the Board remained consistent in its desire to remain an independent company.

         In a meeting of the Board on August 4, 2005, with all the directors present, the Board began to formally discuss the possibility of terminating the Company's public reporting obligations with the SEC by deregistering its class of Common Stock from under the Exchange Act. In connection with its consideration of such deregistration, the Board sought the advice of outside counsel and was subsequently provided with a briefing on the mechanics of terminating its Exchange Act reporting obligation by means of a reverse stock split and on the deregistration process. Because the Board believed that future growth and further enhancement of shareholder value remain viable prospects for the Company, the Board determined that it remained in the best interests of the Company and a majority of its shareholders for the Company to continue as an independent company, but not as a public reporting company under the Exchange Act.

         On August 8, 2005, at a meeting of the Board with all directors and counsel present, the Board established a Special Committee of independent directors to include Messrs. A.J. Agarwal, Washburn Oberwager and Richard Vague and charged it with the responsibility of reviewing a reverse stock split proposal to terminate the Company's public reporting obligations under the Exchange Act, and authorized it to engage a financial adviser and other consultants to review the fairness of such a transaction and the consideration to be paid to the Company's shareholders, including unaffiliated shareholders. Mr. Vague was elected by the Special Committee to act as its chairman. The Special Committee was empowered by the Board to consider any alternatives to achieve the objective of terminating the Company's Exchange Act reporting obligation that did not include the sale of the Company. At the meeting, the directors, counsel and management discussed potential investment banker candidates to review the fairness of the proposed consideration. The Special Committee selected three potential candidates and authorized its members to contact those firms for proposals.

         On August 15, 2005, at a meeting of the Special Committee with all members present, the committee reviewed the materials provided and qualifications of the three candidates for investment banker adviser to the Special Committee, and listened to presentations by each candidate. The Special Committee was advised of any prior contacts with the candidates, noting that one candidate had provided a prior valuation of the Company in 2004 as part of the Board's overall strategic planning process and a founding member of another candidate had performed investment banking work for the Company when employed by a different investment banking firm in 2003. The Special Committee discussed each of the candidates in turn and determined that two out of the three had met the Special Committee's requirements to serve as its financial adviser.

         On August 16, 2005, at a meeting of the Special Committee with all members and counsel present, the Special Committee reviewed the qualifications of the final two investment banker candidates and determined to select MHH to serve as its financial adviser, subject to clarification of the scope and cost of the representation with representatives of MHH. The committee authorized its chairman to contact MHH for the required clarification and to ask that representatives of MHH be prepared to address the committee at its next meeting.

         On August 22, 2005, at a meeting of the Special Committee with all members present, as well as counsel and senior management of the Company by invitation of the committee, the Special Committee reviewed the results of its interviews with the investment banking candidates and its anticipated selection of MHH as its financial adviser. The Special Committee confirmed its selection of MHH to act as its investment banking adviser. Representatives of MHH were then asked to join the meeting and to provide an overview of their valuation process and schedule for rendering its advice to the committee.

         On August 29, 2005, at a meeting of the Special Committee with all members present along with counsel and representatives of MHH, the committee reviewed and discussed the concept of a reverse stock split to terminate the Company's public reporting obligations. The committee also briefly discussed with counsel and MHH the possible use of an issuer tender offer, but noted that it could not ensure that the Company would be eligible to terminate its public reporting obligation. . The Special Committee also discussed the then current trading levels of the Common Stock, the possibility of a third party offer for the Company, SEC processing of the reverse split materials and the outlines of a fairness opinion from MHH as part of its review of the transaction. The Special Committee reaffirmed its desire to terminate the Company's public company reporting obligation, but to remain an independent company and not to put the Company up for sale. The Special Committee then asked its chairman to request preliminary terms of a reverse split from management as soon as possible. The Special Committee did not give any material consideration to other alternatives to terminating the Company's public reporting obligations, and it did not recommend a cash-out price as part of the Reverse Split.

         At a meeting of the Special Committee on September 13, 2005, with all members present, as well as counsel, representatives of MHH and Messrs. Harrow and Goldberg , who attended at the request of the Special Committee, preliminary terms of the Reverse Split were presented by management and discussed, including a 5,000 to 1 ratio, a range of cash consideration values of $1.15 to $1.30 and a discussion of the source of funding for the Reverse Split. MHH noted during the discussion that, based upon its research, the volume-weighted average price of the Company's Common Stock during the previous one, three and six months periods was approximately $0.94 to $1.03 per share. The Special Committee was advised that the Company's primary lender had indicated informally that it would consent to the transaction and the Company could use its revolving credit facility to fund the transaction subject to conditions relating to its availability under its borrowing formula, but that its formal approval would be required. Mr. Harrow indicated to the Special Committee that he and Mr. Tarte would be willing to loan the Company any additional funds it may need to complete the payments to the shareholders receiving cash for their shares, on the same terms as the credit facility. In addition, MHH provided an oral presentation of recent going private transactions including the range of premiums paid in those transactions.

         On September 19, 2005, at a meeting of the Special Committee with all members present, as well as counsel and representatives of MHH, the committee was provided with a review of the Reverse Split proposal by the MHH representatives, including a discussion of the recent trading activity and increase in stock price, noting that the stock price can move significantly higher or lower on relatively low trading volume. MHH representatives noted the negative growth of the Company for the last two of the previous three years, as well as improving general economic conditions, and presented its analysis of the proposal, using multiple methodologies, including premiums paid, comparable company, discounted cash flow and cost of capital procedures. MHH also noted the lack of many comparable companies to the business of the Company. Following a discussion with and questioning of MHH representatives by the Special Committee regarding MHH's evaluation procedures and results, the meeting was adjourned to later in the day. The meeting was subsequently reconvened and the discussion continued. Based upon the work product of MHH, the Special Committee instructed MHH to request a revised proposal from management that was within the range of fair values MHH had presented and above the trading price on the day proposed.

         At a meeting on September 22, 2005 of all members of the Special Committee and the Board, as well as counsel and representatives of MHH and senior management, a revised proposal was presented by management, including the $1.25 cash-out price and a standby guaranty of funding. After discussion of the revised proposal by the Special Committee and MHH, the Board determined that the proposal was fair to the unaffiliated shareholders and approved the Reverse Split and determined to present the proposal to the shareholders for approval with its recommendation that the shareholders approve the Reverse Split. The Board retained the authority to terminate the transaction even after shareholder approval.

         On November 9, 2005, the Special Committee convened a meeting to discuss the amount of available funds under the Loan Facility and to determine whether the Company still needed the back-up financing commitment extended by Messrs. Harrow and Tarte. After reviewing the terms of the Loan Facility, including the level of accounts receivables related to the Loan Facility, the Special Committee determined that the proffered back up financing was no longer necessary and terminated the back-up financing commitment. The Special Committee determined further that, while it did not have any specific back-up funding plans or proposals, in the event the

Loan Facility was insufficient to fully finance the Reverse Split, it would seek to renegotiate or request a waiver of the specific limiting provisions of the Loan Facility.

         During the course of the Special Committee's consideration of the Reverse Split, it did not evaluate in any material fashion any split ratios other than the 1 for 5,000 ratio, which the Special Committee determined was sufficient to reduce the number of holders of record to below 300 holders.

FEDERAL INCOME TAX CONSEQUENCES

         Summarized below are material federal income tax consequences to the Company and to our shareholders resulting from the Reverse Split, if consummated. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, more commonly referred to as the Code, the Treasury Regulations, issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, other applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the federal income tax consequences of the Reverse Split.

         This summary does not address all aspects of the possible federal income tax consequences of the Reverse Split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our shareholders in light of their individual investment circumstances nor to our shareholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers), or who hold, have held, or will hold our Common Stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not address any consequences of the Reverse Split under any state, local or foreign tax laws.

         We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to our shareholders as a result of the Reverse Split. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

         This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.

         You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

         We believe that the Reverse Split will be treated as a "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to us or to our shareholders who do not receive cash in the transaction. However, if you are receiving cash in the transaction, you may not qualify for tax-free "recapitalization" treatment for federal income tax purposes.

         SHAREHOLDERS WHO DO NOT RECEIVE CASH IN CONNECTION WITH THE REVERSE SPLIT. If you (1) continue to hold Common Stock directly immediately after the Reverse Split, and (2) you receive no cash as a result of the Reverse Split, you should not recognize any gain or loss in the Reverse Split for federal income tax purposes. Your aggregate adjusted tax basis in your shares of our Common Stock held immediately after the Reverse Split will be equal to your aggregate adjusted tax basis in such shares held immediately prior to the Reverse Split and you will have the same holding period or periods in your Common Stock as you had in such Common Stock immediately prior to the Reverse Split.

         SHAREHOLDERS WHO RECEIVE CASH IN CONNECTION WITH THE REVERSE SPLIT. If you (1) receive cash in exchange for your shares as a result of the Reverse Split, (2) you do not continue to hold any Common Stock directly immediately after the Reverse Split, and (3) you are not related to any person or entity that holds Common Stock immediately after the Reverse Split, you will recognize capital gain or loss on the Reverse Split for federal income tax purposes, with such gain measured by the difference between the cash you received for your shares and your aggregate adjusted tax basis in those shares.

         If you receive cash in exchange for some of your shares of our Common Stock as a result of the Reverse Split, but either continue to directly own stock immediately after the Reverse Split, or are related to a person or entity who continues to hold stock immediately after the Reverse Split, you will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is "not essentially equivalent to a dividend," or constitutes a "substantially disproportionate redemption of stock," as described below.

     o "NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the Reverse Split (taking into account for this purpose the Common Stock owned by persons related to you) is considered a "meaningful reduction" given your particular facts and circumstances. In other cases, the Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation will satisfy this test.

     o "SUBSTANTIALLY DISPROPORTIONATE REDEMPTION OF STOCK." The receipt of cash in the Reverse Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of our Common Stock owned by you (and by persons related to you) immediately after the Reverse Split is (a) less than 50% of all outstanding shares and (b) less than 80% of the percentage of shares of our Common Stock owned by you immediately before the Reverse Split.


         In applying these tests, you will be treated as owning shares of our Common Stock actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for Common Stock is not treated as capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See "CAPITAL GAIN AND LOSS" and "SPECIAL RATE FOR CERTAIN DIVIDENDS," below.

         CAPITAL GAIN AND LOSS. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

         SPECIAL RATE FOR CERTAIN DIVIDENDS. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Reverse Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate shareholder, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult with your tax advisor regarding your applicability for, and the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

         WITHHOLDING TAX ON NON U.S. PERSONS. If you are not a U.S. person (a "Non U.S. Person"), cash payments made to you that qualify as a dividend, as described above, may be subject to a withholding of a 30% U.S. tax. Cash payments that you receive from payment for fractional or odd lot shares are likely to be classified as a dividend because you are likely to have increased your percentage ownership in the Common Stock as a result of the Reverse Split. We will determine at the time of payment if we are required to withhold. You may reduce the rate of withholding if you provide us with a properly executed form W-8BEN on which you claim the benefits of an applicable tax treaty.

         If the 30% (or reduced) tax withheld exceeds your actual U.S. tax liability, you may filed with the IRS for a refund.

         BACKUP WITHHOLDING. Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Reverse Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each shareholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date. Failure to provide such information may result in backup withholding at a rate of 28%.

         As explained above, the amounts paid to you as a result of the Reverse Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

         THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT IS GENERAL AND DOES NOT INCLUDE

ALL CONSEQUENCES TO EVERY SHAREHOLDER UNDER FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS. ACCORDINGLY, EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

APPRAISAL AND DISSENTERS' RIGHTS

         The Pennsylvania Business Corporation Law of 1988, as amended, does not afford shareholders appraisal or dissenters' rights for a reverse stock split transaction. The Board did not consider the presence or lack of appraisal rights to be a material factor in its consideration and approval of the Reverse Split.

RECOMMENDATION OF THE BOARD

         Our Board has unanimously determined that the Reverse Split is from all perspectives fair to, and in the best interests of, the Company and its shareholders. Members of the Board and executive officers of the Company own approximately 43% of the outstanding shares of Common Stock and have indicated that they will vote to approve the Reverse Split.

         THEREFORE, THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE REVERSE SPLIT ON THE ATTACHED PROXY.

                                   THE COMPANY

         Marlton Technologies, Inc., through its Sparks Exhibits & Environments and Sparks Custom Retail subsidiaries, is engaged in the design, marketing and production of trade show, museum, theme park and themed interior exhibits, store fixtures, premium incentive plans, corporate events, and point of purchase displays, both domestically and internationally. Our executive offices are located at 2828 Charter Road, Philadelphia, Pennsylvania 19154 and our telephone number is (215) 676-6900.

RECENT DEVELOPMENTS

         On March 15, 2005, Sparks Exhibits & Environments Corp., a subsidiary of the Company, acquired substantially all of the assets and assumed specified liabilities of Showtime Enterprises, Inc. and its subsidiary, Showtime Enterprises West, Inc. (collectively "Showtime") from the Chapter 11 bankruptcy proceeding which Showtime had filed in January 2005. Showtime designed, marketed and produced trade show exhibits, point of purchase displays, museums and premium incentive plans. Showtime had sales of approximately $21 million in 2004. The aggregate purchase price was $6.3 million, comprised of $2.8 million paid in cash, $1.7 million for contingent royalty and percentage of sales payments, $1 million of long-term debt assumption and $0.8 million for stock warrants. The Company financed this acquisition by increasing its revolving credit facility borrowing capacity and obtaining a new term loan. The Company's Audit Committee engaged the Company's registered public accounting firm to perform the required audit of Showtime's financial statements. It was subsequently determined that such audit could not be performed due to the unavailability of necessary documentation and personnel of Showtime due to the bankruptcy proceeding. The Company subsequently applied for a waiver of these financial statement requirements with the Office of Chief Accountant of the SEC, but the waiver was denied.

The inability to file these audited financial statements would limit the Company's ability to engage in certain types of transactions requiring SEC review, including without limitation, public offerings and certain private offerings of securities and business combination transactions requiring shareholder approval.

MARKET INFORMATION FOR OUR COMMON STOCK

         Our Common Stock trades on Amex under the symbol "MTY." The following table sets forth the quarterly high and low sales prices for our last two fiscal years and the first three quarters of this fiscal year.

------------------------------------------------ -------------------------------
                                                            SALES PRICE ($)
------------------------------------------------ ------------------ ------------
FISCAL YEAR 2003                                       HIGH                LOW
------------------------------------------------ ------------------ ------------
 First Quarter                                          .33                .18
 Second Quarter                                         .40                .29
 Third Quarter                                          .80                .38
 Fourth Quarter                                         .80                .42
------------------------------------------------ ------------------ ------------

------------------------------------------------ -------------------------------
                                                            SALES PRICE ($)
------------------------------------------------ -------------------------------
FISCAL YEAR 2004                                       HIGH                LOW
------------------------------------------------ ------------------ ------------
 First Quarter                                          .67                .45
 Second Quarter                                         .66                .45
 Third Quarter                                          .70                .53
 Fourth Quarter                                         .98                .58
------------------------------------------------ ------------------ ------------

------------------------------------------------ -------------------------------
                                                            SALES PRICE ($)
------------------------------------------------ -------------------------------
FISCAL YEAR 2005                                       HIGH                LOW
------------------------------------------------ ------------------ ------------
 First Quarter                                         1.48                .72
 Second Quarter                                        1.25                .68
 Third Quarter                                         1.56                .70
------------------------------------------------ ------------------ ------------

DIVIDEND POLICY

         No dividends were paid during the past two fiscal years. The Company currently intends to employ all available funds in the business. Future dividend policy will be determined in accordance with the financial requirements of the business. However, the Company's loan agreement provides that the Company may not pay dividends to its shareholders without the lender's prior written consent and also provides restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of dividends, loans or advances.

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information about our directors and executive officers, including their names, ages, all positions and offices held by each of them, the period during which each has served in his current role, and the principal occupations of each over the past five years.

         JEFFREY K. HARROW, age 48, serves as our Chairman and has been a director and officer of the Company since November 2001. Mr. Harrow served as President and CEO of CMPExpress.com from 1999 through 2000. Mr. Harrow negotiated the sale of the CMPExpress.com business to Cyberian Outpost (Nasdaq ticker "COOL") in September 2000. From 1982 through 1998, Mr. Harrow was the President, CEO and a Director of Travel One, which was in 1998 the 6th largest travel management company in the United States. Mr. Harrow previously served as a board member for the Company and has served as a board member for Eastern Airlines Advisory Board, Cherry Hill National Bank (sold to Meridian Bank), and Hickory Travel Systems. Mr. Harrow is a graduate of George Washington University School of Government and Business Administration earning his B.B.S. in 1979.

         A.J. AGARWAL, age 39, has been a director since 2001. Mr. Agarwal is a Senior Managing Director in the Mergers & Acquisitions Advisory Group for The Blackstone Group. Since joining Blackstone 1992, Mr. Agarwal has worked on a variety of mergers and acquisitions transactions (both in an advisory capacity and as a principal). Before joining Blackstone, Mr. Agarwal was with Bain & Company. Mr. Agarwal graduated from Princeton University magna cum laude and Phi Beta Kappa and received an MBA from Stanford University Graduate School of Business. He serves as a trustee of Princeton University's Foundation for Student Communication, the publisher of Business Today magazine.

         WASHBURN OBERWAGER, age 58, has been a director since 2002. Mr. Oberwager was Chief Executive Officer and a co-owner from 1987 to 1999 of Western Sky Industries, Inc., a leading manufacturer of aircraft systems and components. This $170 million business was divested in 1999. Since that time, Mr. Oberwager has provided equity capital for high tech companies and has been a principal in Avery Galleries, which specializes in American paintings.

         SCOTT J. TARTE, age 43, has served as an officer and director of the Company since November 2001 and is currently Vice Chairman of the Company. From January 2001 to November 2001, Mr. Tarte served as acting CEO of Medidata Solutions, a privately held technology company specializing in applications that streamline the data collection process for clinical trials of new drug compounds seeking FDA approval. From January 1988 to November 1998, Mr. Tarte was an owner and served as Chief Operating Officer of Travel One. Mr. Tarte oversaw all corporate operations and finance of the company, and shared responsibility for strategic planning with Mr. Harrow. In November 1998, Travel One was sold to the American Express Corporation. Mr. Tarte launched American Express One, a $3 billion travel division representing a consolidation of the prior Travel One organization and over $2 billion of legacy American Express business. In December 1999, Mr. Tarte resigned his position with American Express but agreed to remain as a paid consultant. Mr. Tarte graduated from the University of Pennsylvania with a B.A. in 1984 and he received his law degree from Fordham University in 1987.

         RICHARD VAGUE, age 49, has been a director since 2001. Mr. Vague co-founded Juniper Financial in 1999, a direct consumer bank with advanced internet and wireless functionality. Mr. Vague is the Chairman and CEO of Juniper Financial. Prior to co-founding Juniper Financial, from 1985 to 1999, Mr. Vague was co-founder, Chairman and CEO of First USA, a credit card company that grew from a virtual start-up in 1985 to the largest VISA credit card issuer in the world. He also served as chairman of Paymentech, the merchant payment-processing subsidiary of First USA and is a former board member of VISA.

         ROBERT B. GINSBURG, age 51, is our Chief Executive Officer and President and has served as an officer of the Company since August 1990. Mr. Ginsburg also served as a director of the Company from 1990 to 2004. From 1985 to August 1990, Mr. Ginsburg was actively involved in the development and management of business opportunities, including the acquisition of manufacturing companies, investment in venture capital situations and the provision of finance and management consulting services as a principal of Omnivest Ventures, Inc. Mr. Ginsburg is a Certified Public Accountant.

         ALAN I. GOLDBERG, age 53, is our General Counsel and Corporate Secretary and has served as an officer of the Company since August 1990. Mr. Goldberg also served as a director of the Company from 1991 to the 2004. From April 1987 through August 1990 he was involved in venture capital investments and business acquisitions as a principal of Omnivest Ventures, Inc. Mr. Goldberg is a corporate attorney.

         STEPHEN P. ROLF, age 50, became Chief Financial Officer and Treasurer of the Company in January 2000. Mr. Rolf was employed from 1977 to December 1999 by Hunt Corporation, a New York Stock Exchange listed manufacturer and distributor of office and graphics products. Mr. Rolf worked in various financial capacities for Hunt Corporation, including Vice President and Controller.

         Each director and executive officer is a citizen of the United States and may be contacted at the Company's executive offices at 2828 Charter Road, Philadelphia, Pennsylvania 19154, telephone number (215) 676-6900.

         To the Company's knowledge, none of our executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning the shares of Common Stock, beneficially owned as of October 31, 2005 by (i) the Company's directors; (ii) the Company's executive officers; (iii) the Company's directors and executive officers as a group; and (iv) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock.


------------------------------------- ----------------------------------------- ---------------
                                               Shares of Common Stock             Percent of
                                                 Beneficially Owned              Class After
                                               Prior to Reverse Split           Reverse Split
------------------------------------- ------------------------- --------------- ---------------
Name and Address of Beneficial             No. of Shares          Percent of
Owners, Officers and Directors                                      Class
------------------------------------- ------------------------- --------------- ---------------
Scott J. Tarte                        11,021,844 (1) (3)             73.8            81.1
------------------------------------- ------------------------- --------------- ---------------

------------------------------------- ------------------------- --------------- ---------------
Jeffrey K. Harrow                     11,021,844 (2) (3)             73.8            81.1
------------------------------------- ------------------------- --------------- ---------------
Robert B. Ginsburg                    11,021,844 (3) (4) (5)         73.8            81.1
------------------------------------- ------------------------- --------------- ---------------
Alan I. Goldberg                      1,300,772 (5) (6)              9.4             10.5
------------------------------------- ------------------------- --------------- ---------------
A.J. Agarwal                          100,000 (7)                     -               -
------------------------------------- ------------------------- --------------- ---------------
Richard Vague                         100,000 (8)                     -               -
------------------------------------- ------------------------- --------------- ---------------
Washburn Oberwager                    100,000 (9)                     -               -
------------------------------------- ------------------------- --------------- ---------------
Stephen P. Rolf                       121,000 (10)                    -              1.1
------------------------------------- ------------------------- --------------- ---------------
All directors and executive           12,743,616 (11)               63.3%           68.3%
officers as a group (8 persons)
------------------------------------- ------------------------- --------------- ---------------
Lawrence Schan                        990,750 (12)                   7.7             8.7
------------------------------------- ------------------------- --------------- ---------------
Stanley D. Ginsburg                   815,467 (13)                   6.3             7.1
------------------------------------- ------------------------- --------------- ---------------
Ira Ingerman                          774,367 (14)                   6.0             6.7
------------------------------------- ------------------------- --------------- ---------------
Lombard Associates                    1,044,926 (15)                 8.1             9.1
------------------------------------- ------------------------- --------------- ---------------

(1) Includes an aggregate of 2,125,000 shares which Mr. Tarte may acquire upon the exercise of outstanding options and warrants.

(2) Includes an aggregate of 2,138,336 shares which Mr. Harrow may acquire upon the exercise of outstanding options and warrants.

(3) Messrs. Harrow, Tarte and R. Ginsburg (the "Agreement Group") are parties to a Stockholders' Agreement as described below. The Agreement Group may be deemed to have acquired beneficial ownership of 11,021,844 shares of Common Stock for purposes of Section 13(d) and 13(g) of the Exchange Act. Each member of the Agreement Group hereby disclaims beneficial ownership with respect to shares over which he does not have direct voting or dispositive powers, other than pursuant to the Stockholders' Agreement. This Stockholders' Agreement will not dictate the votes of Messrs. Harrow, Tarte and R. Ginsburg with regard to the Reverse Split proposal.

(4) Includes an aggregate of 1,630,021 shares which Mr. Ginsburg may acquire upon the exercise of outstanding options and warrants.

(5) Does not include for each of Messrs. Goldberg and Ginsburg 194,670 shares held by the Company's 401(k) Plan for the benefit of the Company's employees. Each of Messrs. Goldberg and Ginsburg is a trustee of such plan, and each disclaims beneficial ownership of all such shares except those shares held for his direct benefit as a participant in such plan.

(6) Includes an aggregate of 896,221 shares which Mr. Goldberg may acquire upon the exercise of outstanding options and warrants.

(7) Includes an aggregate of 100,000 shares which Mr. Agarwal may acquire upon the exercise of outstanding options and warrants.

(8) Includes an aggregate of 100,000 shares which Mr. Vague may acquire upon the exercise of outstanding options and warrants.

(9) Includes an aggregate of 100,000 shares which Mr. Oberwager may acquire upon the exercise of outstanding options and warrants.

(10) Includes an aggregate of 120,000 shares which Mr. Rolf may acquire upon the exercise of outstanding options and warrants.

(11) Includes shares beneficially owned by Messrs. Harrow, Tarte, R. Ginsburg, Goldberg, Agarwal, Vague, Oberwager and Rolf. The address for each of the Company's executive officers and directors is 2828 Charter Road, Philadelphia, Pennsylvania, 19154.

(12) Mr. Schan's address is: 507 Fishers Road, Bryn Mawr, PA 19010.

(13) Mr. Stanley Ginsburg's address is: 50 Belmont Ave., #1014, Bala Cynwyd, PA 19004.

(14) Mr. Ingerman's address is: 1300 Centennial Road, Narbeth, PA 19072.

(15) Lombard Associates is a sole proprietorship owned by Charles P. Stetson, Jr. and its address is: 115 East 62nd Street, New York, New York 10021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH AFFILIATES

         The Company leases its principal facility in Philadelphia from 2828 Partnership L.P., a limited partnership whose general partners are Stanley Ginsburg (the father of Robert Ginsburg, our President and Chief Executive Officer) and Ira Ingerman, each a beneficial owner of more than five percent of our Common Stock. In 2004, the Company paid $771,025 pursuant to this lease.

STOCKHOLDERS' AGREEMENT

         On November 20, 2001, Messrs. Tarte, Harrow and Robert Ginsburg and the Company entered into a Stockholders' Agreement pursuant to which, with certain exceptions, (i) Messrs. Tarte and Harrow have the right to designate that number of individuals as nominees (which nominees include Tarte and Harrow) for election as directors as shall represent a majority of the Company Board, (ii) Messrs. Tarte, Harrow and Ginsburg will vote their shares of Common Stock in favor of the Messrs. Tarte and Harrow designees and Mr. Ginsburg, (iii) without the prior written consent of Mr. Ginsburg, for a period of seven years following the effective date of the Stockholders' Agreement, Messrs. Tarte and Harrow agreed not to vote any of their shares of Common Stock in favor of (x) the merger of the Company, (y) the sale of substantially all of the Company's assets, or (z) the sale of all the shares of Common Stock, in the event that in connection with such transactions the shares of Common Stock are valued at less than $2.00 per share, (iv) Messrs. Tarte, Harrow and Ginsburg will recommend to the Board that it elect Mr. Harrow as the Chairman of the Board of the Company, Mr. Ginsburg as the President and Chief Executive Officer of the Company, and Mr. Tarte as the Vice Chairman of the Board of the Company and as the Chief Executive Officer of each subsidiary of the Company, and (v) Messrs. Tarte, Harrow and Ginsburg shall have a right of first refusal with respect to one another in connection with any sale of the shares of Common Stock held by them. The term of the Stockholders' Agreement is 20 years. For the Company's last Annual Meeting, Messrs. Tarte and Harrow did not designate any nominees for directors other than themselves. Due to the Amex's requirement that a majority of the Board be comprised of independent directors, Mr. Ginsburg has waived the Stockholders' Agreement requirement (and his employment agreement requirement) that Messrs. Tarte and Harrow vote for him as a nominee for director, as long as the Company provides him with Board observer rights allowing him to receive notice and all materials for Board meetings as provided to Board members and the right to attend Board meetings without any voting rights. This Stockholders" Agreement will not dictate the voting of Messrs. Tate, Harrow and Robert Ginsburg with respect to the Reverse Split proposal.

FINANCIAL STATEMENTS AND OTHER INFORMATION

         The Company's financial information can be found in our Annual Report on Form 10-K for the year ended December 31, 2004, which is included as Exhibit C to this proxy statement, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which is included as Exhibit D to this proxy statement. Pro forma financial information showing the impact of the Reverse Split on the Company's balance sheet and income statement is attached as Exhibit E to this proxy statement.

         The Company's book value per share as of the September 30, 2005 balance sheet was $.81 per share. The Company's ratio of earnings to fixed charges was
2.88 on September 20, 2005 and 3.64 as of December 31, 2004.

                                  OTHER MATTERS

PROXY SOLICITATION

         The Company will bear the expense of the solicitation of proxies for use at the Special Meeting. In addition to solicitation of proxies by the mails, some of our officers and directors may solicit proxies by telephone, facsimile or personal interview without any additional remuneration. The Company will reimburse brokers, nominees, custodians and other fiduciaries for expenses in forwarding proxy materials to their principals.

"RULE 13E-3 TRANSACTION"

         The Reverse Split described in this proxy statement is considered a "Rule 13e-3 transaction" as defined under the Exchange Act because it has the purpose or effect of reducing the number of record owners of the Common Stock to less than 300 persons and will lead to delisting of the Common Stock from trading on Amex. As required by the rules of the SEC, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. The Schedule 13E-3 is available on the SEC's website at http://www.sec.gov or by contacting the Company's Corporate Secretary at the address above.

PROXY REVOCATION AND VOTING OF SHARES

         A properly executed proxy may be revoked at any time prior to it being voted (i) by delivery of written notice to the Company's Corporate Secretary,
(ii) by submission of a later dated proxy, or (iii) by revoking the proxy and voting in person at the Special Meeting.

         Only shareholders of record at the close of business on October 31, 2005 will be entitled to vote at the Special Meeting. On that date there were 12,939,696 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on all matters submitted to the shareholders for approval. A majority of the issued and outstanding shares of Common Stock eligible to vote must be represented in person or by proxy at the meeting to establish a quorum. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Special Meeting is required to approve the Reverse Split and any other proposals which may properly come before the meeting or any adjournments thereof.

         Abstentions, votes withheld, and broker non-votes will be counted for purposes of determining a quorum but will not be counted otherwise. Broker non-votes occur as to any particular proposal when a broker returns a proxy but does not have authority to vote on such proposal.

WHERE YOU CAN FIND MORE INFORMATION

         As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. As explained above, the Schedule 13E-3, and any amendments or exhibits that it incorporates by reference, remain available for shareholder inspection. Statements made in this proxy statement, or any other document which this proxy statement incorporates by reference, should not necessarily be considered complete. Each such statement is qualified in its entirety by reference to that document filed as an exhibit with the SEC.



         As a public company, we are currently subject to the informational reporting requirements of the Exchange Act. In compliance with this obligation, the Company files annual, quarterly and periodic reports, proxy statements and other communicative documents with the SEC. The SEC maintains a public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 where visitors may copy and read any document that we file with the SEC. You may call the SEC at 1-800-732-0330 to gain further information about the public reference room. Certain of our SEC filings are also available to the public through the SEC's website at http://www.sec.gov.

         We have included with this proxy statement copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

OTHER MATTERS FOR THE MEETING

         The Board knows of no other matters to be brought before the Special Meeting. If other matters properly come before the meeting, the persons named in the accompanying form of proxy will exercise their best judgment in voting the proxies solicited and received by the Company.

                                   EXHIBIT A

   Form of Articles of Amendment to the Marlton Technologies Inc. Articles of
                                  Incorporation

--------------------------------------------------------------------------------
                        PENNSYLVANIA DEPARTMENT OF STATE
                               CORPORATION BUREAU
 ------------------------------------------------------------------------------
                   Articles of Amendment-Domestic Corporation
                                  (15 Pa.C.S.)

  ---------------
  Entity Number
  3021580                 [X]   Business Corporation (Section 1915)
  ---------------         [ ]   Nonprofit Corporation (Section 5915)

   ------------------------------------------------ DOCUMENT WILL BE RETURNED TO
    Name                                            THE NAME AND ADDRESS YOU
    Philip M. Worthington                           ENTER TO THE LEFT.
    ----------------------------------------------
    Address                                         ===
    c/o Pepper Hamilton LLP, 3000 Two Logan Square
    ----------------------------------------------
    City                   State       Zip Code
    Philadelphia            PA           19106
    ----------------------------------------------
   ------------------------------------------------

--------------------------------------------------------------------------------

Fee: $70

                           -----------------------------------------------------

                            Filed in the Department of State on _______________

                            ___________________________________________________
                                       Secretary of the Commonwealth

                           -----------------------------------------------------

      In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

   -----------------------------------------------------------------------------
      1.  The name of the corporation is:
      Marlton Technologies, Inc.
      ------------------------------------------------------------------------
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
      2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

           (a)  Number and Street      City      State   Zip      County
                2828 Charter Rd.   Philadelphia   PA    19154  Philadelphia
                -------------------------------------------------------------

           (b)  Name of Commercial Registered Office Provider     County
      __________________________________________________________________________

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
      3. The statute by or under which it was incorporated: Business Corporation Law of 1988.
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
      4.  The date of its incorporation: August 20, 2001
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
      5.  CHECK, AND IF APPROPRIATE COMPLETE, ONE OF THE FOLLOWING:

      [X] The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

      [ ]   The amendment shall be effective on: ___________ at ___________
                                                     Date           Hour
   -----------------------------------------------------------------------------

DSCB: 15-1915/5915-2

   -----------------------------------------------------------------------------
      6.  CHECK ONE OF THE FOLLOWING:

      [X] The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. Section 1914(a) and (b) or Section 5914(a).

      [ ] The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. Section 1914(c) or Section 5914(b).
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
      7.  CHECK, AND IF APPROPRIATE, COMPLETE ONE OF THE FOLLOWING:

      [ ] The amendment adopted by the corporation, set forth in full, is as follows

      __________________________________________________________________________

      __________________________________________________________________________

      [X] The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.
   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------
      8.  CHECK IF THE AMENDMENT RESTATES THE ARTICLES:

      [ ] The restated Articles of Incorporation supersede the original articles and all amendments thereto.
   -----------------------------------------------------------------------------

                                        ----------------------------------------
                                         IN TESTIMONY WHEREOF, the undersigned
                                         corporation has caused these Articles
                                         of Amendment to be signed by a duly
                                         authorized officer thereof this

                                         ___________ day of ___________,

                                         ___________.

                                         ______________________________________
                                                   Name of Corporation

                                         ______________________________________
                                                        Signature

                                         ______________________________________
                                                          Title

                                        ----------------------------------------

                                   EXHIBIT A

      ATTACHMENT TO THE ARTICLES OF AMENDMENT OF MARLTON TECHNOLOGIES, INC.

            Article 4 of the Articles of Incorporation of Marlton Technologies, Inc. is hereby amended and restated in its entirety as follows:

4.    (A)   The total number of shares which the corporation shall have authority to issue is 10,000 shares of Common Stock no par value, and 2,000 shares of Preferred Stock no par value. The Board may issue in one or more class or series, or both, shares of Preferred Stock, with full, limited, multiple, fractional or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights or other special or relative rights as shall be fixed from time to time by the Board.

      (B) Effective at the date and time these Articles of Amendment are filed with the Secretary of State of the Commonwealth of Pennsylvania and become effective ("Effective Time"), each five thousand (5,000) shares of the corporation's Common Stock held by a shareholder and then issued and outstanding shall be automatically converted (the "Reverse Split") into one fully-paid and non-assessable share of Common Stock (the "New Shares"). In lieu of the issuance of any fractional shares that would otherwise result from the Reverse Split to holders who held less than 5,000 shares immediately before the Effective Time of the Reverse Split ("Discontinued Holders"), each Discontinued Holder shall be entitled to receive the amount of $1.25 in cash for each share of Common Stock held immediately prior to the Effective Time. At the Effective Time, Discontinued Shareholders shall cease to be shareholders of the corporation. Shareholders who held more than 5,000 shares immediately before the Effective Time of the Reverse Split will remain shareholders of the Company after the Reverse Split ("Continuing Shareholders"), and shall be entitled to receive New Shares for each five thousand (5,000) shares of the corporation's Common Stock held by such shareholder, plus the amount of $1.25 in cash for each share of Common Stock held immediately prior to the Effective Time which would otherwise result in a fractional share as a result of the Reverse Split. The shares purchased by the corporation will be cancelled and will become authorized but unissued shares. This subsection (B) of this Article 4 shall affect both issued and outstanding shares and authorized shares of the corporation as of the Effective Time. Therefore, the number of shares of Common Stock and Preferred Stock authorized in subsection (A) of this Article 4 have been reduced in proportion to the Reverse Split ratio.

                                   EXHIBIT B

                  Opinion of Mufson Howe Hunter & Partners LLC

[MUFSON HOWE HUNTER & PARTNERS LLC LOGO]

                                               Mufson Howe Hunter & Partners LLC
                                                              INVESTMENT BANKING

                                                  1600 Market Street, 16th Floor
                                                           Philadelphia, PA19103
                                                             Phone: 215.399.5400
                                                               Fax: 215.399.5415
                                                                   www.mhhco.com

September 22,2005

Special Committee of the Board of Directors
Marlton Technologies, Inc.
2828 Charter Road
Philadelphia, PA 19154

      Attention: Richard W. Vague, Member of the Special Committee

To: Members of the Special Committee and Board of Directors,

We understand that Marlton Technologies, Inc. ("Marlton", or the "Company") proposes to undertake a 5,000-to-1 reverse stock split of common stock, resulting in (i) the cash-out of all record holders of fewer than 5,000 shares of common stock, and (ii) a decrease in the number of shareholders of record to below 300 persons, which will permit the Company to deregister its common stock under the Securities Exchange Act of 1934, delist the Common Stock from trading on the American Stock Exchange and terminate the Company's public reporting obligation with the Securities and Exchange Commission (the "Reverse Split.") As a result of the Reverse Split, shareholders holding less than 5,000 shares of the Company's common stock will receive $1.25 in cash per share; shareholders holding more than 5,000 shares will receive the same cash consideration for any fractional shares that they hold after the effective time of the Reverse Split.

You have requested our opinion as to the fairness, from a financial point of view, of the cash consideration to be received by the unaffiliated shareholders of Marlton Technologies pursuant to the Reverse Split. Our opinion does not address the relative merits of the Reverse Split nor any other alternatives to the Reverse Split that might exist for the Company.

In arriving at our opinion, we have, among other things:

(a) reviewed a draft of the proposal, as described in a draft of the Company's Proxy Statement, dated September 16, 2005;

(b) reviewed the Company's 10-Qs for the three months ended June 30, and March 31, 2005 and its 10-Ks for the years ended December 31, 2002, 2003 and 2004;

(c) reviewed Marlton's detailed forecasts for the years ending December 31, 2005 and 2006 and summary forecasts for the years ending December 31, 2007, 2008 and 2009 and prepared discounted cash flow analyses from such forecasts;

(d) discussed with members of the senior management of Marlton, the Company's business, operating results, financial condition and prospects;

(e) compared stock prices, operating results, earnings estimates and financial condition of certain publicly-traded tradeshow design and marketing services companies we deemed reasonably comparable to Marlton, to similar data for Marlton;

MEMBER OF NATIONAL ASSOCIATION OF SECURITIES DEALERS AND SECURITIES INVESTOR PROTECTION CORPORATION

Board of Directors
Marlton Technologies, Inc.
September 22, 2005

(f) compared valuation multiples (to the extent available) and other financial terms of mergers and acquisitions of certain tradeshow design and marketing services companies we deemed reasonably comparable to Marlton, to similar data for Marlton;

(g)   analyzed Marlton's stock price trading history; and

(h) reviewed certain other information and performed other analyses that we deemed appropriate.

In arriving at our opinion, we assumed that all information publicly available to us or furnished to us by the Company was accurate and complete. We are not aware of any facts or circumstances that would make such information inaccurate or misleading, but we have not independently verified and do not assume any responsibility or liability for such information. With respect to the forecasts furnished to us by the Company, we assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Marlton's management as to the future results of operations and financial condition of the Company. We conducted only a limited physical inspection of Marlton's facilities and did not appraise any of the assets of the Company. We have assumed that the Reverse Split will be completed as described in the proxy material, and have also assumed that all governmental, regulatory or other consents required to consummate the Reverse Split will be obtained without any material restrictions imposed on the Company. Our opinion is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Our opinion does not constitute a recommendation to Marlton stockholders as to how they should vote with respect to the Reverse Split.

Based upon and subject to the foregoing, we are of the opinion as of the date of this letter; the proposed price per share to be paid to shareholders in connection with the Reverse Split of $1.25 is fair, from a financial point of view, to the unaffiliated shareholders.

We acted as the exclusive financial advisor to the Special Committee of Marlton's Board of Directors in connection with the Reverse Split. The Company will pay us a fee for our services, a portion of which has already been paid to us and the remainder is payable upon delivery of this opinion. The Company has also agreed to reimburse us for our reasonable expenses and to indemnify us for certain liabilities relating to or arising from this opinion.

Very truly yours,

Mufson Howe Hunter & Partners LLC

MEMBER OF NATIONAL ASSOCIATION OF SECURITIES DEALERS AND SECURITIES INVESTOR PROTECTION CORPORATION

                                   EXHIBIT C

        Annual Report on Form 10-K for the Year Ended December 31, 2004

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K
               [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004
                          COMMISSION FILE NUMBER 1-7708

                           MARLTON TECHNOLOGIES, INC.
                           --------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               PENNSYLVANIA                              22-1825970
-----------------------------------------   ------------------------------------
         (STATE OF INCORPORATION)           (IRS EMPLOYER IDENTIFICATION NUMBER)

   2828 CHARTER ROAD, PHILADELPHIA, PA                     19154
-----------------------------------------   ------------------------------------
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (215) 676-6900

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE EXCHANGE ACT:

        TITLE OF EACH CLASS:                          NAME OF EACH EXCHANGE:
     --------------------------                      -----------------------
     COMMON STOCK, NO PAR VALUE                      AMERICAN STOCK EXCHANGE

SECURITIES REGISTERED PURSUANT TO SECTION 12 (g) OF THE EXCHANGE ACT: NONE

CHECK WHETHER THE REGISTRANT (1) FILED ALL REPORTS REQUIRED TO BE FILED BY
SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIODS THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST
90 DAYS.                                                          YES [X] NO [ ]

CHECK IF THERE IS NO DISCLOSURE OF DELINQUENT FILERS IN RESPONSE TO ITEM 405 OF REGULATION S-K CONTAINED IN THIS FORM 10-K AND NO DISCLOSURE WILL BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY
AMENDMENT TO THIS FORM 10-K.                                                 [ ]

CHECK WHETHER THE REGISTRANT IS AN ACCELERATED FILER (AS DEFINED IN RULE 12b-2
OF THE ACT).                                                      YES [ ] NO [X]

THE AGGREGATE MARKET VALUE OF THE VOTING STOCK HELD BY NON-AFFILIATES OF THE REGISTRANT AS OF THE LAST BUSINESS DAY OF THE REGISTRANT'S MOST RECENTLY COMPLETED SECOND FISCAL QUARTER WAS $4,533,031. AS OF MARCH 15, 2005 THERE WERE 12,939,696 SHARES OF COMMON STOCK, NO PAR VALUE, OF THE REGISTRANT OUTSTANDING.

DOCUMENTS INCORPORATED BY REFERENCE: THE INFORMATION REQUIRED BY PART III ITEMS 10, 11, 12, 13 AND 14 ARE HEREBY INCORPORATED BY REFERENCE TO THE REGISTRANT'S DEFINITIVE PROXY STATEMENT TO BE FILED BY MAY 2, 2005.

================================================================================

                                     PART I

ITEM 1.     BUSINESS

BUSINESS DEVELOPMENT

Marlton Technologies, Inc. (the "Company") is engaged in the custom design, production and sale of exhibits and environments for trade shows, museums, theme parks, themed interiors, arenas, corporate lobbies and retail stores for clients in industry, government, entertainment and commercial establishments. All of the Company's majority-owned operating subsidiaries do business under the name Sparks Exhibits & Environments (collectively "Sparks"), except DMS Store Fixtures ("DMS") which supplies custom made fixtures and displays to national retailers, department stores and consumer products manufacturers. Currently, all of the Company's operating revenues are derived from Sparks and DMS.

On March 15, 2005, a subsidiary of the Company, Sparks Exhibits & Environments Corp., purchased substantially all of the assets and assumed specified liabilities of Showtime Enterprises, Inc. and its subsidiary, Showtime Enterprises West, Inc. ("Showtime"). Showtime designs, markets and produces trade show exhibits, point of purchase displays, museums and premium incentive plans, and had sales of approximately $21 million in 2004. On January 12, 2005, Showtime filed a Chapter 11 bankruptcy petition in the United States Court for the District of New Jersey, and the acquisition was subsequently approved by such court. The purchase price paid by the Sparks subsidiary pursuant to the Agreement and related transactions consisted of (i) approximately $2.1 million in cash, (ii) the assumption of approximately $580,000 of indebtedness payable to the United States Small Business Administration, (iii) the assumption of specified contractual obligations and (iv) additional consideration associated with Showtime's senior subordinated debentures consisting of approximately $0.4 million in cash, $0.4 million in 6% notes due March 15, 2009, warrants to acquire an aggregate of 600,000 shares of Common Stock exercisable through 2012 at a weighted average exercise price of $1.06 and one percent of annual sales originating from Showtime customers and account executives from April 1, 2005 through March 31, 2009. The Company financed this acquisition by increasing its revolving credit facility borrowing capacity and obtaining a new term loan in March 2005. See Item 7, "Liquidity and Capital Resources," for additional information.

BUSINESS DESCRIPTION

PRODUCTS AND SERVICES

The Company's current business is the custom design, production and sale of exhibits and environments for trade shows, museums, theme parks, themed interiors, arenas, corporate lobbies and retail stores for clients in industry, government, entertainment and commercial establishments. The Company manages custom trade show projects from concept through final construction, employing sophisticated graphics and exhibit designers and computer-aided design software and hardware. In-house facilities provide a wide range of computerized design and production of graphics. The Company provides full service trade show exhibit services, including coordination, set up, dismantling, refurbishing, shipping, storage and marketing literature distribution. The Company also maintains an inventory of exhibits that it rents to customers. Many clients are Fortune 1000 firms, who typically contract for custom trade show exhibit projects costing in excess of $200,000. Additionally, a majority of these clients store their trade show exhibits at a Company facility, and the Company provides ongoing refurbishing and coordination of clients' trade show schedules. The Company also represents domestic clients who desire to exhibit at international trade shows. The Company designs such exhibits, and through Sparks World-Wide Exhibits B.V. or an international network of independent exhibit manufacturers, arranges for the manufacture and delivery of trade show exhibits to the desired trade show. The Company also designs and manufactures trade show exhibits for a number of United States subsidiaries of foreign corporations for use in domestic trade shows. In addition, the Company produces sophisticated themed exhibits for educational and entertainment venues such as museums and theme parks. Typically, the customer or its design firm prepares the design which the Company fabricates using carpentry, sculpture, metal working and scenic artist skills. The Company also supplies custom store fixtures, showcases and point of purchase displays for retailers, having the expertise and capability to take a design from concept to installation. Engineers and designers work with the customers to develop the fixture design through computer aided design equipment. Engineering drawings are then produced and provided to third-party manufacturers with whom the Company has developed long-standing business relationships for the production of its products. These manufacturers work closely with an experienced Company project management team. Custom store fixture opportunities include outfitting new retail stores and remodeling existing stores, such as specialty apparel chains, department stores, specialty electronics stores and outlet stores.

MARKETING AND DISTRIBUTION

Sales by the Company to domestic customers for both domestic and international use are solicited through internal sales and marketing groups. Purchase of sophisticated exhibits and environments usually involves a substantial expenditure by the customer, and significant expertise is required to properly meet the customer's needs. Sales personnel are required to be knowledgeable with respect to the design and manufacturing of sophisticated exhibits and environments. Sales are typically made directly to the end user of the product or service. In addition to sales personnel, senior officers devote substantial attention to sales and marketing activities.

MANUFACTURING AND RAW MATERIALS

The Company designs and manufactures custom trade show exhibits utilizing an in-house staff of designers, carpenters, electricians and warehouse employees. Specialty items such as studio production are subcontracted. The Company also subcontracts the manufacture of exhibits for foreign trade shows. The Company coordinates shipping, exhibit set-up and removal at the customer's trade show and, in most cases, subsequently stores the exhibit for the customer. For store fixture and display products, the Company subcontracts the manufacture and installation, using a network of manufacturers. Raw materials for custom and portable exhibits, store fixtures and displays, as well as subcontractors for specialty work, have historically been available on commercially reasonable terms from various vendors. Portable exhibit configurations, together with graphics, are typically designed by the Company for a client and are purchased from portable exhibit manufacturers for resale. Graphics may be produced internally or subcontracted.

SEASONALITY OF BUSINESS

Trade shows typically occur regularly throughout the year with the exception of the third quarter when business to business trade shows are traditionally at a low point. Trade show activities in specific industries, such as health care and telecommunications, tend to be a function of seasonal show schedules within those industries. The custom store fixture business tends to be slower during the fourth and first quarters due to retailers' desires not to install or plan new fixtures during their traditionally busy year-end season. The Company seeks new clients and sales people with client bases in different industries to reduce the effects of the slower sales periods. Additionally, the Company offers other products and services, such as sales of scenic and themed exhibits, portable/modular exhibits, and permanent exhibits which tend to be less seasonal in nature, and in certain cases, manufacturing can be spread over longer periods of time.

WORKING CAPITAL

The Company's working capital requirements are fulfilled by funds generated through operations and a revolving credit facility. Working capital requirements are generally not affected by project size requirements or accelerated delivery for major trade show exhibit, scenic and themed exhibit customers due to general policies of progress billing on larger jobs. However, working capital requirements are affected by the sale of custom store fixtures which are generally produced upon receipt of purchase orders from large retailers, but are held in inventory and are not billed to the customer until delivery.

SIGNIFICANT CUSTOMERS

One customer, J. C. Penney, accounted for 10% and 15% of the Company's consolidated net sales in 2004 and 2003, respectively. The loss of this customer would have a material adverse effect on the Company.

BACKLOG

The backlog of orders at December 31, 2004 and 2003 was approximately $23 million and $19 million, respectively. Generally, backlog of orders are recognized as sales during the subsequent six month period. The 2004 backlog relates primarily to expected 2005 sales. The Company maintains a client base from which new orders are continually generated, including refurbishing of existing trade show exhibits stored in the Company's facilities, large retailers opening or refurbishing stores, and longer term museum projects.

COMPETITION

The Company competes with numerous other companies offering similar products and providing similar services, on the basis of price, quality, performance, financial resources, and client-support services. The custom trade show exhibit, scenic and themed exhibit, permanent exhibit, retail store fixture and display, and portable exhibits sales markets include a large number of national and regional companies, some of which have substantially greater sales and resources than the Company. In addition to its domestic manufacturing facilities, the Company utilizes its national and international affiliations and relationships to meet customers' needs in other locales.

ENVIRONMENTAL PROTECTION

The Company's compliance with federal, state and local provisions regulating discharge of materials into the environment or otherwise relating to the protection of the environment has not had, and is not expected to have, a material adverse effect upon its capital expenditures, earnings or competitive position.

EMPLOYEES

The Company has approximately 313 full-time employees. The Philadelphia, Pennsylvania operations have a three-year labor contract expiring June 30, 2007, and a three-year labor contract expiring December 31, 2007, covering an aggregate of approximately 35 production and fulfillment employees. The Santa Fe Springs, California operation has a two-year labor contract expiring August 31, 2005, covering approximately 40 production employees. Management believes that its labor relations are satisfactory.

WEB SITE ADDRESS

The Company's web site address is www.marltontechnologies.com.

ITEM 2.     PROPERTIES

The Company currently leases four primary facilities as follows:

      Location         Square Footage                     Purpose
      --------         --------------                     -------
Philadelphia, PA           250,000      Office, showroom, warehouse & manufacturing
Santa Fe Springs, CA        91,000      Office, warehouse & manufacturing
Austell, GA                 98,000      Office, warehouse & manufacturing
Las Vegas, NV               50,000      Office, warehouse & manufacturing

The Company's subsidiaries also have sales, design and project management offices in the Orlando, Florida, and San Francisco, California, metropolitan areas. The Company's office, showroom, warehouse and manufacturing facilities were all in good condition and adequate for 2004 operations, and are anticipated to be adequate for operations in 2005, including any foreseeable internal growth.

The Santa Fe Springs, California facility consists of two buildings of 91,000 and 31,000 square feet which are jointly leased with International Expo Services, Inc. ("IES"), an installation and dismantle company in which the Company holds a minority equity interest. The Company occupies and pays rent on the 91,000 square foot building, and IES occupies and pays rent on the 31,000 square foot building.

ITEM 3.     LEGAL PROCEEDINGS

The Company from time to time is a defendant and counterclaimant in various lawsuits that arise out of, and are incidental to, the conduct of its business. The resolution of pending legal matters should not have a material adverse effect upon the financial position of the Company.

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

                                     PART II

ITEM 5 MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

The following table shows the high and low sales prices of the Company's Common Stock on the American Stock Exchange:

                                   2004                2003
                                   ----                ----
                 QUARTER      HIGH       LOW      HIGH       LOW
                 -------      ----      ----      ----      ----
                    1         $.67      $.45      $.30      $.18
                    2          .66       .45       .40       .29
                    3          .70       .53       .77       .40
                    4          .98       .58       .79       .42

No dividends were paid during the past two fiscal years. The Company currently intends to employ all available funds in the business. Future dividend policy will be determined in accordance with the financial requirements of the business. However, the Company's loan agreement provides that the Company may not pay dividends to its shareholders without the lender's prior written consent and also provides restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of dividends, loans or advances.

As of March 14, 2005, there were 967 holders of record of the Company's Common Stock.

                                  Equity Compensation Plan Information as of December 31, 2004
                                  ------------------------------------------------------------
                            Number of securities        Weighted-average        Number of securities
                              to be issued upon        exercise price of        remaining available
                                exercise of           outstanding options,      for future issuance
                            outstanding options,   warrants and rights under        under equity
      Plan category          warrants and rights       compensation plans       compensation plans
      -------------         --------------------   -------------------------    --------------------
Equity Compensation
   plans approved by
   security holders (1)           2,009,578                  $ 0.62                     3,758
Equity Compensation
   plans not approved
   by security holders(2)           150,000                  $ 0.51                   585,000
                                  ---------                  ------                   -------
                    Total         2,159,578                  $ 0.61                   588,758
                                  =========                  ======                   =======

1. The Company's 2001 Equity Incentive Plan provides for the issuance to employees, directors and consultants of stock options or restricted shares for up to an aggregate of 2,000,000 shares of Common Stock, 3,758 of which remain available for future issuance. Any new director of the Company receives a stock option award of 100,000 shares with an exercise price equal to the fair market value on the date of grant, vesting 50% initially and 25% at each of the next two Company annual meetings based on continued service as a director, and expiring after a period of five years. Included in the number of securities to be issued upon exercise are 113,336 shares issued under the Company's 1990 Incentive Plan and 1992 Directors' and Consultants' Stock Option Plan, under which plans no more shares can be issued.

2. The Company's 2000 Equity Incentive Plan provides for the issuance to employees, outside directors and consultants of stock options, stock appreciation rights and/or stock units for up to an aggregate of 735,000 shares of Common Stock, 585,000 of which remain available for future issuance. Other options may be issued to individuals as an incentive to accept employment with the Company in an amount not in excess of 5% of the Company's outstanding shares of Common Stock.

On December 10, 2004, the Company issued 75,000 shares of its Common Stock to a former director who exercised a stock option at a price of $.50 per share. This issuance was not registered under the Securities Act pursuant to Section 4(2) thereof as the shares were issued to an accredited investor in a transaction not involving a public offering. On May 1, 2004, 20,000 shares of Common Stock were issued to an employee as a bonus, without any payment. This transaction was exempt from registration under the Securities Act since it did not involve a sale of securities, nor did it involve a public offering under Section 4(2) of the Securities Act.

ITEM 6.     SELECTED FINANCIAL DATA

                             SELECTED FINANCIAL DATA
                         For the years ended December 31
                     (In thousands except per share amounts)

                                          2004         2003           2002             2001          2000
                                        --------    ---------      ----------        --------      --------
TOTAL ASSETS                            $ 26,335    $  24,818      $   25,609        $ 49,442      $ 63,508
LONG-TERM OBLIGATIONS                      5,070        5,146           4,000           6,635        16,376
WORKING CAPITAL                            4,536        2,996           3,461           6,872        15,370
STOCKHOLDERS' EQUITY                       7,864        7,140(1)        9,342(2)(3)    29,176(4)     27,906
OPERATIONS:
   Net sales                              71,943       65,587          71,182          76,972        92,533
   Operating income (loss)                 1,115       (2,155)(1)      (1,132)           (115)(4)        60
   Income (loss) before change in
      accounting principle                   677       (2,201)(1)      (7,414)(2)    $ (1,136)(4)  $ (1,106)

   Net income (loss) after change in
      accounting principle                   677       (2,201)(1)     (19,799)(3)    $ (1,136)(4)  $ (1,106)

BASIC NET INCOME (LOSS)
   PER COMMON SHARE BEFORE
   CHANGE IN ACCOUNTING PRINCIPLE (5)   $    .05    $    (.17)     $     (.57)       $   (.14)     $   (.15)

DILUTED NET INCOME (LOSS) PER
   COMMON SHARE BEFORE CHANGE IN
   ACCOUNTING PRINCIPLE (6)             $    .04    $    (.17)     $     (.57)       $   (.14)     $   (.15)

BASIC NET INCOME (LOSS) PER
   COMMON SHARE AFTER CHANGE IN
   ACCOUNTING PRINCIPLE (5)             $    .05    $    (.17)     $    (1.52)       $   (.14)     $   (.15)

DILUTED NET INCOME (LOSS) PER
   COMMON SHARE AFTER CHANGE IN
   ACCOUNTING PRINCIPLE (6)             $    .04    $    (.17)     $    (1.52)       $   (.14)     $   (.15)

CASH DIVIDENDS                               -0-          -0-             -0-             -0-           -0-
                                        --------    ---------      ----------        --------      --------

1. Includes a $1.1 million restructuring provision for facility relocation, and a $0.3 million expense for a terminated merger transaction.

2. Includes a $1.2 million write-down in the Company's investment in an affiliate, and $5.4 million for a valuation allowance for deferred income taxes.

3. Includes a $12.4 million impairment loss (net of a $3.5 million income tax benefit) for a change in accounting principle (adoption of SFAS No. 142, "Goodwill and Other Intangible Assets").

4. Includes an inventory provision of $0.7 million ($0.5 million after income taxes) for a customer that filed for bankruptcy, and relocation costs and operating losses of $0.6 million ($0.4 million after income taxes) for the Company's Orlando, Florida manufacturing operations.

5. Basic per common shares amounts are computed using the weighted average number of common shares outstanding during the year.

6. Diluted per common share amounts are computed using the weighted average number of common shares outstanding during the year and dilutive potential common shares. Dilutive potential common shares consist of stock options and stock warrants, calculated using the treasury stock method.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The Company's business is the custom design, production and sale of exhibits and environments for trade shows, museums, theme parks, themed interiors, arenas, corporate lobbies and retail stores for clients in industry, government, entertainment and commercial establishments.

Challenges of the past year included replacement of the Company's credit facility that would have expired on May 16, 2004 with a new credit facility expiring on February 6, 2008 as amended and replacement of sales from a significant client lost at the end of 2003 with new clients obtained during 2004.

The trade show exhibit industry continues to be very competitive and several of the Company's competitors have filed for bankruptcy. In addition, the Company's customer base of primarily Fortune 1000 companies is expected to continue to closely manage their trade show budgets. This budget management will put pressure on sales and margins for trade show exhibits and related services. In 2004, the Company negotiated better pricing and terms with its suppliers and implemented cost reduction initiatives to mitigate the impact of this industry trend.

RECENT DEVELOPMENTS

On March 15, 2005, Sparks Exhibits & Environments Corp., a subsidiary of the Company, acquired substantially all of the assets and assumed specified liabilities of Showtime Enterprises, Inc. and its subsidiary, Showtime Enterprises West, Inc. (collectively "Showtime"). Showtime designs, markets and produces trade show exhibits, point of purchase displays, museums and premium incentive plans. Showtime had sales of approximately $21 million in 2004, and on January 12, 2005, had filed a Chapter 11 bankruptcy petition. The purchase price paid by the Sparks subsidiary pursuant to the Agreement and related transactions consisted of (i) approximately $2.1 million in cash, (ii) the assumption of approximately $580,000 of indebtedness payable to the United States Small Business Administration, (iii) the assumption of specified contractual obligations and (iv) additional consideration associated with Showtime's senior subordinated debentures consisting of approximately $0.4 million in cash, $0.4 million in 6% notes due March 15, 2009, warrants to acquire an aggregate of 600,000 shares of Common Stock exercisable through 2012 at a weighted average exercise price of $1.06 and one percent of annual sales originating from Showtime customers and account executives from April 1, 2005 through March 31, 2009. The Company financed this acquisition by increasing its revolving credit facility borrowing capacity and obtaining a new term loan in March 2005.

RESULTS OF OPERATIONS

2004 AS COMPARED WITH 2003

NET SALES

                                             (in thousands)
       Revenue Sources                      2004        2003
       ---------------                    --------    --------
Trade show exhibits                       $ 44,763    $ 40,457
Permanent and scenic displays               27,180      25,130
                                          --------    --------
Total                                     $ 71,943    $ 65,587
                                          ========    ========

Total net sales of $71.9 million for 2004 increased $6.4 million, or 9.7%, from total net sales for 2003. This increase was comprised of a $4.3 million, or 10.6%, increase in sales of trade show exhibits and related services and a $2.1 million, or 8.2%, increase in sales of permanent and scenic displays. Selling prices were relatively constant in 2004 and 2003. These increases were principally attributable to several new customers, which more than offset the loss of a significant customer at the end of 2003.

GROSS PROFIT

Gross profit, as a percentage of net sales, decreased to 21.4% in 2004 from 21.9% in 2003. This decrease was largely due to changes in customer sales mix and lower margins on new exhibit construction. Management continues to pursue cost reduction initiatives, including operational improvements and supplier renegotiations.

SELLING EXPENSES

Selling expenses were $7.8 million in 2004 as compared with $8.5 million in 2003. As a percentage of net sales, these expenses decreased to 10.8% in 2004 from 13% in 2003. The decrease was due, in large part, to cost reduction initiatives implemented near the end of 2003 that significantly reduced selling expenses in 2004.

ADMINISTRATIVE AND GENERAL EXPENSES

Administrative and general expenses of $6.5 million for 2004 decreased 5.3% from such expenses of $6.9 million for 2003. Costs of approximately $250,000 incurred in connection with a terminated merger agreement were charged to administrative and general expenses in 2003. The decrease in general and administrative expenses in 2004 was primarily due to these costs incurred in connection with this 2003 terminated merger transaction, as well as cost reduction initiatives. During the fourth quarter of 2003, management implemented executive compensation reductions, staff reductions and further cost cutting initiatives, the benefits of which were realized during 2004.

RESTRUCTURING AND OTHER EXPENSE

On August 1, 2003, a Company subsidiary acquired the assets of Exhibit Crafts, Inc., a Los Angeles, CA area manufacturer of trade show exhibits and a 20% interest in International Exposition Services, Inc. (IES), a trade show shipping and installation provider. The initial purchase price was $694,000, including the assumption of certain liabilities totaling $310,000. In addition, the sellers received 20% of the subsidiary's common stock. The purchase price approximated the fair value of the net assets acquired. In addition, the asset purchase agreement provided for contingent aggregate payments of up to $750,000 based on operating performance in 2005, 2006 and 2007, including interest on the then remaining future potential contingent payments. These contingent payments, if any, and interest on the remaining future potential contingent payments will be reflected as an increase in goodwill. Interest on the remaining future potential contingent payments increased goodwill by $37,000 in 2004.

The Company relocated its San Diego area manufacturing facility to the newly acquired Los Angeles, CA area facility during the third quarter of 2003. Costs recorded in 2003 in connection with this relocation and consolidation were approximately $1.1 million, which included relocation and employee termination expenses. The Company also recorded a charge for a portion of the remaining lease obligation related to the vacated San Diego area facility.

OPERATING INCOME (LOSS)

The Company generated operating income of $1.1 million in 2004 as compared with a $2.2 million operating loss in 2003, primarily due to higher sales and lower selling, administrative and general expenses in 2004 and the absence of restructuring costs for the relocation and consolidation of the Company's West Coast operations recorded in 2003.

OTHER INCOME (EXPENSE)

Interest expense increased to $510,000 in 2004 from $236,000 in 2003 due to higher borrowings and to higher interest rates under the Company's new revolving credit facility.

BENEFIT FROM INCOME TAXES

The Company is currently using operating loss carry forwards to offset its taxable income. As a result, the Company did not record an income tax provision for its 2004 pre-tax income. In 2003, the Company recognized the benefit of an income tax refund for $0.4 million related to a change in strategy whereby a net operating loss was carried back to a prior year. The Company currently has a full valuation allowance against its operating loss carry forwards.

BACKLOG

The backlog of orders at December 31, 2004 and 2003 was approximately $23 million and $19 million, respectively. This increase was largely due to new customers. Generally, backlog of orders are recognized as sales during the subsequent six month period. The 2004 backlog relates primarily to expected 2005 sales. The Company maintains a client base from which new orders are continually generated, including refurbishing of existing trade show exhibits stored in the Company's facilities.

2003 AS COMPARED WITH 2002

NET SALES

                                                               (In thousands)
       Revenue Sources                                        2003       2002
-----------------------------                               --------   --------

Trade show exhibits                                         $ 40,457   $ 44,711
Permanent and scenic displays                                 25,130     26,471
                                                            --------   --------
Total                                                       $ 65,587   $ 71,182
                                                            ========   ========

Total net sales of $65.6 million for 2003 decreased 7.9% from total net sales for 2002. Sales of trade show exhibits and related services decreased 9.5% primarily due to the loss of two trade show exhibit clients and generally weak economic conditions. Sales of permanent and scenic displays decreased 5.1%, which was the net result of lower store fixtures sales partially offset by higher permanent museum display sales.

GROSS PROFIT

Gross profit, as a percentage of net sales, increased to 21.9% in 2003 as compared with 19.9% in 2002. This increase was largely due to profit improvement initiatives implemented in the second half of 2002, which were realized for the full year in 2003.

SELLING EXPENSES

Selling expenses were $8.5 million in 2003 and 2002. As a percentage of net sales, these expenses increased to 13% in 2003 from 11.9% in 2002. The percentage increase was due, in part, to the impact of lower sales volume as compared with certain fixed selling expenses such as sales office and salary expenses.

ADMINISTRATIVE AND GENERAL EXPENSES

Administrative and general expenses of $6.9 million for 2003 increased 1.6% from such expenses of $6.8 million for 2002. Costs of approximately $250,000 incurred in connection with a terminated merger agreement were charged to administrative and general expenses in the second and third quarters of 2003. The increase in general and administrative expenses was primarily due to these costs incurred in connection with a terminated merger transaction, integration costs to consolidate the Company's West Coast operations and higher insurance and telecommunications costs. During the fourth quarter of 2003, management implemented executive compensation reductions, staff reductions and further cost cutting initiatives in response to lower sales volume.

OPERATING LOSS

The Company incurred an operating loss of $2.2 million in 2003 primarily due to lower sales volume and the restructuring costs for the relocation and consolidation of its West Coast operations described above under the discussion of 2004 as compared with 2003.

OTHER INCOME (EXPENSE)

Interest expense decreased to $236,000 in 2003 from $382,000 in 2002 due in part to lower borrowings and to lower interest rates.

In the fourth quarter of 2003, the Company recorded an impairment loss of $265,000 related to its investment in an affiliate. In the first quarter of 2002, management determined that the Company's investment in a portable tradeshow exhibit manufacturer was not recoverable, which resulted in an impairment loss of $1.2 million from its investment in affiliates.

PROVISION FOR (BENEFIT FROM) INCOME TAXES

The Company established a valuation allowance of $5.4 million for deferred income tax assets in the fourth quarter of 2002, principally related to a deferred income tax benefit in connection with the write off of goodwill recorded in the first quarter of 2002.

The Company also established a valuation allowance for the income tax benefit from the $1.2 million write down of investments in affiliates recorded in the first quarter of 2002 because this capital loss is not expected to be offset by capital gains within the required statutory period.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial of Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" (SFAS 142), which supersedes APB No. 17 "Intangible Assets". SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The Company adopted SFAS 142 effective January 1, 2002. This new accounting standard requires a two-step test for operating units having unamortized goodwill balances. The first step requires a comparison of the book value of the net assets to the fair value of the respective operating unit. If the fair value is determined to be less than the book value, a second step is required to determine the impairment. This second step includes evaluation of other intangible assets, and any shortfall of the adjusted book value below fair value determines the amount of the goodwill impairment. The adoption of SFAS 142 reduced goodwill by $15.9 million and net income by $12.4 million (net of a $3.5 million income tax benefit) in the first quarter of 2002, identified as a cumulative effect of a change in accounting principle. This impairment charge related to goodwill recorded in connection with the December 31, 1997 acquisition of DMS Store Fixtures, L.P. This charge differs from the previous accounting standard method, which was based on undiscounted cash flows, because the new method is based on fair value measurement estimates as of the measurement date.

BACKLOG

The backlog of orders at December 31, 2003 and 2002 was approximately $19 million. Generally, backlog of orders are recognized as sales during the subsequent six month period.

LIQUIDITY AND CAPITAL RESOURCES

On February 6, 2004, the Company replaced its revolving credit and security agreement with a new credit facility provided by a commercial asset-based lender. The new credit facility originally expired on February 6, 2007 and provided for maximum borrowing capacity of up to $12 million based on a percentage of eligible accounts receivable and inventories. This facility bore interest based on the 30-day dealer placed commercial paper rate plus a formula-determined spread of 4.5% in 2004 (total effective rate of 7.0% at February 28, 2005), restricts the Company's ability to pay dividends, and includes certain financial covenants (fixed charge coverage ratio and maximum capital expenditure amount). Based on the Company's performance in 2004, the formula-determined spread was reduced to 3.5% effective March 22, 2005 resulting in a total effective rate of 6% at such date. Proceeds from this credit facility are used primarily for working capital and other capital expenditure purposes. The Company expects its capital expenditures to be approximately $1 million in 2005.

As of March 21, 2005, the Company amended its credit facility to increase the maximum borrowing capacity from $12 million to $15 million, to increase the caps on certain inventories and to extend the term by one year to February 6, 2008. The Company also obtained a one-year term loan for $1 million bearing interest at the commercial paper rate plus 3.75% and monthly principal payments of $25,000 starting on April 1, 2005 with the remaining balance of $700,000 due on March 21, 2006. The Company had borrowings of approximately $9 million and borrowing capacity of approximately $12 million at March 21, 2005. This credit facility amendment and term loan were obtained to finance the Showtime acquisition discussed in "Recent Developments."

The Company's working capital increased to $4.5 million at December 31, 2004 from $3.0 million at December 31, 2003, largely due to a $2.3 million increase in accounts receivable. Net cash of $1.1 million provided by operating activities was used primarily for capital expenditures for property and equipment and rental assets. The increase in accounts receivable was principally attributable to sales in the fourth quarter to new customers and to slower payment schedules for certain of the Company's significant Fortune 1000 customers.

CONTRACTUAL OBLIGATIONS

The following table summarizes the Company's contractual obligations and the effect such obligations are expected to have on its liquidity and cash flows in future periods.

                                              Payment due by period
                                              ---------------------
                                          Less than     1-3       3-5     More than
   Contractual Obligations       Total      1 Year     Years     Years     5 Years
------------------------------  -------   ---------   -------   -------   ---------
Long-Term Debt Obligations      $ 5,057   $      46   $    34   $ 4,977   $      --
Capital Lease Obligations            96          38        58        --          --
Operating Lease Obligations       7,427       2,100     4,601       726          --
Purchase Obligations                 --          --        --        --          --
Other Long-Term Liabilities
Reflected on the Registrant's
Balance Sheet Under GAAP             --          --        --        --          --
                                -------   ---------   -------   -------   ---------
                         Total  $12,580   $   2,184   $ 4,693   $ 5,703   $      --
                                =======   =========   =======   =======   =========

The Company jointly leases a 31,000 square foot facility with International Expo Services, in which the Company holds a minority interest. The annual lease commitment for this facility is $214,000 through September 22, 2007, which is not included with the above future operating lease commitments.

The Company leases a facility from a partnership controlled by two shareholders of the Company. This lease, which expires on May 14, 2019, contains an option for the Company to terminate after May 14, 2009 subject to the landlord's ability to re-rent the premises. The minimum annual rent is $771,000 through May 14, 2009 and is reset thereafter (not included in the table above). The Company is also responsible for taxes, insurance and other operating expenses for this facility.

OUTLOOK

The Company expects sales of trade show exhibits and related services to increase in 2005 due to the Showtime acquisition and anticipates that sales of store fixtures will be essentially unchanged in 2005 as compared with 2004.

Planned profit improvements for the Company's base businesses in 2005 are expected to be offset by relocation and transition costs anticipated to integrate the Showtime business with the Company's existing businesses. Subsequent to this relocation and transition, the Company expects profit improvements in 2006.

The Company wrote off accounts receivable and inventories in 2001 as a result of K-Mart, a DMS Store Fixtures customer, filing for bankruptcy. The Company currently has an unrecorded contingent gain in connection with the subsequent settlement from its bankruptcy claim in the form of K-Mart common stock. The Company expects to receive the majority of this common stock during 2005 and will recognize any gain based on the market value at the time such common stock is received and subsequently sold. Based on the current market value of this common stock, the contingent gain is more than $600,000.

The Company acquired a past-due accounts receivable from mPhase Technologies, Inc ("mPhase") in connection with the 2003 acquisition of Exhibit Crafts, Inc. In March 2005, the Company settled the claim with this customer for approximately 213,000 shares of mPhase common stock. Based on the current market value of this common stock, the Company has a contingent gain of approximately $90,000. Any gain will be recognized when the stock is received and subsequently sold.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Exit or Disposal Activities" ("FASB Statement FAS 146"). FAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Effective in the first quarter of 2003, the Company adopted the provisions of SFAS 146. This new accounting principle had an impact on the timing and recognition of costs associated with the Company's relocation and consolidation of its West Coast operations, and is expected to have an impact on the timing and recognition of costs associated with the Showtime acquisition and subsequent integration.

In December 2004, FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("FAS123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretive guidance.

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after June 15, 2005, which will be its quarter ending September 30, 2005.

FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not re-measure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of FAS 123(R). An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

Although it has not yet completed its study of the transition methods, the Company believes it will elect the modified prospective transition method. Under this method, the Company estimates that the adoption of FAS 123(R) will require the Company to record approximately $15,000 of stock compensation expense in 2005 related to employee options issued and outstanding at December 31, 2004. Additional stock options granted in March 2005 in connection with the Showtime acquisition are expected to have an impact of approximately $130,000 on stock compensation expense in each year from 2005 through 2009. Any further impact of this Statement on the Company in fiscal 2005 and beyond will depend upon various factors including future compensation strategy. The pro forma compensation costs are calculated using the Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years.

CRITICAL ACCOUNTING POLICIES

Financial statement preparation in conformity with generally accepted accounting principles requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities. One such estimate is possible losses in connection with financing accounts receivable. Management estimates these possible losses based on a review of the financial condition and payment history of specific customers having significant accounts receivable balances, and establishes a general reserve for the remaining accounts receivable based on historical bad debt experience.

Revenues on trade show exhibit sales, themed interiors, custom store fixtures and point of purchase displays are recognized using the completed contract method. The Company's contracts are typically less than three months in duration. As a result, the Company's revenue recognition would not differ materially if another method were used. Progress billings are generally made throughout the production process. Progress billings which are unpaid at the balance sheet date are not recognized in the financial statements as accounts receivable. Progress billings which have been collected on or before the balance sheet date are classified as customer deposits and are included in accrued expenses and other current liabilities.

Measurement of goodwill and other intangible asset impairment involves assumptions and estimates by management on a quarterly basis. The adoption of SFAS 142 requires estimates of fair values for certain operating units. These estimates involve discounted cash flow forecasts to determine the fair value of operating units having unamortized goodwill balances, and also consider the Company's market capitalization.

The evaluation of deferred income tax assets also involves management's estimates and judgment. Management considers several factors in this evaluation, including trailing three year financial performance history and future forecasts of operating income. A valuation allowance is established based on management's estimates about the recoverability of deferred income tax assets.

Other significant accounting policies are also important to the understanding of the Company's financial statements. These policies are discussed in Note 1 to the consolidated financial statements.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. When used in this report, the words "intends," "believes," "plans," "expects," "anticipates," "probable," "could" and similar words are used to identify these forward looking statements. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, there are certain important factors that could cause the Company's actual results to differ materially from those included in such forward-looking statements. Some of the important factors which could cause actual results to differ materially from those projected include, but are not limited to: the Company's ability to relocate and integrate the Showtime business without significant loss of its customer base and within the cost budget; the Company's ability to continue to identify and enter new markets and expand existing business; continued availability of financing to provide additional sources of funding for capital expenditures, working capital and investments; the effects of competition on products and pricing; growth and acceptance of new product lines through the Company's sales and marketing programs; changes in material and labor prices from suppliers; changes in customers' financial condition; the Company's ability to attract and retain competent employees; the Company's ability to add and retain customers; changes in sales mix; the Company's ability to integrate and upgrade technology; uncertainties regarding accidents or litigation which may arise; uncertainties about the impact of the threat of future terrorist attacks on business travel and related trade show attendance; and the effects of, and changes in the economy, monetary and fiscal policies, laws and regulations, inflation and monetary fluctuations as well as fluctuations in interest rates, both on a national and international basis.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Fluctuations in interest rates, foreign currency exchange rates and commodity prices do not significantly affect the Company's financial position and results of operations. The Company's revolving credit facility bears an interest rate based on 30-day dealer placed commercial paper rate, plus a formula amount based on the Company's fixed charge ratio, which resulted in 4.5% for 2004. The total interest rate at February 28, 2005 was 7%. Based on the Company's performance in 2004, this rate was reduced to 6% at March 21, 2005.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements, together with the report of the Company's independent accountants thereon, are presented under Item 15 of this report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 17, 2003, the Company dismissed PricewaterhouseCoopers LLP ("PwC") as its independent registered public accounting firm and appointed McGladrey and Pullen, LLP ("McGladrey") as its new independent public accountant. The decision to dismiss PwC and to retain McGladrey was approved by the Company's Audit Committee and Board of Directors on November 17, 2003.

The report of PwC on the Company's financial statements for the year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company's 2002 fiscal year and through November 17, 2003 there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with its reports.

During the Company's 2002 fiscal year and through November 17, 2003, there were no reportable events (as defined in Regulation S-K Item 304 (a) (1) (v)).

During the fiscal year ended December 31, 2002, and the subsequent interim period up to November 17, 2003, the Company did not consult with McGladrey regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company's financial statements, or (iii) any other matters or reportable events set forth in Items 304 (a) (1) (iv) and (a) (1) (v) of Regulation S-K.

ITEM 9A. CONTROLS AND PROCEDURES

As of the end of the period covered by this report, the Company carried out an evaluation, under the supervision and with the participation of the Company's management, including the Company's Chief Executive Officer and the Company's Chief Financial Officer, of the effectiveness of the design and operation of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities and Exchange Act of 1934, as amended). Based on this evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective, in timely alerting them to material information relating to the Company required to be included in the Company's periodic filings with the Securities and Exchange Commission.

There was no change in the Company's internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities and Exchange Act of 1934, as amended) during the Company's most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

ITEM 9B. OTHER INFORMATION

Not applicable.

                                    PART III

Items 10, 11, 12, 13 and 14 have been omitted from this report, in accordance with General Instruction G (3). Such information is incorporated by reference from the Company's definitive proxy statement to be filed with the SEC by May 2, 2005.

                                     PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)   The following documents are filed as part of this report:

            (1)   Financial Statements:

                    Report of Independent Registered Public Accounting Firm,
                      McGladrey & Pullen, LLP.

                    Report of Independent Registered Public Accounting Firm,
                      PricewaterhouseCoopers LLP.

                    Consolidated Statements of Operations for the years ended
                      December 31, 2004, 2003 and 2002.

                    Consolidated Balance Sheets at December 31, 2004 and 2003.

                    Consolidated Statements of Changes in Stockholders' Equity
                      for the years ended December 31, 2004, 2003 and 2002.

                    Consolidated Statements of Cash Flows for the years ended
                      December 31, 2004, 2003 and 2002.

                    Notes to Consolidated Financial Statements.

            (2)   Financial Statements Schedule: Valuation and Qualifying
                    Accounts and Reserves

            (3)   Exhibits:

            EXHIBIT
              NO.                     DESCRIPTION OF EXHIBIT

            2.1 Agreement and Plan of Merger of the Company (Incorporated by reference to the Company's Proxy Statement dated September 27, 2001, filed with the Commission).

            2.2 Asset Purchase Agreement made as of January 11, 2005, by and among Showtime Enterprises, Inc., Showtime Enterprises West, Inc., and Sparks Exhibits & Environments Corp.

            2.3 Order entered March 4, 2005 in the United States Bankruptcy Court for the District of New Jersey in SHOWTIME ENTERPRISES, INC. AND SHOWTIME ENTERPRISES WEST, INC. (CASE NOS. 05-11089 AND 05-11090).

            3.1 Articles of Incorporation of the Company (Incorporated by reference to the Company's Proxy Statement dated September 27, 2001, filed with the Commission).

            3.2 Amended and Restated By-laws of the Company (Incorporated by reference to Exhibit 3(ii)(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Commission).

            4.1 Warrants issued to Argosy Investment Partners II, L.P. to acquire shares of Marlton common stock at an exercise price of $0.98 per share.

            4.2 Warrants issued to Argosy Investment Partners II, L.P. to acquire shares of Marlton common stock at an exercise price of $1.48 per share.

            4.3 Warrants issued to Alliance Mezzanine Investors, L.P. to acquire shares of Marlton common stock at an exercise price of $0.98 per share.

            4.4 Warrants issued to Alliance Mezzanine Investors, L.P. to acquire shares of Marlton common stock at an exercise price of $1.48 per share.

            10.1 Amended and Restated Employment Agreement dated November 20, 2001 between the Company and Robert B. Ginsburg (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).*

            10.2 Employment Agreement dated 11/20/01 between the Company and Jeffrey K. Harrow (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).*

            10.3 Employment Agreement dated 11/20/01 between the Company and Scott Tarte (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).*

            10.4 Form of Warrants issued by the Company to Jeffrey K. Harrow, Scott Tarte, Robert B. Ginsburg and Alan I. Goldberg on 11/20/01 (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission). Schedule of grants (Incorporated by reference to Exhibit 10(f) to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission).

            10.5 Stockholders' Agreement dated 11/20/01 among Jeffrey K. Harrow, Scott Tarte, Robert B. Ginsburg and the Company (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).*

            10.6     Registration Rights Agreement dated 11/20/01 among Jeffrey
                     K. Harrow, Scott Tarte, Robert B. Ginsburg, Alan I. Goldberg and the Company (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).

            10.7 Amended Agreement of Employment, dated December 11, 1992, between the Company and Alan I. Goldberg. (Incorporated by reference to Exhibit 10(g) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission).*

            10.8 Letter Agreement dated January 2, 1998 to Amended Employment Agreement with Alan I. Goldberg (Incorporated by reference to Exhibit 7(2) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission).*

            10.9 Letter Agreement dated 11/20/01 to Amended Employment Agreement with Alan I. Goldberg. (Incorporated by reference to Exhibit 10(k) to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission).*

            10.10    Employment Agreement dated November 24, 1999 with Stephen
                     P. Rolf (Incorporated by reference to Exhibit 10(l) to the Company Annual Report of Form 10-K for the year ended December 31, 1999, filed with the Commission).*

            10.11 Option Agreement dated January 10, 2000 with Stephen P. Rolf (Incorporated by reference to Exhibit 10(x) to the Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission).*

            10.12 Option Agreements with Outside Directors (Incorporated by reference to Company Proxy Statement dated April 30, 1999, filed with the Commission).*

            10.13 Option Agreements dated August 7, 2000 with Outside Directors (Incorporated by reference to Exhibit 10(x) to the Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission).*

            10.14 Option Agreements dated March 1, 2002 with Outside Directors (Incorporated by reference to Exhibit 10(e) to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission).*

            10.15    2000 Equity Incentive Plan (Incorporated by reference to
                     Exhibit 10(n) to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission).*

            10.16    2001 Equity Incentive Plan (Incorporated by reference to
                     Exhibit 10(ee) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed with the Commission).*

            10.17 Lease for Premises located at 2828 Charter Road, Philadelphia, PA dated May 14, 1999 (Incorporated by reference to Exhibit 10(f) to the Company Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission).

            10.18 Amendment to Lease 2828 Charter Road, Philadelphia, PA dated February 25, 2000 (Incorporated by reference to Exhibit 10(g) to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission).

            10.19 Lease for Premises located at 8125 Troon Circle, Austell, GA 30001 (Incorporated by reference to Exhibit 10(s) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission).

            10.20 Lease Agreement dated June 29, 1998 between Gillespie Field Partners, LLC and Sparks Exhibits, Ltd. (Incorporated by reference to Exhibit 7(2) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission).

            10.21 Loan and Security Agreement dated as of February 6, 2004 with General Electric Capital Corporation. (Incorporated by reference to Exhibit 10(u)) to the Company's Annual Report on Form 10-KK for the year ended December 31, 2003, filed with the Commission).

            10.22 Option Agreement dated June 3, 2002 with Robert B. Ginsburg (Incorporated by reference to Exhibit 10(cc) to the Company`s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission).*

            10.23 Option Agreement dated June 3, 2002 with Alan I. Goldberg (Incorporated by reference to Exhibit 10(dd) to the Company`s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission).*

            10.24 Option Agreement dated October 23, 2002 with Washburn Oberwager (Incorporated by reference to Exhibit 10ee) to the Company`s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Commission).*

            10.25 Fourth Amendment to Lease Agreement dated September 11, 2003 for premises located at 8125 Troon Circle, Austell, GA 30001 (Incorporated by reference to Exhibit 10(cc) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission).

            10.26 First Amendment to Lease Agreement dated October 31, 2003 for premises located at 2025 Gillespie Way, El Cajon, CA 92020 (Incorporated by reference to Exhibit 10(ee) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission).

            10.27 Second Amendment to and Partial Termination of Lease Agreement dated January 1, 2004 for Premises located at 2025 Gillespie Way, El Cajon, CA 92020 (Incorporated by reference to Exhibit 10(bb) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission).

            10.28 Lease Agreement, First and Second Amendments for Premises located at Building J, 10232 Palm Drive, Santa Fe Springs, CA 90670 (Incorporated by reference to Exhibit 10(ff) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission).

            10.29 Lease Agreement, First and Second Amendments for Premises located at Building G, Heritage Springs Business Park, Santa Fe Springs (Incorporated by reference to Exhibit 10(gg) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission).

            10.30 Option Agreement dated May 13, 2004 with Stephen P. Rolf (Incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission).*

            10.31 Fifth Amendment to Lease Agreement dated April 27, 2004 for the Premises located at 8125 Troon Circle, Austell, GA (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

            10.32 Lease dated November 17, 1998 by and between Sunset & Valley Distribution Center Joint Venture (the "Joint Venture") and Showtime Enterprises West, Inc. ("Showtime West"), as amended by and together with, the first amendment thereto dated June 22, 1999, the second amendment thereto dated March 31, 2000, by and between The Northwestern Mutual Life Insurance Company ("Northwestern"), Sunset and Valley View Partners ("Partners") and Showtime West the third amendment thereto dated March 27, 2003 by and between Northwestern, Partners and Showtime West and the fourth amendment thereto dated February 29, 2004 by and between Northwestern, Partners and Showtime West.

            10.33 Employment Agreement dated March 15, 2005 by and between Sparks Exhibits & Environments Corp. and David S. Sudjian *

            10.34 Employment Agreement dated March 15, 2005 by and between Sparks Exhibits & Environments Corp. and Harold Jensen.*

            10.35 Royalty Agreement dated March 15, 2005 by and among Sparks Exhibits & Environments Corp., Argosy Investment Partners II, LP and Alliance Mezzanine Investors, L. P.

            10.36 Stock Option Agreement dated as of March 15, 2005 by Marlton Technologies, Inc and David S. Sudjian with respect to the grant of 500,000 shares of Marlton common stock.*

            10.37 Stock Option Agreement dated as of March 15, 2005 by Marlton Technologies, Inc and Harold Jensen with respect to the grant of 500,000 shares of Marlton common stock.*

            10.38 Letter agreement dated March 15, 2005 by and among Sparks Exhibits & Environments Corp., David S. Sudjian and Harold Jensen.

            10.39 First Amendment to Loan and Security Agreement with General Electric Capital Corporation (Incorporated by reference to
                     Exhibit 10(f) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission).

            10.40 Consent and Second Amendment to Loan and Security Agreement dated as of March 15, 2005 by and among General Electric Capital Corporation, Sparks Exhibits & Environments Corp., Sparks Exhibits & Environments, Ltd., Sparks Exhibits & Environments, Inc. and DMS Store Fixtures LLC.

            10.41 Term Note issued by Sparks Exhibits & Environments Corp. in favor of General Electric Capital Corporation.

            10.42 Note dated April 23, 2002 in favor of the United States Business Administration (the "SBA Note").

            10.43 Promissory Note made by Sparks Exhibits & Environments Corp. in face amount of $257,144 in favor of Argosy Investment Partners II, L.P.

            10.44 Promissory Note made by Sparks Exhibits & Environments Corp. in face amount of $142,856 in favor of Alliance Mezzanine Investors, L.P.

            10.45 Agreement for Assumption of Indebtedness dated December 14, 2004 by and among the U.S. Small Business Administration, Showtime Enterprises, Inc. and Sparks Exhibits & Environments Corp.

            10.46 Unconditional Guarantee issued by Marlton Technologies, Inc. in favor of the U.S. Small Business Administration with respect to the SBA Note.

            10.47    Option Agreement with Jeffrey Harrow dated December 20,
                     2004 *

            10.48    Option Agreement with Scott Tarte, dated December 20,
                     2004 *

            10.49 Agreement dated March 15, 2005 by and between Sparks Exhibits & Environments Corp., Argosy Investment Partners II, L.P. and Alliance Mezzanine Investors, L.P.

            14 Code of Ethics (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission)

            21 Subsidiaries of the Company (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission)

            31.1 Rule 13a - 14(a) / 15(d) - 14(a) Certification, Chief Executive Officer

            31.2 Rule 13a - 14(a) / 15(d) - 14(a) Certification, Chief Financial Officer

            32       Section 1350 Certifications

*     Management contract or compensatory plan or arrangement.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 MARLTON TECHNOLOGIES, INC.

                                      By:   /s/ Robert B. Ginsburg
                                          ------------------------
                                          President

                                      By:   /s/ Stephen P. Rolf
                                          ------------------------
                                          Chief Financial Officer

Dated: March 29, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

               Signature                   Title                 Date

         /s/ Jeffrey K. Harrow        Chairman of the       March 29, 2005
         ---------------------      Board of Directors
          (Jeffrey K. Harrow)

           /s/ Scott J. Tarte      Vice Chairman of the     March 29, 2005
           ------------------       Board of Directors
            (Scott J. Tarte)

           /s/ A. J. Agarwal             Director           March 29, 2005
           -----------------
            (A. J. Agarwal)

                                         Director           March 29, 2005
          ____________________
          (Washburn Oberwager)

           /s/ Richard Vague             Director           March 29, 2005
           -----------------
            (Richard Vague)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Marlton Technologies, Inc.
Philadelphia, Pennsylvania

We have audited the accompanying consolidated balance sheets of Marlton Technologies, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. Our audit also included the financial statement schedule for the year ended December 31, 2004 listed in the Index at
Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marlton Technologies, Inc. and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with U. S. generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ McGladrey & Pullen, LLP
Blue Bell, Pennsylvania
March 21, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
and Board of Directors of
Marlton Technologies, Inc.

In our opinion, the consolidated financial statements listed in the index appearing under Item 15 (a)(1), present fairly, in all material respects, the results of operations and cash flows of Marlton Technologies, Inc. (the "Company") for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 (a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

As discussed in Note 4, the Company adopted a new financial accounting standard during 2002.

/s/ PricewaterhouseCoopers LLP
------------------------------

Philadelphia, Pennsylvania

March 21, 2003

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        For the years ended December 31,
                     (in thousands except per share amounts)

                                                 2004        2003        2002
                                               --------    --------    --------

Net sales                                      $ 71,943    $ 65,587    $ 71,182
Cost of sales                                    56,524      51,203      57,027
                                               --------    --------    --------
   Gross profit                                  15,419      14,384      14,155
                                               --------    --------    --------

Selling expenses                                  7,760       8,518       8,491
Administrative and general expenses               6,544       6,907       6,796
Restructuring and other expenses                      -       1,114           -
                                               --------    --------    --------
                                                 14,304      16,539      15,287

                                               --------    --------    --------
   Operating income (loss)                        1,115      (2,155)     (1,132)
                                               --------    --------    --------

Other income (expense):
Interest and other income                             -          21          42
Interest expense                                   (510)       (236)       (382)
Income (loss) from investment in affiliates          72        (265)     (1,156)
                                               --------    --------    --------
                                                   (438)       (480)     (1,496)

                                               --------    --------    --------
Income (loss) before income taxes and
  change in accounting principle                    677      (2,635)     (2,628)

Provision for (benefit from) income taxes             -        (434)      4,786

                                               --------    --------    --------
Income (loss) before change in
  accounting principle                              677      (2,201)     (7,414)

Cumulative effect of change in accounting
  principle, net of tax benefit                       -           -     (12,385)

                                               --------    --------    --------
Net income (loss) after change in
  accounting principle                         $    677    $ (2,201)   $(19,799)
                                               ========    ========    ========

Net income (loss) per common share before
  change in accounting principle:
Basic                                          $   0.05    $  (0.17)   $  (0.57)
                                               ========    ========    ========

Diluted                                        $   0.04    $  (0.17)   $  (0.57)
                                               ========    ========    ========

Net income (loss) per common share after
  change in accounting principle:
Basic                                          $   0.05    $  (0.17)   $  (1.52)
                                               ========    ========    ========

Diluted                                        $   0.04    $  (0.17)   $  (1.52)
                                               ========    ========    ========

The accompanying notes to the consolidated financial statements are an integral part of these financial statements.

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  December 31,
                (in thousands except share and per share amounts)

                                                                                        2004         2003
                                                                                     ---------    ---------
                                     ASSETS
Current assets:
   Cash and cash equivalents                                                         $     311    $     241
   Accounts receivable, net of allowance of $444 and $415, respectively                 10,157        7,824
   Inventories                                                                           7,069        6,272
   Prepaid and other current assets                                                        400        1,191
                                                                                     ---------    ---------
      Total current assets                                                              17,937       15,528

Property and equipment, net of accumulated depreciation                                  2,469        3,240
Rental assets, net of accumulated depreciation                                           2,875        2,789
Goodwill                                                                                 2,750        2,714
Other assets, net of accumulated amortization of $1,781 and $1,603, respectively           126          388
Notes receivable                                                                           178          159
                                                                                     ---------    ---------
      Total assets                                                                   $  26,335    $  24,818
                                                                                     =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt                                                 $      83    $      89
   Accounts payable                                                                      5,596        6,363
   Accrued expenses and other current liabilities                                        7,722        6,080
                                                                                     ---------    ---------
      Total current liabilities                                                         13,401       12,532

Long-term liabilities:
   Long-term debt, net of current portion                                                5,070        5,146

                                                                                     ---------    ---------
      Total liabilities                                                                 18,471       17,678
                                                                                     ---------    ---------

Commitments and contingencies (Note 13)

Stockholders' equity:
   Preferred stock, $.10 par - shares authorized 10,000,000; no shares outstanding           -            -
   Common stock, no par value - shares authorized 50,000,000; 12,939,696
     outstanding at December 31, 2004; 12,844,696 outstanding at December 31, 2003           -            -
   Stock warrants                                                                          742          742
   Additional paid-in capital                                                           32,998       32,951
   Accumulated deficit                                                                 (25,728)     (26,405)
                                                                                     ---------    ---------
                                                                                         8,012        7,288
   Less cost of treasury shares;
    148,803 shares at December 31, 2004 and 2003                                          (148)        (148)
                                                                                     ---------    ---------
      Total stockholders' equity                                                         7,864        7,140
                                                                                     ---------    ---------
      Total liabilities and stockholders' equity                                     $  26,335    $  24,818
                                                                                     =========    =========

The accompanying notes to the consolidated financial statements are an integral part of these financial statements.

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              For the years ended December 31, 2004, 2003 and 2002
                       (in thousands except share amounts)

                                                   Common Stock       Additional                                       Total
                                               ---------------------    Paid-in     Stock   Accumulated  Treasury  Stockholders'
                                                 Shares      Amount     Capital   Warrants    Deficit      Stock      Equity
                                               ----------  ---------  ----------  --------  -----------  --------  -------------
Balance, December 31, 2001                     12,988,499  $       -  $   32,951  $    742  $    (4,405) $   (112) $      29,176

Repurchase of common stock                       (143,403)         -           -         -            -       (35)           (35)
Net loss                                                -          -           -         -      (19,799)        -        (19,799)

                                               ----------  ---------  ----------  --------  -----------  --------  -------------
Balance, December 31, 2002                     12,845,096          -      32,951       742      (24,204)     (147)         9,342

Repurchase of common stock                           (400)         -           -         -            -        (1)            (1)
Net loss                                                -          -           -         -       (2,201)        -         (2,201)

                                               ----------  ---------  ----------  --------  -----------  --------  -------------
Balance, December 31, 2003                     12,844,696          -      32,951       742      (26,405)     (148)         7,140

Shares issued under compensation arrangements      95,000          -          47         -            -         -             47
Net income                                              -          -           -         -          677         -            677

                                               ----------  ---------  ----------  --------  -----------  --------  -------------
Balance, December 31, 2004                     12,939,696  $       -  $   32,998  $    742  $   (25,728) $   (148) $       7,864
                                               ==========  =========  ==========  ========  ===========  ========  =============

The accompanying notes to the consolidated financial statements are an integral part of these financial statements.

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        for the years ended December 31,
                                 (in thousands)

                                                                   2004        2003        2002
                                                                 --------    --------    ---------
Cash flows provided from operating activities:
   Net income (loss)                                             $    677    $ (2,201)   $ (19,799)
   Adjustments to reconcile net income (loss) to cash
      provided by (used in) operating activities:
      Depreciation and amortization                                 1,869       2,088        2,185
      Impairment loss from investments in affiliates                    -         259        1,156
      Net changes in deferred taxes                                     -           -        4,766
      Cumulative effect of change in accounting principle               -           -       12,385
      Property and equipment asset impairment                           -           -          175
      Other non-cash operating items                                   30         (54)           -
      Losses from asset disposals                                       -         238            -
   Change in assets and liabilities:
      (Increase) decrease in accounts receivable, net              (2,333)        355        2,563
      (Increase) decrease in inventories                             (797)       (219)         875
      (Increase) decrease in prepaid and other assets                 791        (122)         205
      (Increase) decrease in notes and other receivables              (19)       (183)         544
      Increase (decrease) in accounts payable, accrued
        expenses and other current liabilities                        875        (189)      (1,368)
                                                                 --------    --------    ---------
         Net cash provided by (used in) operating activities        1,093         (28)       3,687
                                                                 --------    --------    ---------

Cash flows from investing activities:
   Investment in affiliate                                            (16)          -            -
   Proceeds from acquisition receivable                               214           -            -
   Acquisition of business, net of cash acquired                      (37)       (384)           -
   Capital expenditures                                              (911)       (914)      (1,269)
                                                                 --------    --------    ---------
         Net cash used in investing activities                       (750)     (1,298)      (1,269)
                                                                 --------    --------    ---------

Cash flows from financing activities:
   Proceeds from (payments for) revolving credit facility, net         30         947       (2,500)
   Proceeds from exercised stock options                               38           -            -
   Payments for loan origination fees                                (133)       (108)        (105)
   Payments for acquisition obligations, net                         (126)         (3)           -
   Payments for leasehold improvement obligation                      (82)        (20)           -
   Repurchase of common stock                                           -          (1)         (35)
   Payments for promissory note                                         -        (128)         (98)
   Payments for notes payable, sellers                                  -           -          (33)
                                                                 --------    --------    ---------
         Net cash provided by (used in) financing activities         (273)        687       (2,771)
                                                                 --------    --------    ---------

Increase (decrease) in cash and cash equivalents                       70        (639)        (353)

Cash and cash equivalents - beginning of year                         241         880        1,233

                                                                 --------    --------    ---------
Cash and cash equivalents - end of year                          $    311    $    241    $     880
                                                                 ========    ========    =========

The accompanying notes to the consolidated financial statements are an integral part of these financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Marlton Technologies, Inc., its wholly and majority owned subsidiaries and the effects of minority investments in non-consolidated businesses (the "Company"). Investments in affiliates, representing the Company's 20% or more but less than 50% investments are accounted for using the equity method. All inter-company accounts and transactions are eliminated.

Activity included in the consolidated statements of operations consists primarily of the custom design, production and sale of exhibits and environments for trade shows, museums, theme parks, themed interiors, arenas, corporate lobbies and retail stores for clients in industry, government, entertainment and commercial establishments.

The Company operates in one segment and utilizes consolidated operating results for management and resource allocation purposes.

CASH EQUIVALENTS

The Company considers all investments with an initial maturity of three months or less to be cash equivalents. Temporary cash investments comprise principally short-term government funds. At various times throughout the year, the Company maintains cash balances at banking institutions in excess of FDIC limits.

ACCOUNT RECEIVABLE

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a quarterly basis. Management estimates these possible losses based on a review of the financial condition and payment history of specific customers having significant accounts receivable balances, and establishes a general reserve for the remaining accounts receivable based on historical bad debt experience. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when received. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Interest is not charged on trade receivables that are considered past due.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and include materials, labor and manufacturing overhead costs.

LONG-LIVED ASSETS

Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets, ranging primarily from 3 to 10 years. Assets and accumulated depreciation accounts are reduced for the sale or other disposition of property, and the resulting gain or loss is included in income. Rental assets, which include manufactured and purchased exhibit components, are stated at cost. Depreciation for rental assets is recorded on a straight-line basis over seven years.

Prior to January 1, 2002 the excess of cost over the fair value of net assets acquired (goodwill) was amortized on a straight-line basis over periods ranging from 5 to 30 years. After January 1, 2002, no amortization is recorded for these assets.

Included in other assets are loan origination fees, which are amortized on the interest method over the term of the related debt agreement.

The Company's policy is to record an impairment loss against long-lived assets, including investment in affiliates, property and equipment, goodwill and other intangibles, in the period when it is determined that the carrying amount of such assets may not be recoverable. This determination includes evaluation of factors such as current market

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the net assets. For the fourth quarter of 2003, the Company recorded an impairment loss of $259,000 related to the investment in its Sparks Europe affiliate. During 2002, the Company recorded an impairment loss of $176,000 associated with the property and equipment of its DMS Store Fixtures subsidiary.

REVENUE RECOGNITION

Revenues on trade show exhibit sales, themed interiors, custom store fixtures and point of purchase displays are recognized using the completed contract method. The Company's contracts are typically less than three months in duration. As a result, the Company's revenue recognition would not differ materially if another method were used. Progress billings are generally made throughout the production process. Progress billings which are unpaid at the balance sheet date are not recognized in the financial statements as accounts receivable. Progress billings which have been collected on or before the balance sheet date are classified as customer deposits and are included in accrued expenses and other current liabilities. Billings for shipping and handling are recorded as revenue and the related costs are included in the cost of sales.

INCOME TAXES

The Company recognizes deferred tax assets and liabilities based upon the future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are calculated based on the difference between the financial reporting and tax bases of assets and liabilities using the currently enacted tax rates in effect during the years in which the differences are expected to reverse. A valuation allowance is established based on the future recoverability of deferred tax assets.

USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

CONCENTRATION OF CREDIT RISK

The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its cash and temporary cash investments with high quality financial institutions. The Company's trade accounts receivable are primarily with customers throughout the United States. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires progress payments which mitigate its loss exposure.

One customer, J. C. Penney, accounted for 10%, 15% and 20% of the Company's consolidated net sales in 2004, 2003, and 2002, respectively. The loss of this customer could have a material adverse effect on the Company.

STOCK-BASED COMPENSATION

Compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant above the amount an employee must pay to acquire the stock granted under the option.

The Company adopted the disclosure - only provisions of SFAS 123, "Accounting for Stock-Based Compensation" and applied the provisions of Accounting Principles Board Opinion 25 in accounting for its stock option plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123, net income and diluted income per common share would have been reduced to the pro forma amount on the following page:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 (in thousands except per share amounts)
                                                                         Year ended December 31,
                                                                 ---------------------------------------
                                                                  2004         2003            2002
                                                                 -----       --------        ---------
Net income (loss)       As reported                              $ 677       $ (2,201)       $ (19,799)
                                                                 -----       --------        ---------
                        Deduct: Total stock-based employee
                        compensation expense determined under
                        fair value based method, net of tax       (150)           (67)            (290)
                                                                 -----       --------        ---------
                        Pro forma                                $ 527       $ (2,268)       $ (20,089)
                                                                 =====       ========        =========
Diluted income (loss)
   per common share     As reported                              $ .04       $   (.17)       $   (1.52)
                                                                 =====       ========        =========
                        Pro forma                                $ .03       $   (.18)       $   (1.55)
                                                                 =====       ========        =========

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Assumptions used to calculate the fair value of option grants in 2004, 2003 and 2002 include the following:

               Assumption           2004         2003        2002
           -------------------   ----------   ----------   ---------

           Dividend yield           0.0%         0.0%         0.0%
           Risk-free rate           1.5%         1.5%         4.0%
           Expected life          4-5 years    3-5 years   3-5 years

           Expected volatility      306%          62%          62%
           Fair Value              $  .36       $  .18      $  .18

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments consist of cash and cash equivalents and long-term debt. The recorded values of cash and cash equivalents approximate their fair value due to the short maturity of these instruments. The fair value of long-term debt is estimated based on current interest rates offered to the Company for similar remaining maturities. The recorded value of these financial instruments approximated their fair value at December 31, 2004 and 2003.

PER SHARE DATA

Basic net income per common share is calculated using the average shares of common stock outstanding, while diluted net income per common share reflects the potential dilution that could occur if stock options and warrants having exercise prices below market prices were exercised.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Exit or Disposal Activities" ("FASB Statement FAS 146"). FAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Effective in the first quarter of 2003, the Company adopted the provisions of SFAS 146. This new accounting principle had an impact on the timing and recognition of costs associated with the Company's relocation and consolidation of its West Coast operations, and is expected to have an impact on the timing and recognition of costs associated with the Showtime acquisition and subsequent integration.

In December 2004, FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("FAS123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretive guidance.

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after June 15, 2005, which will be its quarter ending September 30, 2005.

FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of FAS 123(R). An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

Although it has not yet completed its study of the transition methods, the Company believes it will elect the modified prospective transition method. Under this method, the Company estimates that the adoption of FAS 123(R) will require the Company to record approximately $15,000 of stock compensation expense in 2005 related to employee options issued and outstanding at December 31, 2004. Additional stock options granted in March 2005 in connection with the Showtime acquisition are expected to have an impact of approximately $130,000 on stock compensation expense in each year from 2005 through 2009. Any further impact of this Statement on the Company in fiscal 2005 and beyond will depend upon various factors including future compensation strategy. The pro forma compensation costs are calculated using the Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years.

2.    ACQUISITIONS AND RESTRUCTURING COSTS

On August 1, 2003, a Company subsidiary acquired the assets of Exhibit Crafts, Inc., a Los Angeles, CA area manufacturer of trade show exhibits and a 20% interest in International Exposition Services, Inc., (IES), a trade show shipping and installation provider. The initial purchase price was $694,000, including the assumption of certain liabilities totaling $310,000. In addition, the sellers received 20% of the Company subsidiary's common stock. The purchase price approximated the fair value of the net assets acquired. In addition, the asset purchase agreement provides for contingent payments of up to $750,000 based on operating performance in 2005, 2006 and 2007, including interest on the then remaining future potential contingent payments. These contingent payments, if any, and interest on the remaining future potential contingent payments will be reflected as an increase in goodwill. Interest on the remaining future potential contingent payments increased goodwill by $37,000 in 2004.

The Company relocated its San Diego area manufacturing facility to the newly acquired Los Angeles, CA area facility during the third quarter of 2003. Costs recorded in the third quarter of 2003 in connection with this relocation and consolidation were approximately $1.1 million, which included relocation and employee termination expenses and the Company recorded a charge for a portion of the remaining lease obligation related to the vacated San Diego area facility.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 15, 2005, Sparks Exhibits & Environments Corp., a subsidiary of the Company, acquired substantially all of the assets and assumed specified liabilities of Showtime Enterprises, Inc. and its subsidiary, Showtime Enterprises West, Inc. (collectively "Showtime"). Showtime designs, markets and produces trade show exhibits, point of purchase displays, museums and premium incentive plans. Showtime had sales of approximately $21 million in 2004. On January 12, 2005, Showtime filed a Chapter 11 bankruptcy petition in the United States Court for the District of New Jersey, and the acquisition was subsequently approved by such court. The purchase price paid by the Sparks subsidiary pursuant to the Agreement and related transactions consisted of (i) approximately $2.1 million in cash, (ii) the assumption of approximately $580,000 of indebtedness payable to the United States Small Business Administration, (iii) the assumption of specified contractual obligations and
(iv) additional consideration associated with Showtime's senior subordinated debentures consisting of approximately $0.4 million in cash, $0.4 million in 6% notes due March 15, 2009, warrants to acquire an aggregate of 600,000 shares of Common Stock exercisable through 2012 at a weighted average exercise price of $1.06 and one percent of annual sales originating from Showtime customers and account executives from April 1, 2005 through March 31, 2009. The Company financed this acquisition by increasing its revolving credit facility borrowing capacity and obtaining a new term loan in March 2005. Audited financial statements for Showtime and pro-forma combined financial statements for the Company and Showtime will, if required, be filed in May 2005 by amending the Company's current report on Form 8-K filed with the SEC on March 21, 2005.

3.    TERMINATED MERGER AGREEMENT

The Company and Redwood Acquisition Corp. ("Redwood") entered into a merger agreement in February 2003 pursuant to which all of the outstanding shares of common stock of the Company (other than the shares held by approximately eight shareholders) would be converted into the right to receive $0.30 per share. On June 19, 2003, the Company's Board of Directors approved a termination proposal submitted by Redwood, which terminated the proposed merger agreement. Costs of approximately $250,000 incurred in connection with this proposed merger were charged to administrative and general expenses in the second quarter of 2003.

4.    ACCOUNTING CHANGE (ADOPTION OF SFAS NO. 142)

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial of Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets" (SFAS 142), which supersedes APB No. 17 "Intangible Assets". SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The Company adopted SFAS 142 effective January 1, 2002. This new accounting standard requires a two-step test for operating units having unamortized goodwill balances. The first step requires a comparison of the book value of the net assets to the fair value of the respective operating unit. If the fair value is determined to be less than the book value, a second step is required to determine the impairment. This second step includes evaluation of other intangible assets, and any shortfall of the adjusted book value below fair value determines the amount of the goodwill impairment. The adoption of SFAS 142 reduced goodwill by $15.9 million and net income by $12.4 million (net of a $3.5 million income tax benefit) in the first quarter of 2002, identified as a cumulative effect of a change in accounting principle. This impairment charge related to goodwill recorded in connection with the December 31, 1997 acquisition of DMS Store Fixtures, L.P. This charge differs from the previous accounting standard method, which was based on undiscounted cash flows, because the new method is based on fair value measurement estimates as of the measurement date.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. NET INCOME PER COMMON SHARE

The following table sets forth the computation of basic and diluted net income per common share:


                                                           (in thousands except per share data)
                                                           ------------------------------------
                                                             2004         2003          2002
                                                           --------    ----------    ----------
Net income (loss) before change in accounting principle    $    677    $   (2,201)   $  (7,414)
                                                           ========    ==========    =========

Net income (loss) after change in accounting principle     $    677    $   (2,201)   $ (19,799)
                                                           ========    ==========    =========

Weighted average common shares outstanding used to
   compute basic net income per common share                 12,863        12,845       12,984

Additional common shares to be issued assuming exercise
   of stock options, net of shares assumed reacquired         2,844             -            -

Total shares used to compute diluted net income per
   common share                                              15,707        12,845       12,984
                                                           ========    ==========    =========

Basic net income (loss) per share before change in
   accounting principle                                    $    .05    $     (.17)   $    (.57)
                                                           ========    ==========    =========
Diluted net income (loss) per share before change in
   accounting principle                                    $    .04    $     (.17)   $    (.57)
                                                           ========    ==========    =========

Basic net income (loss) per share after change in
   accounting principle                                    $    .05    $     (.17)   $   (1.52)
                                                           ========    ==========    =========
Diluted net income (loss) per share after change in
   accounting principle                                    $    .04    $     (.17)   $   (1.52)
                                                           ========    ==========    =========

Options and warrants to purchase 113,000, 7,175,000 and 7,492,000 shares of common stock at prices ranging from $.50 per share to $6.25 per share were outstanding at December 31, 2004, 2003 and 2002, respectively, but were not included in the computation of diluted income per common share because the options' and warrants' exercise price was equal to or greater than the market price of the common shares.

6. STATEMENTS OF CASH FLOWS INFORMATION

Capital additions of $96,000 were financed in 2004 with capital lease obligations.

Cash paid for interest in 2004, 2003, and 2002 was $544,000, $250,000 and
$314,000, respectively.

Cash paid for income taxes in 2002 was $5,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. INVENTORIES, NET

Inventories at December 31 consisted of the following:

                                            (in thousands)
                                          -----------------
                                            2004      2003
                                          -------   -------
            Raw materials                 $   440   $   467
            Work in process                 3,231     3,579
            Finished goods                  3,398     2,226
                                          -------   -------
                                          $ 7,069   $ 6,272
                                          =======   =======

8. INVESTMENT IN AFFILIATES

The Company recognized an impairment loss of $259,000 in the fourth quarter of 2003 related to its investment in Sparks Europe.

The Company recognized an impairment loss of approximately $1.2 million in the first quarter of 2002 related to its investment in Abex Display Systems Inc.

9. PROPERTY AND EQUIPMENT

Property and equipment at December 31 consisted of the following:

                                                              (in thousands)
                                                            -------------------
                                                              2004       2003
                                                            --------   --------
   Manufacturing equipment and vehicles                     $  2,040   $  2,017
   Office equipment and data processing                        8,219      8,357
   Leasehold improvements                                      2,609      2,578
   Showroom exhibits, construction in progress and other         393        394
                                                            --------   --------
                                                            $ 13,261   $ 13,346
   Less accumulated depreciation and amortization             10,792     10,106
                                                            --------   --------

                                                            $  2,469   $  3,240
                                                            ========   ========

   Rental assets at December 31 consist of the following:

      Rental assets                                         $  7,114   $  6,461
      Less accumulated depreciation                            4,239      3,672
                                                            --------   --------
                                                            $  2,875   $  2,789
                                                            ========   ========

10. ACCRUED EXPENSES AND OTHER

Accrued expenses and other at December 31 consisted of the following:

                                                              (in thousands)
                                                            -------------------
                                                              2004       2003
                                                            --------   --------
          Customer deposits                                 $  3,045   $  2,955
          Accrued compensation                                 1,473        934
          Accrued payroll, sales and business taxes              262        134
          Accrued contractual costs                              292        116
          Accrued restructuring expenses                          --        402
          Other                                                2,650      1,539
                                                            --------   --------
                                                            $  7,722   $  6,080
                                                            ========   ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. DEBT OBLIGATIONS AND SUBSEQUENT EVENT

On February 6, 2004, the Company replaced its revolving credit and security agreement with a new credit facility provided by a commercial asset-based lender. The new credit facility originally expired on February 6, 2007 and provided for maximum borrowing capacity of up to $12 million based on a percentage of eligible accounts receivable and inventories. This facility bears interest based on the 30-day dealer placed commercial paper rate plus a formula-determined spread of 4.5% in 2004 (total effective rate of 7.0% at February 28, 2005), restricts the Company's ability to pay dividends, and includes certain financial covenants (fixed charge coverage ratio and maximum capital expenditure amount). Based on the Company's performance in 2004, the formula-determined spread was reduced to 3.5% effective March 22, 2005 resulting in a total effective rate of 6% at such date. Proceeds from this credit facility are used primarily for working capital and other capital purposes.

As of March 21, 2005, the Company amended its credit facility to increase the maximum borrowing capacity from $12 million to $15 million, to increase the caps on certain inventories and to extend the term by one year to February 6, 2008. The Company also obtained a one-year term loan for $1 million bearing interest at the commercial paper rate plus 3.75% and monthly principal payments of $25,000 starting on April 1, 2005 with the remaining balance of $700,000 due on March 21, 2006. The Company had borrowings of approximately $9 million and borrowing capacity of approximately $12 million at March 21, 2005. This credit facility amendment and term loan were obtained to finance the Showtime acquisition.

The Company's debt obligations at December 31 consisted of the following:

                                                           (In thousands)
                                                         -----------------
                                                           2004      2003
                                                         -------   -------

       Revolving credit facility                         $ 4,977   $ 4,947
       Capital lease obligations                              96        --
       Acquisition agreement obligation                       --       162
       Acquired leasehold improvement obligation              80       126
                                                         -------   -------
                                                         $ 5,153   $ 5,235
       Less current portion                                   83        89
                                                         -------   -------
                                                         $ 5,070   $ 5,146
                                                         =======   =======

Aggregate future long-term debt maturities are as follows:

                                                 (In thousands)
                                                 --------------
                  Years ending December 31,          Amount
                  -------------------------      --------------
                           2005                      $    83
                           2006                           75
                           2007                           18
                           2008                        4,977

12. RELATED PARTY TRANSACTIONS

The Company leases a facility from a partnership controlled by two shareholders of the Company. This lease, which expires on May 14, 2019, contains an option for the Company to terminate after 10 years (May 14, 2009) subject to the landlord's ability to relet the premises. The minimum annual rent is $771,000 through May 14, 2009 and is reset thereafter (not included in the following table). The Company is also responsible for taxes, insurance and other operating expenses for this facility.

The Company jointly leases a 31,000 square foot facility with International Expo Services ("IES"), in which the Company holds a minority interest. The annual lease commitment for this facility is $214,000 through September 22, 2007. The Company also jointly services certain customer jobs with IES.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. COMMITMENTS AND CONTINGENCIES

The Company operates in leased office, warehouse and production facilities. Lease terms range from monthly commitments up to 17 years with options to renew at varying times. Certain lease agreements require the Company to pay utilities, taxes, insurance and maintenance.

As of December 31, 2004, future minimum lease commitments under non-cancelable operating leases are as follows:

                                                 (In thousands)
                                                 --------------
              Years ending December 31,              Amount
            -------------------------------      --------------
                       2005                      $        2,100
                       2006                               2,043
                       2007                               1,498
                       2008                               1,060
                       2009                                 636
                2010 and thereafter                          90
                                                 --------------
            Total minimum lease commitments      $        7,427
                                                 ==============

The Company jointly leases a 31,000 square foot facility with International Expo Services, Inc. ("IES"), in which the Company holds a minority interest. The annual lease commitment for this facility is $214,000 through September 22, 2007, which is not included with the above future lease commitments. Payments in connection with this lease are made by IES.

Rental expense, exclusive of supplemental costs, was approximately $2,438,000, $2,372,000, and $2,138,000 for 2004, 2003 and 2002, respectively.

The Company is engaged in legal proceedings in the normal course of business. The Company believes that any unfavorable outcome from these suits not covered by insurance would not have a material adverse effect on the financial statements of the Company.

14. WARRANTS AND STOCK OPTIONS

WARRANTS

On November 20, 2001, the Company issued warrants expiring on November 19, 2011 to purchase an aggregate of 5,300,000 shares of common stock at an exercise price of $.50 per share in connection with an investment transaction approved by the Company's shareholders' at the Annual Meeting of Shareholders held on November 7, 2001. The fair value of these warrants using the Black-Scholes pricing model was $742,000, which was recorded as a component of stockholders' equity.

STOCK OPTIONS

In 1990, the Company adopted the 1990 Incentive Plan which provides for the granting of Incentive Stock Options ("ISO") and a 1990 Non-statutory Option Plan which provides for the granting of Non-statutory options ("NSO") (collectively, "the 1990 Plans"). Under the 1990 Plans, 1,450,000 shares of Common Stock are authorized for issuance under options that may be granted to employees. Options are exercisable at a price not less than the market value of the shares at the date of grant in the case of ISO's, and 85% of the market value of the shares in the case of NSO's.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 1992, the Company adopted the 1992 Directors' and Consultants' Stock Option Plan (the "1992 Plan") which provides for the granting of options to purchase up to 50,000 common shares to directors and consultants who are neither principal stockholders, nor receive salary compensation. Prices are determined as in the 1990 Plan. The 1992 Plan was amended in June 1998 to eliminate non-discretionary annual stock awards, to provide stock awards or options as determined by the Board and to increase the authorized shares to a total of 250,000.

In 2000, the Company adopted the 2000 Equity Incentive Plan (the "2000 Plan") which provides for the granting of up to 735,000 Common Stock options, stock appreciation rights, stock units and restricted shares to employees, outside directors and consultants. Prices are determined as in the 1990 Plan. Terms of other securities are determined by a committee of the Board of Directors.

In 2001, the Company adopted the 2001 Equity Incentive Plan (the "2001 Plan") which provides for the granting of up to 2,000,000 Common Stock options and restricted shares to employees, outside directors and consultants. Options are exercisable at a price not less than the market value of the shares at the date of grant in the case of ISO's. Terms of other securities are determined by a committee of the Board of Directors.

Options may be granted to employees outside of the foregoing plans as an incentive to accept employment with the Company. The amount of options so granted cannot exceed 5% of the Company's outstanding shares of Common Stock.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of stock option transactions and exercise prices:

                                      Shares    Price Per Share   Weighted Average
                                    ---------   ---------------   ----------------
Outstanding at December 31, 2001      666,522    $2.00 to $6.25        $ 3.13
                                    =========

Granted                             1,676,242         $.50             $  .50
Expired or cancelled                 (250,919)   $2.13 to $4.00          3.05
Exercised                                  --           --                 --
                                    ---------

Outstanding at December 31, 2002    2,091,845     $.50 to $6.25        $ 1.03
                                    ---------

Granted                                    --           --                 --
Expired or cancelled                 (316,767)    $.50 to $6.25        $ 3.30
Exercised                                  --           --                 --
                                    ---------

Outstanding at December 31, 2003    1,775,078     $.50 to $2.13        $  .63
                                    ---------

Granted                               520,000     $.32 to $.75         $  .62
Expired or cancelled                  (60,500)    $.50 to $2.13        $ 1.41
Exercised                             (75,000)        $.50             $  .50
                                    ---------

Outstanding at December 31, 2004    2,159,578     $.32 to $2.00        $  .61
                                    =========

The following table summarizes information concerning outstanding and exercisable stock options as of December 31, 2004:

                                             Options Outstanding                   Options Exercisable
                                  ------------------------------------------   ---------------------------
                                                     Weighted Average
                                               -----------------------------
                                   Number of                                    Number of      Weighted
              Range of Exercise     Options      Remaining                       Options       Average
                    Prices        And Awards   Life (Years)   Exercise Price   and Awards   Exercise Price
              -----------------   ----------   ------------   --------------   ----------   --------------
1990 Plans          $ 2.00            40,000        .53           $ 2.00           40,000       $ 2.00

1992 Plan           $ 2.00            73,336        .47           $ 2.00           73,336       $ 2.00

2000 Plan        $.32 to $.60        150,000       3.93           $  .51           75,000       $  .41

2001 Plan        $.50 to $.75      1,896,242       5.76           $  .53        1,856,242       $  .53
                                   ---------                                    ---------

Grand Total     $.32 to $2.00      2,159,578       5.36           $  .61        2,044.578       $  .61
                =============      =========       ====           ======        =========       ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of stock options exercisable at December 31, 2004, 2003 and 2002, and their respective weighted-average share prices:

                                                               Weighted Average
                                            Number of Shares    Exercise Price
                                            ----------------   ----------------

Options exercisable December 31, 2004          2,159,578            $ 0.61
Options exercisable December 31, 2003          1,750,078            $ 0.63
Options exercisable December 31, 2002          1,913,520            $ 1.07

15. EMPLOYEE BENEFIT PLANS

The Company maintains a defined contribution savings plan under Section 401(k) of the Internal Revenue Code which provides retirement benefits to certain employees of the Company and its wholly-owned subsidiaries who meet certain age and length of service requirements. The Company's contribution to the Plan is determined by management. There were no charges to income with respect to this Plan in 2004, 2003 or 2002.

16. INCOME TAXES

The components of the provision for (benefit from) income taxes were as follows:

                                               (in thousands)
                                        2004        2003          2002
                                        ----   --------------   -------
       Current:
          Federal                        --        $ (434)      $    --
          State                          --            --            --
       Deferred:
          Federal                        --            --         4,552
          State                          --            --           234
                                                   ------       -------
                                         --        $ (434)      $ 4,786
                                                   ======       =======

The Company is currently using operating loss carry forwards to offset its taxable income. As a result, the Company did not record an income tax provision for its 2004 pre-tax income.

A reconciliation of federal statutory income taxes to the Company's effective income tax expense is as follows:

                                                        2004     2003     2002
                                                       ------   ------   ------

       Federal statutory rate                          $  230   $ (896)  $ (894)
       State income tax, net of federal
          income tax effect                                20      234      234
       Non-deductible expenses                             16      120       28
       Valuation allowance                               (172)     510    5,384
       Fully reserved net operating loss utilization       --     (434)      --
       Other, net                                         (94)      32       34
                                                       ------   ------   ------
                                                           --   $ (434)  $4,786
                                                                ======   ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The net deferred tax asset at December 31, 2004 and 2003 consisted of the following:

                                                         (in thousands)
                                                       -----------------
                                                         2004      2003
                                                       -------   -------
       Accounts receivables                            $   164   $   153
       Inventories                                         191       140
       Property and equipment                               14        11
       Accrued expenses and compensation                   209        43
       Goodwill and intangibles                          2,473     2,675
       Operating loss and credit carry forward           3,032     2,234
       Other, net                                          924       924
       Valuation allowance                              (7,007)   (6,180)
                                                       -------   -------
                                                            --        --
                                                       =======   =======

During the years ended 2004 and 2003, the valuation allowance increased by $827,000 and decreased by $840,000, respectively. The Company has a valuation allowance of $7 million to fully reserve for its deferred tax assets as of December 31, 2004. This allowance was based on an evaluation of several factors, including prior years' actual operating results and projected operating results. The Company has available approximately $4.6 million of net operating loss carry forwards, which begin to expire in 2016.

18. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized unaudited quarterly financial data for the years ended December 31, 2004 and 2003 are:

                                    (In thousands except per share amounts)
                               ------------------------------------------------
                               March 31    June 30   September 30   December 31
                               --------   --------   ------------   -----------
   2004
   Net sales                   $ 18,549   $ 20,556     $ 16,796      $ 16,042
   Gross profit                   4,739      4,255        3,334         3,091
   Net income (loss)                905        507         (185)         (550)
   Basic net income (loss)
      per common share              .07        .04         (.01)         (.04)
   Diluted net income (loss)
      per common share              .07        .04         (.01)         (.04)

   2003
   Net sales                   $ 17,456   $ 19,864     $ 12,626      $ 15,641
   Gross profit                   4,402      4,607        2,226         3,149
   Net income (loss)*               416        295       (1,916)         (996)
   Basic net income (loss)
      per common share              .03        .02         (.15)         (.08)
   Diluted net income (loss)
      per common share              .03        .02         (.15)         (.08)

o The second quarter of 2003 includes a $0.3 million expense from a terminated merger agreement. The third quarter of 2003 includes a $1.1 million restructuring provision for facility relocation. The fourth quarter of 2003 includes an impairment write down of $0.3 million in the Company's investment in an affiliate.

                           MARLTON TECHNOLOGIES, INC.

                          FINANCIAL STATEMENT SCHEDULE
          SCHEDULE (2) VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (In thousands)

  COLUMN A      COLUMN B                COLUMN C               COLUMN D        COLUMN E
-----------   ------------   -----------------------------   ------------   --------------
                                       Additions
------------------------------------------------------------------------------------------
Description   Balance at     Charged to   Charged to other   Deductions -   Balance at end
              beginning of   costs and    accounts           Write-Offs     of period
              period         expenses
------------------------------------------------------------------------------------------

                      For the Year Ended December 31, 2004
                      ------------------------------------

Allowances deducted from
Assets to which they apply:

Trade accounts receivable       $  415   $   146     --     $  117   $  444
Inventory obsolescence              86         8     --         52       42
Deferred tax assets              6,180       827     --         --    7,007

                      For the Year Ended December 31, 2003
                      ------------------------------------

Allowances deducted from
Assets to which they apply:

Trade accounts receivable       $  309   $   327     --     $  221   $  415
Inventory obsolescence             597       157     --        668       86
Deferred tax assets              7,020        --     --        840    6,180

                      For the Year Ended December 31, 2002
                      ------------------------------------

Allowances deducted from
Assets to which they apply:

Trade accounts receivable       $  502   $   317     --     $  510   $  309
Inventory obsolescence           1,121       361     --        885      597
Deferred tax assets                313    *6,707     --         --    7,020

* In the fourth quarter 2002, the Company established a valuation allowance of $7 million to fully reserve for its deferred tax assets as of December 31, 2002. This allowance was based on an evaluation of several factors, including prior years' actual operating results and projected operating results.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   FORM 10-K/A

(MARK ONE)
   [X]                 ANNUAL REPORT PURSUANT TO SECTION 13
                 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2004

                                       OR

   [ ]                TRANSITION REPORT PURSUANT TO SECTION 13
                 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-10238
                           MARLTON TECHNOLOGIES, INC.
               (Exact name of Registrant as specified its charter)

                                   ----------

              PENNSYLVANIA                             22-1825970
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)

           2828 CHARTER ROAD                          (215) 676-6900
         PHILADELPHIA, PA 19154              (Registrant's telephone number,
(Address of principal executive offices)          including area code)

      Securities registered pursuant to Section 12(b) of the Exchange Act:

          TITLE OF EACH CLASS                     NAME OF EACH EXCHANGE:
          -------------------                    -----------------------
       Common Stock, no par value                American Stock Exchange

    Securities registered pursuant to Section 12(g) of the Exchange Act: NONE

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for a shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

      Indicate by check mark if disclosure of delinquent filers in response to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statement incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [ ].

      Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act): Yes [ ] No [X]

      The aggregate market value of the voting stock, held by non-affiliates of the Registrant as of the last business day of the Registrant's most recently completed second fiscal quarter was $4,533,031. As of March 15, 2005 there were 12,939,696 shares of Common Stock, no par value, of the Registrant outstanding.

================================================================================

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Our directors and executive officers are as follows:

              Name           Age            Positions with Marlton
              ----           ---            ----------------------
     Jeffrey K. Harrow       48    Chairman of the Board of Directors
     Scott J. Tarte          42    Vice Chairman of the Board of Directors
     Robert B. Ginsburg      51    Chief Executive Officer and President
     Alan I. Goldberg        53    General Counsel and Corporate Secretary
     Stephen P. Rolf         49    Chief Financial Officer and Treasurer
     A.J. Agarwal(1)         38    Director
     Washburn Oberwager(1)   58    Director
     Richard Vague(1)        48    Director

----------
(1)   Member of the Audit Committee

      Set forth below is certain biographical information regarding the individuals currently serving as our directors and executive officers:

      Jeffrey K. Harrow has served as an officer and director of the Company since November 2001 and is currently Chairman of our Board of Directors. Mr. Harrow served as President and CEO of CMPExpress.com from 1999 through 2000. Mr. Harrow negotiated the sale of the CMPExpress.com business to Cyberian Outpost, NASDAQ ticker (COOL) in September 2000. From 1982 through 1998, Mr. Harrow was the President, CEO and a Director of Travel One, which was in 1998 the 6th largest travel management company in the United States. Mr. Harrow previously served as a board member for the Company and has served as a board member for Eastern Airlines Advisory Board, Cherry Hill National Bank (sold to Meridian
Bank), and Hickory Travel Systems. He is Mr. Tarte's brother-in-law. Mr. Harrow is a graduate of George Washington University School of Government and Business Administration earning his B.B.S. in 1979.

      Scott J. Tarte has served as an officer and director of the Company since 2001 and is currently Vice Chairman of our Board of Directors. From January 2001 to November 2001, Mr. Tarte served as acting CEO of Medidata Solutions, a privately held technology company specializing in applications that streamline the data collection process for clinical trials of new drug compounds seeking FDA approval. From January 1988 to November 1998, Mr. Tarte was an owner and served as Chief Operating Officer of Travel One. Mr. Tarte oversaw all corporate operations and finance of the company, and shared responsibility for strategic planning with Mr. Harrow. In November 1998, Travel One was sold to the American Express Corporation. Mr. Tarte launched American Express One, a $3 billion travel division representing a consolidation of the prior Travel One organization and over $2 billion of legacy American Express business. In December 1999, Mr. Tarte resigned his position with American Express but agreed to remain as a paid consultant. He is Mr. Harrow's brother-in-law. Mr. Tarte graduated from the University of Pennsylvania with a B.A. in 1984 and he received his law degree from Fordham University in 1987.

      Robert B. Ginsburg has served as a director of the Company from 1990 to 2004, as an officer of the Company since August 1990 and is currently Chief Executive Officer and President of the Company. Mr. Ginsburg is a Certified Public Accountant. From 1985 to August 1990, Mr. Ginsburg was actively involved in the development and management of business opportunities, including the acquisition of manufacturing companies, investment in venture capital situations and the provision of finance and management consulting services as a principal of Omnivest Ventures, Inc.

      Alan I. Goldberg has served as a director of the Company from 1991 to the 2004, as an officer of the Company since August 1990 and is currently General Counsel and Corporate Secretary. Mr. Goldberg is a corporate attorney. From April 1987 through August 1990 he was involved in venture capital investments and business acquisitions as a principal of Omnivest Ventures, Inc.

      Stephen P. Rolf became Chief Financial Officer and Treasurer of the Company in January 2000. Mr. Rolf was employed from 1977 to December 1999 by Hunt Corporation, a New York Stock Exchange listed manufacturer and distributor of office and graphics products, in various financial capacities, including Vice President and Controller.

      A.J. Agarwal has served as a director of the Company since 2001 and currently is a Senior Managing Director in the Mergers & Acquisitions Advisory Group for The Blackstone Group. Since joining Blackstone in 1992, Mr. Agarwal has worked on a variety of mergers and acquisitions transactions (both in an advisory capacity and as a principal). Before joining Blackstone, Mr. Agarwal was with Bain & Company. Mr. Agarwal graduated from Princeton University MAGNA CUM LAUDE and Phi Beta Kappa and received an MBA from Stanford University Graduate School of Business. He serves as a trustee of Princeton University's Foundation for Student Communication, the publisher of BUSINESS TODAY magazine. The Board has determined that, based on his experience as described above, Mr. Agarwal is the audit committee financial expert, as such term is used in Item 401(h) of Regulation S-K and that he is independent, as such term is used in
Item 7(d)(3)(iv) of Schedule 14A.

      Washburn Oberwager has served as a director of the Company since 2002 and was Chief Executive Officer and a co-owner from 1987 to 1999 of Western Sky Industries, Inc., a leading manufacturer of aircraft systems and components. This $170 million business was divested in 1999. Since that time, Mr. Oberwager has provided equity capital for high tech companies and has been a principal in Avery Galleries, which specializes in American paintings.

      Richard Vague has served as a director of the Company since 2001. He co-founded Juniper Financial in 1999, a direct consumer bank with advanced internet and wireless functionality. Mr. Vague is the CEO of Juniper Financial. Prior to co-founding Juniper Financial, from 1985 to 1999, Mr. Vague was co-founder, Chairman and CEO of First USA, a credit card company that grew from a virtual start-up in 1985 to the largest VISA credit card issuer in the world. He also served as chairman of Paymentech, the merchant payment-processing subsidiary of First USA and is a former board member of VISA.

      Messrs. Harrow, Tarte, Ginsburg and Goldberg, have employment agreements with the Company which require the Company and the Company Board to use their best efforts to cause them to be re-elected as directors for a term equal to the term of their employment agreements. Due to the American Stock Exchange's requirement that a majority of the Board be comprised of independent directors, Messrs. Ginsburg and Goldberg have agreed to waive such employment agreement requirements, as long as the Company provides them with Board observer rights allowing them to receive notice and all materials for Board meetings as provided to Board members and the right to attend Board meetings without any voting rights. See "Item 11. Executive Compensation - Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and "Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters - Stockholder's Agreement".

      The Company has adopted a written Code of Ethics applicable to its directors, officers, and employees.

COMPENSATION OF DIRECTORS

      In 2004, directors not employed by the Company received (i) a fee of $500 for each Board meeting attended in person and $250 for participating by telephone and (ii) a fee of $250 for each committee meeting attended, whether in person or by telephone. Directors employed by the Company receive no additional compensation for their services as directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and greater than 10% beneficial owners to file reports (the "Reports") of ownership and changes in ownership of Company common stock with the Securities and Exchange Commission, the American Stock Exchange, and the Company. Based solely on a review of the copies of the Reports furnished to the Company, or written representations that no Reports were required, the Company believes that the Company's directors, officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements for 2004 (and for prior years except to the extent previously disclosed), except that Mr. Rolf filed one late report with respect to one transaction.

ITEM 11. EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth the aggregate amounts paid or accrued by the Company and its subsidiaries during the last three fiscal years to its Chief Executive Officer and to each of four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 2004:

                                            Annual Compensation                   Long Term Compensation
                                 ----------------------------------------   ---------------------------------
                                                                  Other     Restricted   Securities             All Other
                                                                 Annual        Stock     Underlying     LTIP     Compen-
       Name and                   Salary            Bonus        Compen-      Awards      Options/    Payouts     sation
  Principal Position      Year    ($)(7)             ($)       sation ($)       ($)        SARs (#)     ($)      ($) (1)
-----------------------   ----   -------           ------      ----------   ----------   ----------   -------   ---------
Jeffrey K. Harrow         2004   176,258 (6)       40,000           -            -         125,000       -        5,340
   Chairman               2003   210,853 (3)            -           -            -               -       -        5,400
                          2002   197,532 (2)            -           -            -               -                7,000

Scott J. Tarte            2004   176,258 (6)       40,000           -            -         125,000       -        5,530
   Vice Chairman          2003   210,853 (3)            -           -            -               -       -        6,000
                          2002   197,532 (2)            -           -            -               -                7,000

Robert B. Ginsburg        2004   209,547 (6)       40,000           -            -               -       -        6,000
   President and CEO      2003   213,930 (3)       20,000 (4)       -            -               -       -        8,800
                          2002   210,136 (2)       24,000 (4)       -            -         623,369                7,000

Alan I. Goldberg          2004   168,195 (5)(6)    35,543           -            -               -       -        6,717
   General Counsel &      2003   160,851 (3)            -           -            -               -       -        6,800
   Corporate Secretary    2002   157,623 (2)            -           -            -         591,341                7,000

Stephen P. Rolf           2004   136,231           12,000           -            -         100,000       -        1,000
   CFO                    2003   128,077                -           -            -               -       -        1,000
                          2002   119,904 (2)            -           -            -               -       -        1,000

----------
(1) Consists solely of reimbursement of life and disability insurance premiums.

(2) Reflects a mandatory leave policy whereby most Company employees, including Messrs. Ginsburg, Goldberg and Rolf, were required to take additional time off and received 80% of their salaries over a 10 week period and Messrs. Harrow and Tarte agreed to receive 50% of their salaries over such period.

(3) Reflects voluntary salary reductions taken by such person over the last eight weeks of such year.

(4) These amounts will be applied, as determined by the Compensation Committee of the Board of Directors, to reduce future bonus entitlements of Mr. Ginsburg. Such sums were not applied to reduce his 2004 bonus.

(5) Excludes $14,899 of contractual salary increases not taken in 2002 ($4,917) and 2003 ($9,982).

(6) Reflects voluntary salary reductions for Messrs. Harrow, Tarte, Ginsburg and Goldberg.

(7) The named executive officers have waived their rights to the salary reductions described in notes 2,3 and 6 above and, with respect to Messrs. Harrow, Tarte and Ginsburg, except as contemplated by note 4 above, their entitlement pursuant to their employment agreements to parity with one another in salary and bonus.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                           Annual Rates of
                          Number of         Percent of Total                                 Stock Price
                         Securities         Options Granted  Exercise or                    Appreciation
                     Underlying Options     to Employees in   Base Price   Expiration    for Option Term (4)
       Name             Granted (#)          Fiscal Year(3)     ($/SH)        Date       5% ($)     10% ($)
------------------------------------------------------------------------------------------------------------
Jeffrey K. Harrow        125,000 (1)              24%           0.825       12/19/09     28,125      63,125
Scott J. Tarte           125,000 (1)              24%           0.825       12/19/09     28,125      63,125
Robert B. Ginsberg             -                   -                -              -          -           -
Alan I. Goldberg               -                   -                -              -          -           -
Stephen P. Rolf          100,000 (2)            19.2%            0.50        5/12/09     14,000      31,000

----------
(1)   Incentive stock options exercisable in full as of the date of grant.

(2) Incentive stock options to acquire 60,000 shares have vested and, assuming continued employment as of the applicable dates, incentive stock options to acquire 20,000 shares will vest (subject to acceleration upon a change of control as determined in accordance with the Company's 2001 Equity Incentive Plan), on each of May 13, 2005 and 2006.

(3) Based on options to acquire 520,000 shares of common stock granted in 2004.

(4) In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of our common stock appreciates from the date of grant over a period of five years at an annualized rate of 5% and 10%, respectively. No assurance can be given that our stock price will increase at such rates, if at all. If the stock price does not increase above the exercise price at the time these options are exercised, the realized value to the named executives from these options will be zero.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                         Number of Securities     Value of Unexercised In the
                                                       Underlying Unexercised         Money Options/SARs
                     Shares Acquired      Value         Options/SAR FY-End (#)         at FY-End ($)(1)
       Name          on Exercise (#)   Realized ($)   Exercisable/Unexercisable    Exercisable/Unexercisable
------------------   ---------------   ------------   -------------------------   ---------------------------
Jeffrey K. Harrow          --               --                 138,336/0                      3,125/0
Scott J. Tarte             --               --                 125,000/0                      3,125/0
Robert B. Ginsburg         --               --                 630,021/0                    220,507/0
Alan I. Goldberg           --               --                 596,221/0                    208,677/0
Stephen P. Rolf            --               --            100,000/40,000                21,000/14,000

----------
(1) These amounts represent the difference between the exercise price of the stock options and the price of our common stock on December 31, 2004 (I.E., $0.85 per share) for all in-the-money options held by the named executives. The exercise price is $0.50 with respect to the 596,221, 630,021 and 100,000 in-the-money options held by Messrs. Goldberg, Ginsburg and Rolf, respectively, and $0.825 with respect to the 125,000 in-the-money options held by each of Messrs. Harrow and Tarte.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

      Pursuant to employment agreements that continue for successive one year periods until terminated by the Company or the employee with 90 days notice prior to the end of the then existing term, Mr. Ginsburg is employed as the Company's President and Chief Executive Officer, Mr. Harrow is employed as the Company's Chairman, and Mr. Tarte is employed as the Company's Vice Chairman and as the Chief Executive Officer of each of the Company's subsidiaries. Mr. Ginsburg, who is currently devoting not less than 80% of his business time to the Company, has an annual base salary as of January 1, 2005 of $200,000 (subject to adjustment to $250,000 if and when he devotes all of his business time to the Company) and Messrs. Harrow and Tarte have, effective as of January 1, 2005, annual base salaries of $250,000. These employment agreements also provide generally that the salary and bonus for each of these three executive officers will be no less than the salary and bonus provided to the other two executive officers. Pursuant to the Stockholders' Agreement, Messrs. Harrow, Tarte and Ginsburg have agreed to recommend to the Company Board that it employ these individuals in the respective capacities indicated above.

      Pursuant to an employment agreement terminable by the Company with 365 days notice, Mr. Goldberg is employed on a 30 hour per week basis as the Company's General Counsel and Corporate Secretary, at an annual base salary as of January 1, 2005 of $184,481, with annual increases of 3%. Mr. Goldberg is entitled to an annual bonus ranging (i) from .75% of the Company's pre-tax profit if the Company's annual earnings per share increase over the prior year by at least 5%, to (ii) 5.25% of the Company's pre-tax profit if the Company's annual earnings per share increase over the prior year by at least 25%.

      Pursuant to an employment agreement continuing until terminated by either party, Mr. Rolf is employed as the Company's Chief Financial Officer at a current annual base salary of $140,000. Mr. Rolf receives an annual bonus ranging (i) from $30,000 if the Company's pre-tax profit is at least 5% of sales, to (ii) $100,000 if the Company's pre-tax profit is a least 12% of sales, adjusted for certain amortization and interest costs.

      In the event of termination of employment without cause by the Company, each of Messrs. Harrow, Tarte, Ginsburg and Goldberg is entitled to all compensation payable under his respective employment agreement over the remaining term and the economic benefit of all stock options as if his employment agreement were not terminated, and Mr. Rolf is entitled to continuation of his base salary for a period of six months after termination.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

      The following table sets forth information concerning the shares of Company common stock (the "Common Stock") beneficially owned as of March 31, 2005 (including shares of common stock that such person has the right to acquire by May 30, 2005), by (i) the Company's directors, (ii) the Company's executive officers, (iii) the Company's directors and executive officers as a group, and
(iv) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                                            Amount and Nature
                                              of Beneficial      Percentage
              Shareholder                       Ownership       Ownership(1)
-----------------------------------------   -----------------   ------------

Scott J. Tarte (2)(3)                           4,198,648           27.9%
Jeffrey K. Harrow (3)(4)                        4,187,484           27.8%
Robert B. Ginsburg (3)(5)(6)                    2,635,029           18.1%
Alan I. Goldberg (6)(7)                         1,300,772            9.4%
A.J. Agarwal (8)                                  100,000               *
Richard Vague (9)                                 100,000               *
Washburn Oberwager (10)                           100,000               *
Stephen P. Rolf (11)                              101,000               *
All directors and executive officers as a
   group (8 persons)(12)                       12,722,933           63.2%

Lawrence Schan                                    990,550            7.7%
507 Fishers Road
Bryn Mawr, PA 19010

Stanley D. Ginsburg                               815,467            6.3%
50 Belmont Ave., #1014
Bala Cynwyd, PA 19004

Ira Ingerman                                      774,367            6.0%
1300 Centennial Road
Narbeth, PA 19072

Lombard Associates (13)                         1,044,926            8.1%
c/o Private Equity Investors, Inc.
115 East 62nd Street
New York, New York 10021

----------
* Less than 1%

(1) Percent of class has been computed on the basis of 12,939,696 of Common Stock outstanding as reported on the cover page of the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

(2) Includes an aggregate of 2,125,000 shares which Mr. Tarte may acquire upon the exercise of outstanding options and warrants.

(3) Messrs. Harrow, Tarte and R. Ginsburg are parties to a Stockholders' Agreement as described below. Does not include shares held by other parties to the Stockholders' Agreement, and each party disclaims beneficial ownership of all shares held by the other parties thereto.

(4) Includes an aggregate of 2,138,336 shares which Mr. Harrow may acquire upon the exercise of outstanding options and warrants.

(5) Includes an aggregate of 1,630,021 shares which Mr. Ginsburg may acquire upon the exercise of outstanding options and warrants.

(6) Does not include for each of Messrs. Goldberg and Ginsburg 199,079 shares held by the Company's 401(k) Plan for the benefit of the Company's employees. Each of Messrs. Goldberg and Ginsburg is a trustee of such plan, and each disclaims beneficial ownership of all such shares except those shares held for his direct benefit as a participant in such plan.

(7) Includes an aggregate of 896,221 shares which Mr. Goldberg may acquire upon the exercise of outstanding options and warrants.

(8) Includes an aggregate of 100,000 shares which Mr. Agarwal may acquire upon the exercise of outstanding options and warrants.

(9) Includes an aggregate of 100,000 shares which Mr. Vague may acquire upon the exercise of outstanding options and warrants.

(10) Includes an aggregate of 100,000 shares which Mr. Oberwager may acquire upon the exercise of outstanding options and warrants.

(11) Includes an aggregate of 100,000 shares which Mr. Rolf may acquire within 60 days of the date hereof upon the exercise of outstanding options and warrants. Excludes an aggregate of 40,000 shares issuable upon exercise of options not exercisable within such period.

(12) Includes shares beneficially owned by Messrs. Harrow, Tarte, R. Ginsburg, Goldberg, Rolf, Agarwal, Vague and Oberwager. The address for each of the Company's executive officers and directors is 2828 Charter Road, Philadelphia, Pennsylvania, 19154.

(13) Based on Amendment No. 2 to Schedule 13G filed by this person. Lombard Associates shares voting and dispositive power with respect to such shares with Charles P. Stetson, Jr., the sole proprietor of Lombard Associates. Mr. Stetson disclaims beneficial ownership of such shares.

   STOCKHOLDERS' AGREEMENT

      On November 20, 2001, Messrs. Tarte, Harrow and R. Ginsburg and the Company entered into a stockholders' agreement (the "Stockholders' Agreement") pursuant to which, with certain exceptions, (i) Messrs. Tarte and Harrow have the right to designate that number of individuals as nominees (which nominees include Tarte and Harrow) for election as directors as shall represent a majority of the Company Board, (ii) Messrs. Tarte, Harrow and Ginsburg will vote their shares of Common Stock in favor of the Messrs. Tarte and Harrow designees and Mr. Ginsburg as directors, (iii) without the prior written consent of Mr. Ginsburg, for a period of seven years following the effective date of the Stockholders' Agreement, Messrs. Tarte and Harrow agreed not to vote any of their shares of Common Stock in favor of (x) the merger of the Company, (y) the sale of substantially all of the Company's assets, or (z) the sale of all the shares of Common Stock, in the event that in connection with such transactions the shares of Common Stock are valued at less than $2.00 per share, (iv) Messrs. Tarte, Harrow and Ginsburg will recommend to the Company Board that it elect Mr. Harrow as the Chairman of the Board of the Company, Mr. Ginsburg as the President and Chief Executive Officer of the Company, and Mr. Tarte as the Vice Chairman of the Board of the Company and as the Chief Executive Officer of each subsidiary of the Company, and (v) Messrs. Tarte, Harrow and Ginsburg shall have a right of first refusal with respect to one another in connection with any sale of the shares of Common Stock held by them. The term of the Stockholders' Agreement is 20 years. Due to the American Stock Exchange's requirement that a majority of the Board be comprised of independent directors, Mr. Ginsburg has waived the Stockholders' Agreement requirement (and his employment agreement requirement) that Messrs. Tarte and Harrow vote for him as a nominee for director, as long as the Company provides him with Board observer rights allowing him to receive notice and all materials for Board meetings as provided to Board members and the right to attend Board meetings without any voting rights.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company leases its principal facility in Philadelphia from 2828 Partnership L.P., a limited partnership whose general partners are Stanley Ginsburg (the father of Robert Ginsburg, our President and Chief Executive Officer) and Ira Ingerman, each a beneficial owner of more than five percent our common stock. In 2004, the Company paid $771,025 pursuant to this lease.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

      Set forth below is a summary of the services performed on the Company's behalf by its independent auditors in 2003 and 2004. The Board has not adopted any pre-approval policies with respect to any services to be performed by the Company's auditors. None of these services were approved by our audit committee as a result of a waiver of any pre-approval requirement.

AUDIT FEES. For 2004, the Company was billed $102,600 and $7,500 by McGladrey & Pullen ("McGladrey") and PricewaterhouseCoopers LLP ("PwC") respectively for professional services rendered for the audit of the financial statements included in our Annual Report on Form 10-K and the review of our financial statements included in our quarterly reports. For 2003, the Company was billed $94,575 by McGladrey and $59,293 by PwC for similar services.

AUDIT-RELATED FEES. For 2004, we were not billed for any assurance and related services by our principal accountants that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees" above.

TAX FEES. For 2004 and 2003, the Company was not billed by our principal accountants for any fees for tax compliance, tax advice or tax planning.

ALL OTHER FEES. For 2004 and 2003, the Company was not billed by its principal accounts for any fees for services other than those reported above.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April    , 2005                Marlton Technology, Inc.

                                  By:___________________________________________
                                     Robert B. Ginsburg, Chief Executive Officer

                                   EXHIBIT D

     Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10-Q

              [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended September 30, 2005

                                       OR

              [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                For the transition period from _______ to _______

                          Commission file number 1-7708

                           MARLTON TECHNOLOGIES, INC.
                  --------------------------------------------
               (Exact name of issuer as specified in its charter)

         Pennsylvania                                            22-1825970
--------------------------------------------------------------------------------
(State or other jurisdiction of                                (IRS Employer
 incorporation or organization)                              Identification No.)

    2828 Charter Road      Philadelphia          PA                       19154
--------------------------------------------------------------------------------
 (Address of principal         City             State                      Zip
  executive offices)

                     Issuer's telephone number (215}676-6900

    Former name, former address and former fiscal year, if changed since last report: ___________________

Check whether the issuer (1) has filed all reports required to be filed by
Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [ ] No [X]

Indicate by check mark whether the issuer is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes [ ] No [X]

                APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Check whether the issuer has filed all documents and reports required to be filed by Section 12, 13 or 15 (d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by court. Yes [ ] No [ ]

APPLICABLE ONLY TO CORPORATE ISSUERS: State the number of shares outstanding of each of the issuer's classes of common stock as of the last practicable date:
12,939,696

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands except share and per share data)

                                                                        September 30,
                                                                            2005        December 31,
                                                                         (UNAUDITED)        2004
                                                                        -------------   ------------
                                 ASSETS
Current:
   Cash and cash equivalents                                               $  1,305       $    311
   Accounts receivable, net of allowance
      of $554 and $444, respectively                                         17,100         10,157
   Inventories                                                                6,630          7,069
   Prepaid and other current assets                                             934            400
                                                                           --------       --------
         Total current assets                                                25,969         17,937
   Property and equipment, net of accumulated
      depreciation of $11,370 and $10,792, respectively                       3,069          2,469
   Rental assets, net of accumulated depreciation
      of $4,686 and $4,239, respectively                                      2,730          2,875
   Goodwill                                                                   2,750          2,750
   Other intangible assets, net of accumulated amortization of $299           4,841             --
   Other assets, net of accumulated amortization
      of $1,823 and $1,781, respectively                                        105            126
   Notes receivable                                                             122            178
                                                                           --------       --------
         Total assets                                                      $ 39,586       $ 26,335
                                                                           ========       ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                                       $  1,067       $     83
   Accounts payable                                                           6,571          5,596
   Accrued expenses and other current liabilities                             9,951          7,722
                                                                           --------       --------
         Total current liabilities                                           17,589         13,401
Long-term liabilities:
   Long-term debt, net of current portion                                     9,869          5,070
   Other long-term liabilities                                                1,674             --
                                                                           --------       --------
         Total long-term liabilities                                         11,543          5,070

                                                                           --------       --------
         Total liabilities                                                   29,132         18,471
                                                                           --------       --------
Commitments and contingencies                                                    --             --
Stockholders' equity:
   Preferred stock, no par value - shares authorized
      10,000,000; no shares issued or outstanding                                --             --
   Common stock, no par value - shares authorized 50,000,000;
      12,939,696 outstanding at September 30, 2005 and December 31, 2004         --             --
   Stock warrants                                                             1,528            742
   Additional paid-in capital                                                32,998         32,998
   Accumulated deficit                                                      (23,924)       (25,728)
                                                                           --------       --------
                                                                             10,602          8,012
   Less cost of 148,803 treasury shares                                        (148)          (148)
                                                                           --------       --------
         Total stockholders' equity                                          10,454          7,864
                                                                           --------       --------
         Total liabilities and stockholders' equity                        $ 39,586       $ 26,335
                                                                           ========       ========

  The accompanying notes and the notes to the consolidated financial statements included in the Registrant's Annual Report on Form 10-K are an integral part of these financial statements.

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands except per share data)

                                      For the three months ended     For the nine months ended
                                             September 30,                  September 30,
                                        2005              2004         2005             2004
                                      --------          --------     --------         --------
Sales                                 $ 24,723          $ 16,796     $ 69,528         $ 55,901
Cost of sales                           19,370            13,462       53,903           43,574
                                      --------          --------     --------         --------
      Gross profit                       5,353             3,334       15,625           12,327

   Selling                               2,973             1,889        7,936            6,044
   Administrative and general            1,935             1,524        5,483            4,726
                                      --------          --------     --------         --------
      Operating profit (loss)              445               (79)       2,206            1,557

Other income (expense):
   Other income                             42                50          111               50
   Interest expense                       (191)             (156)        (513)            (381)
                                      --------          --------     --------         --------
Income (loss) before income taxes          296              (185)       1,804            1,226

Provision for income taxes                   -                 -            -                -

                                      --------          --------     --------         --------
Net income (loss)                          296              (185)       1,804            1,226
                                      ========          ========     ========         ========

Net income (loss) per common share:
   Basic                              $   0.02          $  (0.01)    $   0.14         $   0.10
                                      ========          ========     ========         ========
   Diluted                            $   0.02          $  (0.01)    $   0.10         $   0.09
                                      ========          ========     ========         ========

  The accompanying notes and the notes in the consolidated financial statements included in the Registrant's Annual Report on Form 10-K are an integral part of these financial statements.

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (In thousands)

                                                                              For the nine months ended
                                                                                    September 30,
                                                                                2005              2004
                                                                              -------           -------
Cash flows from operating activities:
   Net income                                                                 $ 1,804           $ 1,226
   Adjustments to reconcile net income to cash
    used in operating activities:
       Depreciation and amortization                                            1,366             1,546
   Change in assets and liabilities:
         Increase in accounts receivable, net                                  (5,630)           (4,020)
         (Increase) decrease in inventories                                     1,005               (77)
         (Increase) decrease in prepaid and other assets                         (534)              134
         Decrease in notes and other receivables                                   56               246
         Increase (decrease) in accounts payable,
          accrued expenses and other current liabilities                        1,668              (267)
                                                                              -------           -------
            Net cash used in operating activities                                (265)           (1,212)
                                                                              -------           -------
Cash flows from investing activities:
   Acquisition of business                                                     (2,752)                -
   Capital expenditures                                                          (668)             (840)
   Proceeds from affiliate, net                                                    19                50
                                                                              -------           -------
            Net cash used in investing activities                              (3,401)             (790)
                                                                              -------           -------
Cash flows from financing activities:
   Proceeds from revolving credit facility, net                                 4,089             2,511
   Proceeds from term loan, net                                                   850                 -
   Payments for leasehold improvement obligation                                  (34)              (34)
   Proceeds from (payments for) capital lease obligations                         (28)              107
   Payments for loan origination fees                                             (40)             (133)
   Payments for assumed SBA loan                                                  (76)                -
   Payments for contingent acquisition obligations                               (101)             (163)
                                                                              -------           -------
            Net cash provided by financing activities                           4,660             2,288
                                                                              -------           -------

Increase in cash and cash equivalents                                             994               286
Cash and cash equivalents - beginning of period                                   311               241
                                                                              -------           -------
Cash and cash equivalents - end of period                                     $ 1,305           $   527
                                                                              =======           =======

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

Acquisition of Showtime Enterprises, Inc. Assets and Specified Liabilities:
Cash purchase price                                                           $ 2,752
Long-term debt incurred                                                           982
Other long-term liabilities incurred                                            1,775
Fair value of stock warrants                                                      786
                                                                              -------
Total purchase price                                                          $ 6,295
                                                                              =======

Working capital acquired                                                      $   343
Fair value of property, equipment and rental assets acquired                      812
Covenants not to compete acquired                                                 570
Customer relationships acquired                                                 4,570
                                                                              -------
Total purchase price                                                          $ 6,295
                                                                              =======

  The accompanying notes and the notes in the consolidated financial statements included in the Registrant's Annual Report on Form 10-K are an integral part of these financial statements.

                   MARLTON TECHNOLOGIES, INC. AND SUBSDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.    BASIS OF PRESENTATION:

The consolidated financial statements included herein are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting and Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature), which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. Operating results for the quarter and nine month periods are not necessarily indicative of the results that may be expected for the full year or for future periods. These financial statements should be read in conjunction with the Form 10-K for the year ended December 31, 2004.

2.    ACQUISITION OF BUSINESS:

On March 15, 2005, Sparks Exhibits & Environments Corp., a subsidiary of the Company, acquired substantially all of the assets and assumed specified liabilities of Showtime Enterprises, Inc. and its subsidiary, Showtime Enterprises West, Inc. (collectively "Showtime"). Showtime designed, marketed and produced trade show exhibits, point of purchase displays, museums and premium incentive plans. Showtime had sales of approximately $21 million in 2004. The aggregate purchase price was $6.3 million, comprised of $2.8 million paid in cash, $1.7 million for contingent royalty and percentage of sales payments, $1 million of long-term debt assumption and $0.8 million for stock warrants. The Company financed this acquisition by increasing its revolving credit facility borrowing capacity and obtaining a new term loan. The Company's Audit Committee engaged the Company's registered public accounting firm to perform the required audit of Showtime's financial statements. It was subsequently determined that such audit could not be performed. The inability to file these audited financial statements may limit the Company's ability to engage in certain types of transactions requiring Securities and Exchange Commission review, including without limitation, public offerings and certain private offerings of securities and business combination transactions requiring shareholder approval.

The estimated fair values of the assets acquired and liabilities assumed are summarized in the following table.

                        At March 15, 2005 (in thousands)

Current assets                                                  $  1,880
Property, equipment and rental assets                                812
Covenants not to compete                                             570
Customer relationships                                             4,570
                                                                --------
                                                                $  7,832
Current liabilities                                             $  1,537
Long-term debt                                                       982
Other long-term liabilities                                        1,775
Stock warrants                                                       786
                                                                --------
Net assets acquired                                             $  2,752
                                                                ========

                   MARLTON TECHNOLOGIES, INC. AND SUBSDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Covenants not to compete will be amortized over 6 years and customer relationships will be amortized over an estimated life of 10 years. The covenants not to compete and customer relationships are reviewed periodically by management for impairment.

3.    MAJOR CUSTOMERS AND CONCENTRATIONS:

During the first nine months of 2005 and 2004, one customer accounted for 12.8% and 11.3%, respectively, of the Company's total sales. At September 30, 2005, this customer accounted for 12.9% of total accounts receivable and another customer accounted for 16.4% of total accounts receivable.

4.    PER SHARE DATA:

The following table sets forth the computation of basic and diluted net income
(loss) per common share (in thousands except per share data):

                                               Three months ended     Nine months ended
                                                 September 30,          September 30,
                                                2005        2004       2005       2004
                                             ---------    --------   --------   --------
Net income (loss)                            $     296    $   (185)  $  1,804   $  1,226
                                             =========    ========   ========   ========
Weighted average common shares
   outstanding used to compute basic net
   income per common share                      12,940      12,845     12,940     12,845
Additional common shares to be issued
   assuming the exercise of stock options,
   net of shares assumed reacquired              4,309          --      4,309      1,174
                                             ---------    --------   --------   --------
Total shares used to compute diluted
   net income per common share                  17,249      12,845     17,249     14,019
                                             =========    ========   ========   ========
Basic net income (loss) per share            $    0.02    $  (0.01)  $   0.14   $   0.10
                                             =========    ========   ========   ========
Diluted net income (loss) per share          $    0.02    $  (0.01)  $   0.10   $   0.09
                                             =========    ========   ========   ========

Excluded in the computation of diluted income per common share were outstanding options and warrants to purchase 1,120,000 shares of common stock at September 30, 2005 and 333,000 shares of common stock at September 30, 2004 because the option or warrant exercise prices were greater than the market price of the common shares.

5.    INVENTORIES:

Inventories, as of the respective dates, consist of the following (in thousands):

                                              September 30, 2005       December 31, 2004
                                              ------------------       -----------------
Raw materials                                      $     673               $    440
Work in process                                        2,841                  3,231
Finished goods                                         3.116                  3.398
                                                   ---------               --------
                                                   $   6,630               $  7,069
                                                   =========               ========

                   MARLTON TECHNOLOGIES, INC. AND SUBSDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

6.    RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Exit or Disposal Activities" ("FAS 146"). FAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Effective in the first quarter of 2003, the Company adopted the provisions of FAS 146. This new accounting principle had an impact on the timing and recognition of costs associated with the Showtime acquisition and subsequent relocation and integration.

In December 2004, FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("FAS123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The effect of the Statement will require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company will be required to apply FAS 123(R) starting January 1, 2006. FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not re-measure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of FAS 123(R). An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123. Although it has not yet completed its study of the transition methods, the Company believes it will elect the modified prospective transition method. Under this method, the Company estimates that the adoption of FAS 123(R) would require the Company to record approximately $15,000 of stock compensation expense in 2005 related to employee options issued and outstanding at December 31, 2004 and $235,000 of stock compensation expense in 2005 related to employee options issued in the second quarter of 2005. Based on expected vesting of stock options outstanding at September 30, 2005, the Company may record compensation expense of approximately $300,000 beginning in 2006 through 2009 and approximately $55,000 in 2010. Any further impact of this Statement on the Company in fiscal 2005 and beyond will depend upon various factors including future compensation strategy. The pro forma compensation costs are calculated using

                   MARLTON TECHNOLOGIES, INC. AND SUBSDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

the Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years.

7.    STOCK-BASED COMPENSATION

The Company accounts for grants of stock options under its stock option plans based on the recognition and measurement principles of APB Opinion No. 25 and related Interpretations. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to stock-based employee compensation (in thousands except per share data):

                                Three months ended     Nine months ended
                                   September 30,         September 30,
                                 2005        2004      2005         2004
                                ------     -------   --------     -------
Net income (loss), as
  reported                      $  296     $  (185)  $  1,804     $ 1,226
                                ------     -------   --------     -------
Deduct: Total stock-based
  employee compensation
  expense determined under
  fair value based method,
  net of tax                       (83)         (8)      (180)        (43)
                                ------     -------   --------     -------
Pro-forma net income            $  213     $  (193)  $  1,624     $ 1,183
                                ======     =======   ========     =======
Net income (loss) per share:
  Basic:
    As Reported                 $ 0.02     $ (0.01)      0.14     $  0.10
                                ======     =======   ========     =======
    Pro-forma                   $ 0.02     $ (0.02)  $   0.13     $  0.09
                                ======     =======   ========     =======
  Diluted:
    As reported                 $ 0.02     $ (0.01)  $   0.10     $  0.09
                                ======     =======   ========     =======
    Pro-forma                   $ 0.01     $ (0.02)  $   0.09     $  0.08
                                ======     =======   ========     =======

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model.

8.    REVERSE STOCK SPLIT

On September 22, 2005, the Company announced that its Board of Directors approved a reverse stock split of its Common Stock to relieve the Company of the substantial and increasing expense of remaining a Securities and Exchange Commission ("SEC") reporting company. If approved by the Company's shareholders, the reverse stock split will reduce shareholders of record to less than 300, which will permit the Company to terminate its obligation to file reports with the SEC. As a result of the reverse stock split, the Company's Common Stock would be delisted from the American Stock Exchange, but would be expected to trade in the over-the-counter market.

The Board's approval followed the recommendation of a special committee of independent directors which was established to review the reverse stock split. The special committee retained an investment banking firm to advise it and to review the fairness of the consideration to be paid to shareholders in the reverse stock split.

Pursuant to the terms of the 1 for 5,000 reverse stock split approved by the Company's Board, shareholders owning less than 5,000 shares would be paid $1.25 in cash per share. Shareholders owning more than 5,000 shares would remain as shareholders of the Company after the reverse stock split and would have fractional shares redeemed at the same rate. The Company estimates that an aggregate of $1,600,000 would be paid to its shareholders to complete the reverse stock split. Funding for the transaction is anticipated to be provided under the Company's existing revolving credit facility, subject to certain conditions on availability under the borrowing formula.

The Board will recommend that Company's shareholders approve the reverse stock split in proxy materials to be filed with the SEC in connection with a special meeting of shareholders to be held in December 2005.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

For the three and nine months ended September 30, 2005 and 2004.

SALES

                                          (In thousands)

                                        Three months ended
                                           September 30,
                                          2005       2004      % change
                                       ---------   --------    --------

Trade show exhibits group              $  14,394   $  8,191        75.7%
Permanent and scenic displays group       10,329      8,605        20.0%
                                       ---------   --------    --------
Total sales                            $  24,723   $ 16,796        47.2%
                                       =========   ========    ========

                                         Nine months ended
                                           September 30,
                                         2005        2004      % change
                                       ---------   --------    --------

Trade show exhibits group              $  45,273   $ 34,892        29.8%
Permanent and scenic displays group       24,255     21.009        15.5%
                                       ---------   --------    --------
Total sales                            $  69,528   $ 55,901        24.4%
                                       =========   ========    ========

Total net sales of $24.7 million for the third quarter of 2005 increased 47.2% from the third quarter of 2004, and total net sales of $69.5 million for the first nine months of 2005 increased 24.4% above the comparable prior year period. The third quarter increase was principally attributable to incremental sales of $4.7 million resulting from the Showtime business acquired on March 15, 2005 and to new customers obtained near the end of 2004. The sales increase for the first nine months of 2005 was primarily due to sales of $8.7 million contributed by the Showtime business as well as to sales to new customers.

GROSS PROFIT

Gross profit, as a percentage of net sales, increased to 21.7% in the third quarter of 2005 from 19.8% in the same prior year period and to 22.5% for the first nine months of 2005 from 22.1% in the comparable period of 2004. The third quarter improvement was primarily due to the favorable effect of higher sales volume as compared with fixed manufacturing overhead costs. The improvement for the nine month period was also due to the leverage of higher sales volume on fixed costs, partially offset by transition costs incurred in connection with the Showtime business acquisition.

SELLING EXPENSES

Selling expenses increased $1.1 million in the third quarter of 2005 and $1.9 million for the nine months of 2005 from the corresponding prior year periods. As a percentage of net sales, selling expenses increased to 12.0% and 11.4% in the third quarter and first nine months of 2005, respectively, from 11.4% and 10.8% for the same 2004 periods. These increases were largely the result of additional selling costs incurred in connection with the Showtime business acquisition and to the impact of higher sales on variable selling expenses.

ADMINISTRATIVE AND GENERAL EXPENSES

Administrative and general expenses increased $0.4 million in the third quarter of 2005 and $0.8 million in the first nine months of 2005 from the expense levels for the comparable periods of 2004. The third quarter increase was largely due to higher accrued incentive compensation and costs incurred in connection with the proposed reverse stock split discussed under liquidity and capital resources. The increase in general and administrative expenses for the nine months of 2005 was due to these third quarter factors, as well as to costs incurred in connection with the Showtime business acquisition.

OPERATING PROFIT

Operating profit of $445,000 for the third quarter of 2005 compared favorably to an operating loss of $79,000 for the same 2004 period. For the nine months of 2005, operating profit increased to $2.2 million from $1.6 million reported for the comparable prior year period. These increases were primarily due to higher sales, partially offset by costs incurred in connection with the Showtime business acquisition.

OTHER INCOME/(EXPENSE)

Interest expense increased to $191,000 in the third quarter of 2005 from $156,000 in the same 2004 period and to $513,000 for the first nine months of 2005 from $381,000 for the nine months of 2004. These increases were primarily due to higher borrowing from the Company's revolving credit facility largely as a result of financing higher accounts receivable as well as the Showtime business acquisition and as a result of higher interest rates on the Company's credit facility discussed below.

PROVISION FOR INCOME TAXES

The Company is currently using operating loss carry-forwards to offset its taxable income. As a result, the Company did not record an income tax provision for the first nine months of 2005 or 2004. The Company currently has a full valuation allowance against its operating loss carry-forwards. This allowance is reviewed by management for possible recovery on a periodic basis.

NET INCOME

The Company generated net income of $296,000 ($0.02 per fully diluted share) in the third quarter of 2005 as compared with a net loss of S185,000 ($0.01 per fully diluted share) in the same prior year period. For the first nine months of 2005, net income increased to $1.8 million ($0.10 per fully diluted share) from $1.2 million ($0.09 per fully diluted share) for the comparable 2004 period. These improvements were principally attributable to higher sales volume, partially offset by costs incurred in connection with the Showtime business acquisition.

BACKLOG

The Company's backlog of orders was approximately $35 million at September 30, 2005 and $16 million at September 30, 2004. This increase includes large multi-year permanent exhibit projects, as well as the backlog of orders from the Showtime business and new customers. The increase in the backlog is expected to yield lower gross profit margins, as a percentage of sales, due to changes in sales mix. Specifically, a significant portion of the backlog increase is related to permanent and scenic display projects which generally yield lower gross profit margins than the Company's trade show exhibit and other projects.

LIQUIDITY AND CAPITAL RESOURCES

On February 6, 2004, the Company replaced its revolving credit and security agreement with a new credit facility provided by a commercial asset-based lender. The new credit facility originally expired on February 6, 2007 and provided for maximum borrowing capacity of up to $12 million based on a percentage of eligible accounts receivable and inventories. This facility has interest based on the 30-day dealer placed commercial paper rate plus a formula-determined spread, restricts the Company's ability to pay dividends, and includes certain financial covenants (fixed charge coverage ratio and maximum capital expenditure amount). The effective interest rate for this credit facility was 7.45% at September 30, 2005.

On March 21, 2005, the Company amended its credit facility to increase the maximum borrowing capacity from $12 million to $15 million, to increase the maximum borrowings on certain inventories and to extend the term by one year to February 6, 2008. The Company also obtained a one-year term loan for $1 million, bearing interest at the commercial paper rate plus 3.75% and requiring monthly principal payments of $25,000 starting on April 1, 2005, with the remaining balance of $700,000 due on March 21, 2006. This credit facility amendment and term loan were obtained to finance the Showtime acquisition. The Company had borrowings of approximately $9.1 million and additional borrowing capacity of approximately $3.5 million at September 30, 2005. In September 2005, the Company's commercial lender sold this credit facility to a bank.

The Company's working capital increased $3.9 million in the first nine months of 2005 to $8.4 million at September 30, 2005 from $4.5 million at December 31, 2004, largely due to a $6.9 million increase in accounts receivable and a $1 million increase in cash, partially offset by a $4.2 million increase in current liabilities. The accounts receivable increase was principally attributable to higher sales at the end of the third quarter of 2005 as compared with sales at the end of 2004. The increase in cash was largely due to the timing of accounts payable payments. The increase in current liabilities was largely due to timing of accounts payable payments, an increase in customer deposits and the term loan discussed above.

The Company anticipates capital expenditures of approximately $1 million for 2005.

On September 22, 2005, the Company announced that its Board of Directors approved a reverse stock split of its Common Stock to relieve the Company of the substantial and increasing expense of remaining a Securities and Exchange Commission ("SEC") reporting company. If approved by the Company's shareholders, the reverse stock split will reduce shareholders of record to less than 300, which will permit the Company to terminate its obligation to file reports with the SEC. As a result of the reverse stock split, the Company's Common Stock would be delisted from the American Stock Exchange, but would be expected to trade in the over-the-counter market.

The Board's approval followed the recommendation of a special committee of independent directors which was established to review the reverse stock split. The special committee retained an investment banking firm to advise it and to review the fairness of the consideration to be paid to shareholders in the reverse stock split.

Pursuant to the terms of the 1 for 5,000 reverse stock split approved by the Company's Board, shareholders owning less than 5,000 shares would be paid $1.25 in cash per share. Shareholders owning more than 5,000 shares would remain as shareholders of the Company after the reverse stock split and would have fractional shares redeemed at the same rate. The Company estimates that an aggregate of $1,600,000 would be paid to its shareholders to complete the reverse stock split. Funding for the transaction is anticipated to be provided under the Company's existing revolving credit facility, subject to certain conditions on availability under the borrowing formula.

The Board will recommend that Company's shareholders approve the reverse stock split in proxy materials to be filed with the SEC in connection with a special meeting of shareholders to be held in December 2005.

The Company has lease commitments for certain facilities under non-cancelable operating leases. Timing of future lease commitments as well as maturities of long-term debt is as follows:

                                    Payment due by period (in thousand)
                            ---------------------------------------------------
                                                  2006 to   2009 to   More than
 Contractual Obligations      Total      2005      2008       2011     5 Years
-------------------------   ---------   ------   --------   -------   ---------
Long-Term Debt
Obligations                 $  10,936   $  129   $ 10,348   $   459   $      --
Capital Lease Obligations          --       --         --        --          --
Operating Lease
Obligations                     6,306      587      4,993       726          --
Purchase Obligations               --       --         --        --          --
Other Long-Term
Liabilities Reflected on
  the Registrant's
Balance Sheet Under
GAAP                            1,674       --      1,318       356          --
                            ---------   ------   --------   -------   ---------
   Total                    $  18,916   $  716   $ 16,659   $ 1,541          --
                            =========   ======   ========   =======   =========

The Company jointly leases a 31,000 square foot facility with International Expo Services ("IES"), in which the Company holds a minority interest. The annual lease commitment for this facility is $214,000 through September 22, 2007, which is not included with the above future operating lease commitments since IES occupies this entire facility and pays the rent.

The Company leases a facility from a partnership controlled by two shareholders of the Company. This lease, which expires on May 14, 2019, contains an option for the Company to terminate after May 14, 2009 subject to the landlord's ability to re-rent the premises. The minimum annual rent is $771,000 through May 14, 2009 and is reset thereafter (not included in the table above). The Company is also responsible for taxes, insurance and other operating expenses for this facility.

OUTLOOK

The Company expects sales volume in 2005 and 2006 to increase from the 2004 sales level due to new clients and the Showtime acquisition. Sales increases from a higher backlog of orders are expected to yield lower margins due to less favorable sales mix.

The Company wrote off accounts receivable and inventories in 2001 as a result of K-Mart, a Sparks Custom Retail LLC customer, filing for bankruptcy. The subsequent settlement from its bankruptcy claim was for shares of Sears Holding Corp (previously K-Mart) common stock. Based on the current market price of Sears Holding Corp common stock, the Company has a contingent additional bad debt recovery of approximately $90,000 for the remaining 753 shares from this bankruptcy settlement.

The Company acquired a past-due accounts receivable from mPhase Technologies, Inc. ("mPhase") in connection with the 2003 acquisition of Exhibit Crafts, Inc. In March 2005, the Company settled the claim with this customer for 213,000 shares of mPhase restricted common stock. Based on the current market value of this common stock, the Company has a contingent gain of approximately $50,000. Any gain will be recognized when the restrictions on the Company's right to sell this common stock expire.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, "Accounting for Exit or Disposal Activities" ("FAS 146"). FAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No, 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Effective in the first quarter of 2003, the Company adopted the provisions of FAS 146. This new accounting principle had an impact on the timing and recognition of costs associated with the Showtime acquisition and subsequent relocation and integration.

In December 2004, FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("FAS123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The effect of the Statement will require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. The Company will be required to apply FAS 123(R) starting January 1, 2006. FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not re-measure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of FAS

123(R). An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123. Although it has not yet completed its study of the transition methods, the Company believes it will elect the modified prospective transition method. Under this method, the Company estimates that the adoption of FAS 123(R) would require the Company to record approximately $15,000 of stock compensation expense in 2005 related to employee options issued and outstanding at December 31, 2004 and $235,000 of stock compensation expense in 2005 related to employee options issued in the second quarter of 2005. Based on expected vesting of stock options outstanding at September 30, 2005, the Company may record compensation expense of approximately $300,000 beginning in 2006 through 2009 and approximately $55,000 in 2010. Any further impact of this Statement on the Company in fiscal 2005 and beyond will depend upon various factors including future compensation strategy. The pro forma compensation costs are calculated using the Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. When used in this report, the words "intends," "believes," "plans," "expects," "anticipates," "probable," "could" and similar words are used to identify these forward looking statements. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, there are certain important factors that could cause the Company's actual results to differ materially from those included in such forward-looking statements. Some of the important factors which could cause actual results to differ materially from those projected include, but are not limited to: the Company's ability to integrate the acquired Showtime business and maintain the customer base; the Company's proposed reverse stock split; continued availability of financing to provide additional sources of funding for capital expenditures, working capital and investments; the Company's ability to continue to identify and enter new markets and expand existing business; the effects of competition on products and pricing; growth and acceptance of new product lines through the Company's sales and marketing programs; changes in material and labor prices from suppliers; changes in customers' financial condition; the Company's ability to attract and retain competent employees; the Company's ability to add and retain customers; changes in sales mix; the Company's ability to integrate and upgrade technology; uncertainties regarding accidents or litigation which may arise; uncertainties about the impact of the threat of future terrorist attacks on business travel and related trade show attendance; and the effects of, and changes in the economy, monetary and fiscal policies, laws and regulations, inflation and monetary fluctuations as well as fluctuations in interest rates, both on a national and international basis.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Fluctuations in interest rates, foreign currency exchange rates and commodity prices do not significantly affect the Company's financial position and results of operations. The Company's revolving credit facility bears an interest rate based on 30-day dealer placed commercial paper rate, plus a formula amount based on the Company's fixed charge ratio, which resulted in 7.45% at September 30, 2005.

ITEM 4. CONTROLS AND PROCEDURES

      (a)   Evaluation of disclosure controls and procedures

            The Company established a Disclosure Committee chaired by the Company's Chief Financial Officer and comprised of managers representing the Company's major areas, including financial reporting and control, sales, operations and information technology. This Committee carried out an evaluation of the effectiveness and operation of the Company's disclosure controls and procedures, and established ongoing procedures to monitor and evaluate these controls and procedures in the future. Based upon that evaluation, within the 90 days prior to the date of this report, the Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures are effective in alerting them on a timely basis to material information relating to the Company (including its consolidated subsidiaries) required to be included in the Company's periodic SEC filings.

      (b)   Changes in internal controls

            There were no changes in the Company's internal controls over financial reporting identified in connection with the Item 4 (a) evaluation that occurred during the last fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II - OTHER INFORMATION

      EXHIBITS

        EXHIBIT
          NO.                         DESCRIPTION OF EXHIBIT

        2.1 Agreement and Plan of Merger of the Company (Incorporated by reference to the Company's Proxy Statement dated September 27, 2001, filed with the Commission).

        2.2 Asset Purchase Agreement made as of January 11, 2005, by and among Showtime Enterprises, Inc., Showtime Enterprises West, Inc., and Sparks Exhibits & Environments Corp. (Incorporated by reference to Exhibit 2.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        2.3 Order entered March 4, 2005 in the United States Bankruptcy Court for the District of New Jersey in SHOWTIME ENTERPRISES, INC. AND SHOWTIME ENTERPRISES WEST, INC. (CASE NOS. 05-11089 AND 05-11090). (Incorporated by reference to
                  Exhibit 2.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        3.1 Articles of Incorporation of the Company (Incorporated by reference to the Company's Proxy Statement dated September 27, 2001, filed with the Commission).

        3.2 Amended and Restated By-laws of the Company (Incorporated by reference to Exhibit 3(ii)(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30,2002, filed with the Commission).

        4.1 Warrant issued to Argosy Investment Partners II, L.P. to acquire shares of Marlton common stock at an exercise price of $0,98 per share (Incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        4.2 Warrant issued to Argosy Investment Partners II, L.P. to acquire shares of Marlton common stock at an exercise price of $1.48 per share. (Incorporated by reference to Exhibit
                  4.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        4.3 Warrant issued to Alliance Mezzanine Investors, L.P. to acquire shares of Marlton common stock at an exercise price of $0.98 per share, (Incorporated by reference to Exhibit
                  4.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        4.4 Warrant issued to Alliance Mezzanine Investors, L.P. to acquire shares of Marlton common stock at an exercise price of $1.48 per share. (Incorporated by reference to Exhibit
                  4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.1 Amended and Restated Employment Agreement dated November 20, 2001 between the Company and Robert B. Ginsburg
                  (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).*

        10.2 Employment Agreement dated 11/20/01 between the Company and Jeffrey K. Harrow (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).*

        10.3 Employment Agreement dated 11/20/01 between the Company and Scott Tarte (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).*

        10.4 Form of Warrants issued by the Company to Jeffrey K. Harrow, Scott Tarte, Robert B. Ginsburg and Alan I, Goldberg on 11/20/01 (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission). Schedule of grants (Incorporated by reference to Exhibit 10(f) to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission).

        10.5 Stockholders' Agreement dated 11/20/01 among Jeffrey K. Harrow, Scott Tarte, Robert B. Ginsburg and the Company (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).*

        10.6      Registration Rights Agreement dated 11/20/01 among Jeffrey
                  K. Harrow, Scott Tarte, Robert B, Ginsburg, Alan I. Goldberg and the Company (Incorporated by reference to the Company's September 27, 2001 Proxy Statement, filed with the Commission).

        10.7 Amended Agreement of Employment, dated December 11, 1992, between the Company and Alan I. Goldberg. (Incorporated by reference to Exhibit 10(g) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission).*

        10.8 Letter Agreement dated January 2, 1998 to Amended Employment Agreement with Alan I. Goldberg (Incorporated by reference to Exhibit 7(2) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed with the Commission).*

        10.9 Letter Agreement dated 11/20/01 to Amended Employment Agreement with Alan I. Goldberg. (Incorporated by reference to Exhibit 10(k) to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission).*

        10.10 Employment Agreement dated November 24, 1999 with Stephen P. Rolf (Incorporated by reference to Exhibit 10(l) to the Company Annual Report of Form 10-K for the year ended December 31, 1999, filed with the Commission).*

        10.11 Option Agreement dated January 10, 2000 with Stephen P. Rolf (Incorporated by reference to Exhibit 10(x) to the Company Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed with the Commission).*

        10.12 Option Agreements with Outside Directors (Incorporated by reference to Company Proxy Statement dated April 30, 1999, filed with the Commission).*

        10.13 Option Agreements dated August 7, 2000 with Outside Directors (Incorporated by reference to Exhibit 10(x) to the Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the Commission).*

        10.14 Option Agreements dated March 1, 2002 with Outside Directors (Incorporated by reference to Exhibit 10(e) to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission).*

        10.15     2000 Equity Incentive Plan (Incorporated by reference to
                  Exhibit 10(n) to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Commission).*

        10.16     2001 Equity Incentive Plan (Incorporated by reference to
                  Exhibit 10(ee) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed with the Commission).*

        10.17 Lease for Premises located at 2828 Charter Road, Philadelphia, PA dated May 14, 1999 (Incorporated by reference to Exhibit 10(f) to the Company Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission).

        10.18 Amendment to Lease 2828 Charter Road, Philadelphia, PA dated February 25, 2000 (Incorporated by reference to Exhibit 10(g) to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission).

        10.19 Lease for Premises located at 8125 Troon Circle, Austell, GA 30001 (Incorporated by reference to Exhibit 10(s) to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission).

        10.20     Exhibit removed.

        10.21 Loan and Security Agreement dated as of February 6, 2004 with General Electric Capital Corporation. (Incorporated by reference to Exhibit 10(u)) to the Company's Annual Report on Form 10-KK for the year ended December 31, 2003, filed with the Commission).

        10.22 Option Agreement dated June 3, 2002 with Robert B. Ginsburg (Incorporated by reference to Exhibit 10(cc) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission).*

        10.23 Option Agreement dated June 3, 2002 with Alan I. Goldberg (Incorporated by reference to Exhibit 10(dd) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission).*

        10.24 Option Agreement dated October 23, 2002 with Washburn Oberwager (Incorporated by reference to Exhibit l0ee) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Commission).*

        10.25 Fourth Amendment to Lease Agreement dated September 11, 2003 for premises located at 8125 Troon Circle, Austell, GA 30001 (Incorporated by reference to Exhibit 10(cc) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission).

        10.26     Exhibit removed.

        10.27     Exhibit removed

        10.28 Lease Agreement, First and Second Amendments for Premises located at Building J, 10232 Palm Drive, Santa Fe Springs, CA 90670 (Incorporated by reference to Exhibit 10(ff) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission).

        10.29 Lease Agreement, First and Second Amendments for Premises located at Building G, Heritage Springs Business Park, Santa Fe Springs (Incorporated by reference to Exhibit 10(gg) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the Commission).

        10.30 Option Agreement dated May 13, 2004 with Stephen P. Rolf (Incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission).*

        10.31 Fifth Amendment to Lease Agreement dated April 27, 2004 for the Premises located at 8125 Troon Circle, Austell, GA (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004).

        10.32 Lease dated November 17, 1998 by and between Sunset & Valley Distribution Center Joint Venture (the "Joint Venture") and Showtime Enterprises West, Inc. ("Showtime West"), as amended by and together with, the first amendment thereto dated June 22, 1999, the second amendment thereto dated March 31, 2000, by and between The Northwestern Mutual Life Insurance Company ("Northwestern"), Sunset and Valley View Partners ("Partners") and Showtime West the third amendment thereto dated March 27, 2003 by and between Northwestern, Partners and Showtime West and the fourth amendment thereto dated February 29, 2004 by and between Northwestern, Partners and Showtime West. (Incorporated by reference to the Company's Annual Report dated December 31, 2004, filed with the Commission).

        10.33 Employment Agreement dated March 15, 2005 by and between Sparks Exhibits & Environments Corp. and David S. Sudjian* (Incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.34 Employment Agreement dated March 15, 2005 by and between Sparks Exhibits & Environments Corp. and Harold Jensen.* (Incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.35 Royalty Agreement dated March 15, 2005 by and among Sparks Exhibits & Environments Corp., Argosy Investment Partners II, LP and Alliance Mezzanine Investors, L. P. (Incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.36 Stock Option Agreement dated as of March 15, 2005 by Marlton Technologies, Inc and David S. Sudjian with respect to the grant of 500,000 shares of Marlton common stock .* (Incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.37 Stock Option Agreement dated as of March 15, 2005 by Marlton Technologies, Inc and Harold Jensen with respect to the grant of 500,000 shares of Marlton common stock.* ((Incorporated by reference to Exhibit 10.37 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.38 Letter agreement dated March 15, 2005 by and among Sparks Exhibits & Environments Corp., David S. Sudjian and Harold Jensen.* (Incorporated by reference to Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.39 First Amendment to Loan and Security Agreement with General Electric Capital Corporation (Incorporated by reference to
                  Exhibit 10(f) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission).

        10.40 Consent and Second Amendment to Loan and Security Agreement dated as of March 15, 2005 by and among General Electric Capital Corporation, Sparks Exhibits & Environments Corp., Sparks Exhibits & Environments, Ltd.. Sparks Exhibits & Environments, Inc. and DMS Store Fixtures LLC. (Incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.41 Term Note issued by Sparks Exhibits & Environments Corp. in favor of General Electric Capital Corporation. (Incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.42 Note dated April 23, 2002 in favor of the United States Business Administration (the "SBA Note"). (Incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.43 Promissory Note made by Sparks Exhibits & Environments Corp. in face amount of $257,144 in favor of Argosy Investment Partners II, L.P. (Incorporated by reference to Exhibit
                  10.43 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.44 Promissory Note made by Sparks Exhibits & Environments Corp. in face amount of $142,856 in favor of Alliance Mezzanine Investors, L.P. (Incorporated by reference to Exhibit 10.44 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.45 Agreement for Assumption of Indebtedness dated December 14, 2004 by and among the U.S. Small Business Administration, Showtime Enterprises, Inc. and Sparks Exhibits & Environments Corp. (Incorporated by reference to Exhibit
                  10.45 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.46 Unconditional Guarantee issued by Marlton Technologies, Inc. in favor of the U.S. Small Business Administration with respect to the SBA Note. (Incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.47     Option Agreement with Jeffrey Harrow dated December 20, 2004
                  * (Incorporated by reference to Exhibit 10.47 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission).

        10.48 Option Agreement with Scott Tarte, dated December 20, 2004 * (Incorporated by reference to Exhibit 10.48 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission).

        10.49 Agreement dated March 15, 2005 by and between Sparks Exhibits & Environments Corp., Argosy Investment Partners II, L.P. and Alliance Mezzanine Investors, L.P.
                  (Incorporated by reference to Exhibit 10.49 to the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission).

        10.50 Amendment to Employment Agreement with Scott Tarte dated May 12, 2005 * (Incorporated by reference to Exhibit 10.50 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission).

        10.51 Amendment to Employment Agreement with Jeffrey Harrow dated May 12, 2005* (Incorporated by reference to Exhibit 10.51 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission).

        10.52 Amendment to Employment Agreement with Robert B. Ginsburg dated May 12, 2005* (Incorporated by reference to Exhibit
                  10.52 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission),

        10.53 Amendment to Employment Agreement with Alan I. Goldberg dated May 12, 2005* (Incorporated by reference to Exhibit
                  10.53 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission).5

        10.54 Amendment to Employment Agreement with Stephen P. Rolf dated May 12, 2005* (Incorporated by reference to Exhibit 10.54 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission).

        10.55 Lease for premises located at 2001 Woodhaven Road, Philadelphia, Pennsylvania 19154, dated October 12, 2005.

        10.56 Bank of America consent letter with respect to proposed reverse stock split

        14 Code of Ethics (Incorporated by reference to the Company's Annual Report on Form 10-K. for the year ended December 31, 2003, filed with the Commission)

        21 Subsidiaries of the Company (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission)

        31.1 Rule 13a - 14(a) / 15(d) - 14 (a) Certification, Chief Executive Officer

        31.2 Rule 13a - 14(a) / 15(d) - 14 (a) Certification, Chief Financial Officer

        32        Section 1350 Certifications

* Management contract or compensatory plan or arrangement


SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARLTON TECHNOLOGIES, INC.

BY: /s/ Robert B. Ginsburg
--------------------------
Robert B. Ginsburg
President and Chief Executive Officer

By: /s/ Stephen P. Rolf
-----------------------
Stephen P. Rolf
Chief Financial Officer

Dated: October 31,2005

                                  EXHIBIT 31.1

                    CERTIFICATION OF CHIEF EXECUTIVE OFFICER
            PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

      (1) I, Robert B. Ginsburg, certify that I have reviewed this quarterly report on Form 10-Q for Marlton Technologies, Inc.;

      (2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

      (3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

      (4) The registrants' other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14(A) and 15d-14(A)) for the registrant and have:

            (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

            (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

            (c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

      (5) The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

            (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

            (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

      (6) The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

OCTOBER 31, 2005

/s/ Robert B. Ginsburg
-----------------------
Robert B. Ginsburg
Chief Executive Officer

                                  EXHIBIT 31.2

                    CERTIFICATION OF CHIEF FINANCIAL OFFICER
            PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

      (1) I, Stephen P. Rolf, certify that I have reviewed this quarterly report on Form 10-Q for Marlton Technologies, Inc.;

      (2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

      (3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

      (4) The registrants' other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14(A) and 15d-14(A) for the registrant and have:

            (a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

            (b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

            (c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

      (5) The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

            (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

            (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

      (6) The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

OCTOBER 31, 2005

/S/ Stephen P. Rolf
-----------------------
Stephen P. Rolf
Chief Financial Officer

                                   EXHIBIT 32

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Marlton Technologies, Inc. (the "Company") on Form 10-Q for the period ending September 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), Robert
B. Ginsburg, Chief Executive Officer of the Company, and Stephen P. Rolf, Chief Financial Officer of the Company, each certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, based on their knowledge:

      (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Robert B. Ginsburg                              /s/ Stephen P. Rolf
----------------------                              -------------------
Robert B. Ginsburg                                  Stephen P. Rolf
Chief Executive Officer                             Chief Financial Officer

October 31, 2005                                    October 31, 2005

                                    EXHIBIT E

                         Pro Forma Financial Statements

         The audited financial statements of the Company for the year ended December 31, 2004, and the Company's unaudited financial statements as of, and for, the quarter ended September 30, 2005, have previously been filed with Securities and Exchange Commission on Form 10-K and Form 10-Q, respectively. The unaudited pro forma financial information presented is based on the estimates and information set forth herein and has been prepared utilizing the audited financial statements and notes thereto appearing in the Company's Form 10-K as for the year ended December 31, 2004, and the Company's unaudited financial statements and notes thereto appearing in the Company's Form 10-Q as of and for the quarter ended September 30, 2005. The unaudited pro forma financial information should be read in conjunction with the historical audited and unaudited financial statements of the Company, including the related notes thereto.

         The following unaudited pro forma financial information of the Company is presented to give effect to a 1 for 5,000 reverse stock split, as described in the proxy statement. Pursuant to the reverse stock split, each 5,000 shares of Common Stock outstanding will be converted into one share of Common Stock with shareholders to receive $1.25 per share in cash consideration in lieu of any fractional shares.

         The Company's unaudited pro forma statements of operations for the nine months ended September 30, 2005, and for the year ended December 31, 2004, and the unaudited pro forma balance sheet as of September 30, 2005, and for the year ended December 31, 2004, have been prepared as if the reverse stock split had occurred on January 1, 2004.

         The accompanying financial statements are unaudited and are not necessarily indicative of the results that would have occurred if the transaction had occurred on January 1 of each year, or any particular date thereafter, nor do they purport to represent the financial position or results of operations that may be achieved by the Company in future periods.

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED BALANCE SHEET AT SEPTEMBER 30, 2005
                                   (UNAUDITED)
                 (In thousands except share and per share data)

                                                                     September 30,                    September 30,
                                                                         2005         Pro-Forma            2005
                                                                     As Reported     Adjustments        Pro-Forma
                                                                     ------------    -----------      -------------
                              ASSETS
Current:
   Cash and cash equivalents                                         $      1,305                     $       1,305
   Accounts receivable, net of allowance of $554                           17,100                            17,100
   Inventories                                                              6,630                             6,630
   Prepaid and other current assets                                           934                               934
                                                                     ------------    -----------      -------------
      Total current assets                                                 25,969             --             25,969

Property and equipment, net of accumulated depreciation of $11,370          3,069                             3,069
Rental assets, net of accumulated depreciation of $4,686                    2,730                             2,730
Goodwill                                                                    2,750                             2,750
Other intangible assets, net of accumulated amortization of $299            4,841                             4,841
Other assets, net of accumulated amortization of $1,823                       105                               105
Notes receivable                                                              122                               122
                                                                     ------------    -----------      -------------
      Total assets                                                   $     39,586    $        --      $      39,586
                                                                     ============    ===========      =============
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                                 $      1,067                     $       1,067
   Accounts payable                                                         6,571                             6,571
   Accrued expenses and other current liabilities                           9,951                             9,951
                                                                     ------------    -----------      -------------
      Total current liabilities                                            17,589             --             17,589
Long-term liabilities:
   Long-term debt, net of current portion                                   9,869          1,287 (1)         11,156
   Other long-term liabilities                                              1,674                             1,674
                                                                     ------------    -----------      -------------
      Total long-term liabilities                                          11,543          1,287             12,830
                                                                     ------------    -----------      -------------
      Total liabilities                                                    29,132          1,287             30,419
                                                                     ------------    -----------      -------------
Commitments and contingencies                                                  --                                --
Stockholders' equity:
   Preferred stock, no par value - shares authorized 10,000,000;
      no shares issued or outstanding                                          --                                --
   Common stock, no par value - shares authorized 50,000,000;
      12,939,696 (historical), 11,689,696 (pro-forma) outstanding              --                                --
   Stock warrants                                                           1,528                             1,528
   Additional paid-in capital                                              32,998         (1,563) (2)        31,435
   Accumulated deficit                                                    (23,924)           276  (3)       (23,648)
                                                                     ------------    -----------      -------------
                                                                           10,602         (1,287)             9,315
Less cost of 148,803 treasury shares                                         (148)                             (148)
                                                                     ------------    -----------      -------------
      Total stockholders' equity                                           10,454         (1,287)             9,167
                                                                     ------------    -----------      -------------
      Total liabilities and stockholders' equity                     $     39,586    $        --      $      39,586
                                                                     ============    ===========      =============
         Book value per share                                        $       0.81                     $        0.78

(1) Represents estimated additional borrowings under the Company's revolving credit facility to finance the stock repurchase for $1,563, transaction expenses of $251 and interest expense of $91 in 2004 and $67 for the first nine months of 2005, partially offset by estimated savings of $303 in 2004 and $227 for the first nine months of 2005 and transaction costs of $155 incurred in the third quarter of 2005. The estimated savings from the elimination of Securities and Exchange Commission reporting costs exclude estimated Sarbanes Oxley Act compliance costs of $50.

(2) Represents estimated amount for stock repurchase, including fractional and odd lot shares.

(3) Represents estimated transaction expenses of $251 and interest expense of $91 in 2004 and $67 for the first nine months of 2005, offset by estimated cost savings of $303 in 2004 and $227 for the first nine months of 2005 and transaction costs of $155 incurred in the third quarter of 2005.

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
                 PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
                                   (UNAUDITED)
                    (in thousands except per share amounts)

                                                           Pro-Forma
                                             Historical   Adjustments      Pro-Forma
                                             ----------   -----------      ---------
Net sales                                    $   69,528                    $  69,528
Cost of sales                                    53,903                       53,903
                                             ----------   -----------      ---------
   Gross profit                                  15,625                       15,625

Selling expenses                                  7,936                        7,936
Administrative and general expenses               5,483          (382) (1)     5,101

                                             ----------   -----------      ---------
   Operating income (loss)                        2,206           382          2,588

Other income (expense):
Interest and other income                           111                          111
Interest expense                                   (513)          (67) (2)      (580)

                                             ----------   -----------      ---------
Income (loss) before income taxes                 1,804           315          2,119

Provision for (benefit from) income taxes             -             -              -

                                             ----------   -----------      ---------
Net income (loss)                            $    1,804   $       315      $   2,119
                                             ==========   ===========      =========

Net income (loss) per common share:

Basic                                        $     0.14   $      0.04 (3)  $    0.18
                                             ==========   ===========      =========

Diluted                                      $     0.10   $      0.03 (3)  $    0.13
                                             ==========   ===========      =========

Fixed charge coverage ratio                    2.88:1                        3.02:1

(1) Includes estimated cost savings of $227 from the elimination of Securities & Exchange Commission reporting expenses and the removal of $155 for transaction costs incurred in the third quarter of 2005.

(2) Includes estimated interest expense from additional borrowings under the Company's credit facility.

(3) Includes the estimated impact of the repurchase of approximately 1,250,000 shares.

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
                 PRO-FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                  (UNAUDITED)
                    (in thousands except per share amounts)

                                                 2004       Pro-Forma           2004
                                              Historical   Adjustments        Pro-Forma
                                              ----------   -----------        ---------
Net sales                                     $   71,943                      $  71,943
Cost of sales                                     56,524                         56,524
                                              ----------   -----------        ---------
   Gross profit                                   15,419                         15,419
                                              ----------   -----------        ---------

Selling expenses                                   7,760                          7,760
Administrative and general expenses                6,544           (52) (1)       6,492
                                              ----------   -----------        ---------
                                                  14,304           (52)          14,252

                                              ----------   -----------        ---------
   Operating income (loss)                         1,115            52            1,167
                                              ----------   -----------        ---------

Other income (expense):
Interest and other income                              -                              -
Interest expense                                    (510)          (91) (2)        (601)
Income (loss) from investment in affiliates           72                             72
                                              ----------   -----------        ---------
                                                    (438)          (91)            (529)

                                              ----------   -----------        ---------
Income (loss) before income taxes                    677           (39)             638

Provision for (benefit from) income taxes              -             -                -

                                              ----------   -----------        ---------
Net income (loss)                             $      677   $       (39)       $     638
                                              ==========   ===========        =========

Net income (loss) per common share:

Basic                                         $     0.05   $         - (3)    $    0.05
                                              ==========   ===========        =========

Diluted                                       $     0.04   $         - (3)    $    0.04
                                              ==========   ===========        =========

Fixed charge coverage ratio                     3.62:1                          3.22:1

(1) Includes estimated cost savings of $303 from the elimination of Securities & Exchange Commission reporting expenses (excluding $50 for Sarbanes Oxley Act compliance costs), partially offset by transaction costs of $251 (legal, fairness opinion, accounting and other expenses).

(2) Includes estimated interest expense from additional borrowings under the Company's credit facility.

(3) Includes the estimated impact of the repurchase of approximately 1,250,000 shares.

                   MARLTON TECHNOLOGIES, INC. AND SUBSIDIARIES
            PRO-FORMA CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2004
                                   (UNAUDITED)
                 (In thousands except share and per share data)

                                                                      December 31,                     December 31,
                                                                          2004          Pro-Forma         2004
                                                                       Historical      Adjustments      Pro-Forma
                                                                      ------------    ------------     ------------
                                ASSETS

Current:
   Cash and cash equivalents                                          $        311                     $        311
   Accounts receivable, net of allowance of $444                            10,157                           10,157
   Inventories                                                               7,069                            7,069
   Prepaid and other current assets                                            400                              400
                                                                      ------------    ------------     ------------
      Total current assets                                                  17,937              --           17,937

Property and equipment, net of accumulated depreciation of $10,792           2,469                            2,469
Rental assets, net of accumulated depreciation of $4,239                     2,875                            2,875
Goodwill                                                                     2,750                            2,750
Other assets, net of accumulated amortization of $1,781                        126                              126
Notes receivable                                                               178                              178
                                                                      ------------    ------------     ------------
      Total assets                                                    $     26,335    $         --     $     26,335
                                                                      ============    ============     ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt                                  $         83                     $         83
   Accounts payable                                                          5,596                            5,596
   Accrued expenses and other current liabilities                            7,722                            7,722
                                                                      ------------    ------------     ------------
      Total current liabilities                                             13,401              --           13,401
Long-term liabilities:
   Long-term debt, net of current portion                                    5,070           1,602 (1)        6,672
                                                                      ------------    ------------     ------------
      Total long-term liabilities                                            5,070           1,602            6,672

                                                                      ------------    ------------     ------------
      Total liabilities                                                     18,471           1,602           20,073
                                                                      ------------    ------------     ------------
Commitments and contingencies                                                   --                               --
 Stockholders' equity:
   Preferred stock, no par value - shares authorized
      10,000.000; no shares issued or outstanding                               --                               --
   Common stock, no par value - shares authorized 50.000,000;
      12,939,696 (historical), 11,689,696 (pro-forma) outstanding               --                               --
   Stock warrants                                                              742                              742
   Additional paid-in capital                                               32,998          (1,563)(2)       31,435
   Accumulated deficit                                                     (25,728)            (39)(3)      (25,767)
                                                                      ------------    ------------     ------------
                                                                             8,012          (1,602)           6,410
Less cost of 148,803 treasury shares                                          (148)                            (148)
                                                                      ------------    ------------     ------------
      Total stockholders' equity                                             7,864          (1,602)           6,262
                                                                      ------------    ------------     ------------
      Total liabilities and stockholders' equity                      $     26,335    $         --     $     26,335
                                                                      ============    ============     ============

         Book value per share                                         $       0.61                     $       0.54

(1) Represents estimated additional borrowings under the Company's revolving credit facility to finance the stock repurchase for $1,563, transaction expenses of $251 and interest expense of S91, partially offset by estimated savings of $303 for Securities & Exchange Commission reporting expenses (excluding $50 for Sarbanes Oxley Act compliance costs).

(2) Represents estimated amount for stock repurchase, including fractional and odd lot shares.

(3) Represents estimated transaction expenses of $251 and interest expense of $91, offset by estimated savings of $303 from the elimination of Security & Exchange Commission reporting expenses (excluding $50 for Sarbanes Oxley Act compliance costs).

                       SPECIAL MEETING OF SHAREHOLDERS OF

                           MARLTON TECHNOLOGIES, INC.

                               DECEMBER 19, 2005







                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.





   | Please detach along perforated line and mail in the envelope provided. |

[ ]
------------------------------------------------------------------------------------------------------------------------------------

    PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [x]
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               FOR  AGAINST  ABSTAIN
                                                    1. The amendment of Marlton's  Articles of Incorporation   [ ]     [ ]     [ ]
                                                       to effect a 1-for-5,000 reverse stock split ("Reverse
                                                       Split") of Marlton's class of common stock, no par value ("Common Stock"). As a result of the Reverse Split, (a) each  shareholder  owning fewer than 5,000 shares of Common  Stock  immediately  before the Reverse  Split will  receive
                                                       $1.25 in cash,  without  interest,  for each share owned by such  shareholder immediately prior to the Reverse Split and will no longer be a shareholder of
                                                       Marlton; and (b) each shareholder holding greater than 5,000 shares of Common
                                                       Stock will receive one share for every 5,000 shares they own and will receive
                                                       $1.25 in cash  for each  share  that  would  otherwise  be  converted  into a fractional share as a result of the Reverse Split.

                                                    2. In their discretion, upon such other business as may properly come before the
                                                       Special Meeting or any adjournments thereof.

                                                       This Proxy,  when  properly  executed,  will be voted in the manner  directed herein by the undersigned  shareholder.  Unless otherwise specified,  the shares will be voted  FOR the  approval  of the  amendment  to  Marlton's  Articles  of
                                                    Incorporation to effect the Reverse Split.

--------------------------------------------------     All Proxies  previously given by the undersigned are hereby revoked.  Receipt of the Notice of the  Special  Meeting  of  Shareholders  of Marlton  and of the
                                                    accompanying  Proxy Statement is hereby  acknowledged.  Signature of Shareholder
                                                    Date: Signature of Shareholder Date:


--------------------------------------------------
To change the  address on your  account,  please
check  the box at right  and  indicate  your new [ ]
address in the address space above.  Please note
that  changes to the  registered  name(s) on the
account may not be submitted via this method.
--------------------------------------------------
                         ------------------      ------------------                         -----------------      -----------------
Signature of Shareholder                    Date:                   Signature of Shareholder                  Date:
                         ------------------      ------------------                         -----------------      -----------------
      NOTE: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly,  each holder should sign.
            When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation,  please sign full corporate name by duly  authorized  officer,  giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
[ ]                                                                                                                              [ ]

                                                                             [ ]


                                REVOCABLE PROXY

                           MARLTON TECHNOLOGIES, INC.

              SPECIAL MEETING OF SHAREHOLDERS - DECEMBER 19, 2005
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           MARLTON TECHNOLOGIES, INC.

The undersigned shareholder of Marlton Technologies, Inc. ("Marlton") hereby constitutes and appoints Jeffrey K. Harrow, Stephen P. Rolf, and Alan L. Goldberg, and each of them, as the Proxy or Proxies of the undersigned with full power of substitution and re-substitution, to vote at the Special Meeting of Shareholders of Marlton to be held at the Doubletree Club Hotel at 9461 Roosevelt Boulevard, Philadelphia, Pennsylvania 19114 on Monday, December 19, 2005, commencing at 9:00 A.M. local time ("Special Meeting"), or at any adjournment thereof, all of the shares of Common Stock which the undersigned is entitled to vote at the Special Meeting on each of the following proposals, all of which are described in the accompanying Proxy Statement:

IMPORTANT: Please sign and date this form of Proxy on the reverse side. Your Board of Directors recommends a vote "FOR" the approval of the amendment to Marlton's Articles of Incorporation to effect the Reverse Split.

Please complete both sides of this Proxy Card, and sign, date and return it in the accompanying postage paid envelope as soon as possible. Your vote is important, regardless of the number of shares that you own.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)
[ ]                                                                          [ ]